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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2005

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDICOR LTD.
(Name of small business issuer in its charter)

Delaware (State or Jurisdiction of Incorporation or Organization)	3842 (Primary Standard Industrial Classification Code Number)	14-1871462 (I.R.S. Employer Identification No.)

4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103
(702) 932-4560
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Theodore R. Maloney
Chief Executive Officer
4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103
(702) 932-4560
(Name, Address and Telephone Number of Agent for Service)

COPY TO:
 Robert E. King, Jr., Esq.
CLIFFORD CHANCE US LLP
31 West 52nd Street
New York, New York 10019

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Number of Shares to be Registered	Proposed Maximum Offering Price per Common Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share	5,023,539 shares	$3.90	$19,591,802	$2,306

(1)
Pursuant to Rule 416, there are also being registered for resale such indeterminable additional shares of common stock as may be issued as a result of (i) anti-dilution provisions of the Registrant's Series A 8.0% Convertible Preferred Stock, and (ii) conversion of shares of the Registrant's Series A 8.0% Convertible Preferred stock issuable hereafter as dividends on outstanding shares of Series A 8.0% Convertible Preferred Stock.

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price reported on the OTC Bulletin Board on December 27, 2004, which is $3.90 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 4, 2005

PROSPECTUS

MEDICOR LTD.

5,023,539 SHARES OF COMMON STOCK

        This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 5,023,539 shares of our common stock, which include 4,366,431 shares of common stock, 98,640 shares of common stock issuable upon conversion of $575,000 in principal amount of outstanding convertible debentures, or the convertible debentures, and 558,468 shares issuable upon conversion of 2,150 outstanding shares of our Series A 8.0% Convertible Preferred Stock, or the Series A preferred stock.

        All of the shares of our common stock registered hereby were issued in private placements exempt from registration under the Securities Act of 1933, as amended. Of the shares issued in private placements prior to February 7, 2003, all such shares were converted into common stock in the February 7, 2003 merger involving a subsidiary of MediCor and International Integrated Incorporated, LLC, presently a subsidiary of MediCor.

        The selling stockholders identified beginning on page 53 are offering the shares of our common stock covered in this prospectus. The shares of our common stock that may be resold by the selling stockholders constitute approximately 28% of our issued and outstanding common stock on December 9, 2004, after giving effect to the conversion of all of the outstanding shares of the Series A preferred stock and convertible debentures described in this prospectus.

        The selling stockholders may sell shares of our common stock from time to time in the principal market on which the common stock is traded at the prevailing market price, in privately negotiated transactions, or otherwise. The selling stockholders may be deemed to be underwriters of the shares of our common stock that they are offering. The selling stockholders will receive all sale proceeds, less any brokerage commissions or other expenses incurred by them, and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" beginning on page 74 of this prospectus.

        Prior to effectiveness of the registration statement of which this prospectus is a part, our common stock was traded on the Over-the-Counter Bulletin Board (OTC Bulletin Board) under the symbol "MDCR." Upon effectiveness of the registration statement of which this prospectus is a part, we intend to list our common stock on the American Stock Exchange, or AMEX, under the symbol "    ." The last sale price of our common stock on the OTC Bulletin Board on December 9, 2004 was $4.90 per share.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

i

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes, before making an investment in our common stock. You should also read the documents to which we have referred you in "Where You Can Find More Information" on page 76 for additional information about us and our financial statements.

        You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

        In this prospectus, the terms "Medicor," "we," "us," and "our" refer to MediCor Ltd., a Delaware corporation, and its consolidated subsidiaries, as appropriate in the context, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $0.001 per share, of MediCor Ltd.

Our Business

        We are a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic plastic surgery and dermatology markets. Our current products include breast implants and scar management products. Our products are sold worldwide to hospitals, surgical centers and physicians mostly through various distributors as well as through some direct sales personnel. Our objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

        Currently, we have two main product lines:

  •
  breast implants for aesthetic plastic and reconstructive surgery; and

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  scar management products

Breast implant products

        Our primary product line is breast implants. We have a strategy of establishing or acquiring manufacturing and distribution capabilities for this product line. Historically, we acted as a distributor in the United States for breast implant products manufactured by a third party manufacturer. In May 2004, we agreed to purchase, and in July 2004, we closed on the acquisition of Laboratories Eurosilicone S.A., or Eurosilicone. Based on our evaluation of available industry data, Eurosilicone is the third largest breast implant manufacturer in the world.

        Prior to May 2000, through our III Acquisition Corp. subsidiary, which does business under the trade name PIP.America, we distributed in the United States pre-filled saline breast implants manufactured by Poly Implants Protheses, S.A., or PIP, on both a direct and a consigned inventory basis. As of May 2000, the United States Food and Drug Administration, or the FDA, notified PIP.America and PIP that further direct sales to customers by PIP.America would be suspended until the FDA reviewed and approved the clinical study being conducted by PIP. Pursuant to a voluntary withdrawal from the market, sales of PIP.America products ceased in November of 2002 pending final

Pre-Market Approval, or PMA, clearance. PIP.America and MediCor are currently conducting the clinical study and it is in a monitoring phase. The likelihood and timing of obtaining FDA approval are uncertain as is the timing of commercialization in the U.S.

        In April 2002, we agreed to acquire substantially all of assets of another privately-held United States breast implant distributor whose principal product line consists of inflatable saline breast implants. As in the case of PIP's products, these were also available in the U.S. prior to May 2000. The closing of this asset acquisition is conditioned upon the distributor acquiring necessary governmental approvals for commercialization in the United States of the products to be distributed. During the quarter ending September 30, 2004, we received various communications from this distributor which raise significant uncertainty about the likelihood or timing of a successful commercialization of these products.

Scar Management Products

        In the United States, our Biodermis subsidiary distributes its products to dermatologists, dermatological surgeons, aesthetic, plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and distributors. Internationally, Biodermis distributes to the same fields of medicine through approximately 70 distributors in about 50 countries, including Canada and Mexico.

The Offering

Common stock offered by selling stockholders	5,023,539 shares(1)
Common stock outstanding	18,127,399 shares(2)
Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders named in this prospectus
OTC Bulletin Board symbol	MDCR
AMEX symbol

(1)
Represents 4,366,431 shares of our common stock that were issued to selling stockholders and 657,108 shares of our common stock issuable upon conversion of the convertible debentures and the Series A preferred stock that was issued to selling stockholders.

(2)
The number of shares of common stock outstanding as of December 9, 2004 listed above excludes:

•
390,000 shares of our common stock issuable upon exercise of options at a weighted average exercise price of $3.40 per share that were granted under our Amended and Restated 1999 Stock Compensation Program. For a description of our Amended and Restated 1999 Stock Compensation Program, see "Description of Capital Stock—Stock Compensation Program;"

•
4,964,290 shares of our common stock issuable upon exercise of options and warrants that were granted outside of our Amended and Restated 1999 Stock Compensation Program with a weighed average exercise price of $1.77 per share; and

•
2,274,078 shares of common stock issuable upon conversion of the Series A preferred stock and convertible debentures held by selling stockholders and being offered by this prospectus.

Additional Information

        We were originally formed as International Integrated Incorporated in 1999. In February 2003, International Integrated merged with a subsidiary of Scientio, Inc., a Delaware corporation incorporated in December 2000. We changed our name to MediCor Ltd. in February 2003 in connection with the merger. Our executive offices are located at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103. Our telephone number is (702) 932-4560.

Risk Factors

        An investment in our common stock involves material risks. Each prospective purchaser of our common stock should consider carefully the matters discussed in the "Risk Factors" section beginning on page 4.

Use of Proceeds

        We will not receive any proceeds from the sale of our common stock under this prospectus by the selling stockholders named in this prospectus. See "Use of Proceeds."

Plan of Distribution

        The selling stockholders will sell shares of common stock covered by this prospectus in the principal market on which the common stock is traded at the prevailing market price, in privately negotiated transactions, or otherwise. See "Plan of Distribution."

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risk Factors Relating to our Business Generally

If we are unable to reach satisfactory agreements with third-party manufactures to distribute saline filled breast implants in the United States, we may not be able to distribute those products in the United States.

        We currently are dependent on establishing or maintaining rights to distribute in the United States breast implant products manufactured by third-parties. We may not be able to establish or maintain these rights on acceptable terms or at all. If we fail to establish or maintain these rights, we may not be able to sell breast implant products in the United States for a number of years, if at all.

If clinical trials for our products are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines.

        Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through pre-clinical testing and clinical trials that our products are safe and effective for use in humans. Conducting clinical trials is a lengthy, time-consuming and expensive process.

        Completion of clinical trials may take several years or more. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

  •
  lack of efficacy during the clinical trials;

  •
  unforeseen safety issues;

  •
  uncertainties with or actions of our collaborative partners or suppliers;

  •
  slower than expected patient recruitment;

  •
  difficulties in patient retention; and

  •
  government or regulatory delays.

        The results from pre-clinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. A number of new products have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including perceived defects in the design of the clinical trials and changes in regulatory policy during the period of product development. Any delays in, or termination of, our clinical trials or clinical trials of our collaborative partners or suppliers will adversely affect our development and commercialization timelines, which would adversely affect our future sales and profitability.

If we are unable to develop, gain regulatory approval for and market new products and technologies, we will not achieve meaningful revenue and may experience a decrease in demand for our products or our products could become obsolete.

        The medical device industry is highly competitive and is subject to significant and rapid technological change. We believe that our ability to respond quickly to consumer needs or advances in medical technologies, without compromising product quality, will be crucial to our success. We are continually engaged in product development and improvement programs to establish and improve our competitive position. We cannot, however, guarantee that we will be successful in enhancing our existing products or products we have in development or clinical trials. Nor can we guarantee that we will be successful in developing new products or technologies that will timely achieve regulatory approval or receive market acceptance. Once developed, we must also timely obtain regulatory approval for our products, the failure of which may cause our products to be obsolete once regulatory approval is granted.

If changes in the economy and consumer spending reduce consumer demand for our products or our products in development, our sales and profitability will suffer.

        Breast augmentation and reconstruction and other aesthetics procedures are elective procedures. Other than insurance reimbursement for post-mastectomy reconstructive surgery that is available in some cases, breast augmentations and other cosmetic procedures are not typically covered by insurance. Adverse changes in the economy may cause consumers to reassess their spending choices and reduce the demand for cosmetic surgery. This shift could have an adverse effect on our projected future sales and profitability.

Our business will be negatively impacted if we cannot obtain additional financing.

        To accomplish our plans to conduct our current operations, to expand our current product lines and markets and to purchase new companies, products and intellectual property, we need substantial additional capital, which we may not be able to obtain. We currently have significant debt that must be serviced. While we have to date been funded in substantial part from financing from an affiliate of our chairman, we do not anticipate this funding source will provide sufficient capital to finance our intended growth strategy and that we will need significant external financing to accomplish our goals. Our primary lender may also seek to collect its debt on an accelerated basis, which we would be unlikely to be able to do. We have in the past and will likely in the future negotiate with potential equity and debt providers to obtain additional financing, but this additional financing may not be available on terms that are favorable to us, or at all. If adequate funds are not available, or are not available on acceptable terms, our ability to implement our expansion and growth plans will be significantly impaired. In addition, the financial terms of any such financing, if obtainable, may be dilutive to existing stockholders.

Because we have only a limited operating history and our business strategy calls for significant growth through new products and acquisitions, there is significant uncertainty about our business and prospects.

        MediCor and its subsidiaries have only been operating since 1999. Although our Biodermis and Eurosilicone operations have been in existence for a longer period of time, Biodermis has only operated under our management since its acquisition in 2001 and Eurosilicone has only operated under MediCor's management since its acquisition in July 2004. Significantly, during much of our history we have also been prevented from selling our primary existing product, breast implants, in the U.S. market due to the FDA's 2000 call for a PMA for those products. As a result, all of our revenues prior to the Eurosilicone acquisition were derived primarily from our scar management products. Revenue generated by our Biodermis subsidiary has not been significant, and we do not expect more than modest internal growth in that segment. Our business plans call for significant expansion into other products and markets that in the future will constitute the significant majority of our sales and income. As a result, our historic business platform is not necessarily indicative of our future business or prospects.

MediCor and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in rapidly evolving markets such as the medical device market.

        Risks for our business include the uncertainties associated with developing and implementing an evolving business model and the management of both internal and acquisition-based growth. This is particularly acute in a rapidly evolving market such as the market for medical devices. To address these risks, we must continue to develop the strength and quality of our operations, maximize the value delivered to customers, respond to competitive developments and continue to attract, retain and motivate qualified employees. We may not be successful in addressing these challenges.

If we suffer negative publicity concerning the safety of our products, our sales may be harmed and we may be forced to withdraw products.

        Physicians and potential patients may have a number of concerns about the safety of our products and proposed products, whether such concerns have a basis in generally accepted science or peer-reviewed scientific research or not. Negative publicity—whether accurate or inaccurate—about our products, based on, for example, news about breast implant litigation or regulatory actions, could materially reduce market acceptance of our products and could result in product withdrawals. In addition, significant negative publicity could result in an increased number of product liability claims, whether or not these claims have a basis in fact.

Because a key component of our strategy is based on successfully making acquisitions and otherwise diversifying our product offerings, we are exposed to numerous risks associated with acquisitions, diversification and rapid growth.

        A key component of our strategy is the acquisition of other companies, products and technologies that meet our criteria for strategic fit, geographic presence, revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates finance acquisitions, acquire companies and assets on acceptable terms and integrate their operations successfully.

        We may not be able to identify suitable acquisition candidates in our desired product areas or we may not be able to acquire identified candidates on acceptable terms. Moreover, in pursuing acquisition opportunities we will likely compete with other companies with greater financial and other resources. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies and assets available for acquisition.

        Acquisitions also involve a number of other risks, including the risks of acquiring undisclosed or undesired liabilities, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the sellers of one or more acquired entities and the possible failure to retain key acquired personnel. Client satisfaction or performance problems with an acquired business or product line could also have a negative impact on our reputation as a whole, and any acquired entity or assets could significantly under-perform relative to our expectations. Our ability to meet these challenges has not been established.

        We expect that, at least for the foreseeable future, we will be required to use cash consideration for acquisitions. We likely will be required to obtain significant third-party financing to accomplish these acquisitions. This financing may not be available on favorable terms, if at all. The terms of any such financing may be dilutive to existing stockholders.

If our intellectual property rights do not adequately protect our products or technologies, others could compete against us more directly.

        Our success depends in part on our ability to obtain patents or rights to patents, protect trade secrets, operate without infringing upon the proprietary rights of others, and prevent others from infringing on our patents, trademarks and other intellectual property rights. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents, trademarks and licenses and we are able to enforce those rights. Patent protection generally involves complex legal and factual questions and, therefore, enforceability and enforcement of patent rights cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide adequate protection against competitors. In addition, our pending and future patent applications may fail to result in patents being issued. Also, those patents that are issued may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. Moreover, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents and trademarks, we rely on trade secrets and proprietary know-how. We seek protection of these rights, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for violation of our rights in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position.

We depend on a limited number of suppliers for certain raw materials and the loss of any supplier could adversely affect our ability to manufacture many of our products.

        We currently rely on a single supplier for silicone raw materials used in many of our products. Although we have an agreement with this supplier to transfer the necessary formulations to us in the event that it cannot meet our requirements, we cannot guarantee that we would be able to produce a sufficient amount of quality silicone raw materials in a timely manner.    We will also depend on a sole or limited number of third-party manufacturers for silicone breast implants to be distributed by us.

Our international business exposes us to a number of risks.

        A significant part of our current sales are and a significant part of our projected future sales will be derived from international operations. In addition, we have and anticipate having in the future material international suppliers and operations, including manufacturing operations. Accordingly, we are exposed to risks associated with international operations, including risks associated with re-valuation of the local currencies of countries where we purchase or sell our products or conduct business, which may result in our purchased products becoming more expensive to us in U.S. dollar terms or sold products becoming more expensive in local currency terms, thus reducing demand and sales of our products, or increased costs to us. Our operations and financial results also may be significantly affected by other international factors, including:

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  foreign government regulation of medical devices;

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  product liability claims;

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  new export license requirements;

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  political or economic instability in our target markets;

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  trade restrictions;

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  changes in tax laws and tariffs;

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  inadequate protection of intellectual property rights in some countries;

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  managing foreign distributors, manufacturers and staffing;

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  managing foreign branch offices; and

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  foreign currency translations.

        If these risks actually materialize, our sales to international customers, as well as those domestic customers that use products manufactured abroad, may decrease or our supplier or manufacturing costs may materially increase.

Our failure to attract and retain key managerial, technical, selling and marketing personnel could adversely affect our business.

        Our success will depend upon our ability to attract and retain key managerial, financial, technical, selling and marketing personnel. The lack of key personnel might significantly delay or prevent the achievement of our development and strategic objectives. We do not maintain key man life insurance on any of our employees. Other than certain of our executives who are parties to employment agreements, none of our employees is under any obligation to continue providing services to us. We are currently in the process of building our management and technical staffs. We believe that our success will depend to a significant extent on the ability of our key personnel, including the new management and technical staffs, to operate effectively, both individually and as a group. Competition for highly skilled employees in our industry is high, and we cannot be certain that we will be successful in recruiting or retaining these personnel. We may also face litigation from competitors with hiring personnel formerly employed by them.

MediCor's future growth will place a significant strain on our managerial, operational, financial and other resources.

        Our success will depend upon our ability to manage our internal and acquisition-based growth effectively. This will require that we continue to implement and improve our operational, administrative and financial and accounting systems and controls and continue to expand, train and manage our employee base. We anticipate that we will need to hire and retain numerous additional employees and consultants for both internal and acquisition-based growth for some time. Integration of these employees and consultants and employee and consultant loss in the process will require significant management attention and resources. Our systems, procedures, controls and personnel may not be adequate to support our future operations and our management may not be able to achieve the rapid execution necessary to exploit the market for our business model.

If our suppliers, collaborative partners or consultants do not perform, we will be unable to obtain, develop, market or sell products as anticipated and we may be exposed to additional risks.

        We have in the past and may in the future enter into supply, collaborative or consulting arrangements with third parties to supply or develop products. These arrangements may not produce or provide successful products. If we fail to establish these arrangements, the number of products from which we could receive future revenues will be limited.

        Our dependence on supply, collaborative or consulting arrangements with third parties subjects us to a number of risks. These arrangements may not be on terms favorable to us. Agreements with suppliers may limit our supply of products or require us to purchase products we can not profitably sell. They may also restrict our ability to market or distribute other products. Agreements with consultants or collaborative partners typically allow the third parties significant discretion in electing whether or not to pursue any of the planned activities. We cannot with certainty control the amount and timing of resources our suppliers, collaborative partners or consultants may devote to our products and these third parties may choose to pursue alternative products. These third parties also may not perform their obligations as expected. Business combinations, significant changes in their business strategy, or their access to financial resources may adversely affect a supplier's, partner's or consultant's willingness or ability to complete its obligations under the arrangement. Moreover, we could become involved in disputes with our suppliers, partners or consultants, which could lead to delays or termination of the arrangements and time-consuming and expensive litigation or arbitration.

Our quarterly operating results are subject to substantial fluctuations and any failure to meet financial expectations for any fiscal quarter may disappoint securities analysts and investors and could cause our stock price to decline.

        Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

  •
  changes in demand for our products;

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  our ability to meet the demand for our products;

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  movement in various foreign currencies, primarily the Euro and the U.S. dollar;

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  existing and increased competition;

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  our ability to compete against significantly larger and better funded competitors;

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  the number, timing, pricing and significance of new products and product introductions and enhancements by us and our competitors;

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  our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

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  changes in pricing policies by us and our competitors;

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  the timing of significant orders and shipments;

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  regulatory approvals or other regulatory action affecting new or existing products;

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  litigation with respect to product liability claims or product recalls and any insurance covering such claims or recalls; and

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  general economic factors.

        As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and investors should not rely upon these comparisons as indications of future performance. These factors may cause our operating results to be below market analysts' expectations in some future quarters, which could cause the market price of our stock to decline.

Legal and Regulatory Risks

If we are unable to avoid significant product liability claims or product recalls, we may be forced to pay substantial damage awards and other expenses that could exceed our reserves and any applicable insurance coverage.

        We have in the past been, currently are, and may in the future be subject to product liability claims alleging that the use of our technology or products has resulted in adverse health effects. These claims may be brought even with respect to products that have received, or in the future may receive, regulatory approval for commercial sale. In particular, the manufacture and sale of breast implant products entails significant risk of product liability claims due to potential allegations of possible disease transmission and other health factors, rupture or other product failure. Some breast implant manufacturers that suffered these types of claims in the past have been forced to cease operations or even to declare bankruptcy. We may also face a substantial risk of product liability claims from other products we may choose to sell. In addition to product liability claims, we may in the future need to recall or issue field corrections related to our products due to manufacturing deficiencies, labeling errors, or other safety or regulatory reasons.

        We do not presently have liability insurance to protect us from the costs of claims for damages due to the use or recall of our products, except that our Biodermis subsidiary carries a limited amount of product liability insurance related to its products. We may in the future seek additional insurance, which will be limited in both circumstance of coverage and amount. Recent premium increases and coverage limitations, including specifically limitations or prohibitions by insurers on insurance covering breast implant manufacturers, may make this insurance uneconomic or even unavailable. However, even if we obtain or increase insurance, one or more product liability claims or recall orders could exceed any coverage we may hold. If we continue to have limited or no coverage or our insurance does not provide sufficient coverage, product liability claims or recalls could result in losses in excess of our reserves.

Lawsuits, including those seeking class action status, may, if successful, cause us to incur substantial liability, including damage awards and significant legal fees that may exceed our reserves.

        Lawsuits have been filed naming us or one of our subsidiaries, the French manufacturer from which we purchase breast implant products, and the U.S. distributor of those same products who preceded our subsidiary in the U.S. market. In these suits the plaintiffs have sought or currently seek, among other things, class action status for claims, including claims for breach of warranty. The claims arise from products distributed both before and after our subsidiary that distributed the products came into existence. Although certain of the claims arise from products distributed by the other distributor prior to our subsidiary coming into existence, we have still been named as a defendant. While we have reserved an amount equal to the outstanding warranty claims for claims arising from products our subsidiary did distribute, the plaintiffs are seeking to hold us responsible for more damages. There can be no assurance we can terminate the litigation as to our subsidiary for reserved amounts. Although our subsidiary is indemnified by three separate entities, including Poly Implants Protheses, S.A., the French manufacturer, PIP/USA, Inc. the previous distributor, and Mr. Jean Claude Mas, personally, there can be no assurance this indemnity will protect us, as there is no guarantee the French manufacturer, the previous distributor, or Mr. Mas will, or is able to, honor the indemnification they have provided.

        If we are unsuccessful in defending against the claims involved in these suits, or if class action status is achieved, and the indemnification were to prove non-reliable, we could be responsible for significant damages above the reserves and available assets needed to satisfy such a judgment.

If third parties claim we are infringing their intellectual property rights, we could suffer significant litigation or licensing expenses or be prevented from marketing our products.

        Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of others. However, regardless of our intent, our technologies may infringe the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, we may face litigation and may be prevented from pursuing product development or commercialization.

We are subject to substantial government regulation, which could materially adversely affect our business.

        The production and marketing of our products and intended products and our research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities, both in the U.S. and abroad. Most of the medical devices we sell or intend to sell or develop must undergo rigorous pre-clinical testing and clinical trials and an extensive regulatory approval process before they can be marketed. This process makes it longer, more uncertain and more costly to bring the products to market, and some of these products may not be approved, or, once approved, they may be recalled. The pre-marketing approval process can be particularly expensive, uncertain and lengthy. Many devices for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we or our suppliers or collaborative partners do not comply with applicable regulatory requirements, this could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

        Delays in or rejection of FDA or other government entity approval of new products would adversely affect our business. Delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the U.S. and abroad. In the U.S., there has been a continuing trend of more stringent FDA oversight in product clearance and enforcement activities, causing medical device manufacturers to experience longer approval cycles, more uncertainty, greater risk, and higher expenses. Internationally, there is a risk that we or our suppliers or collaborative partners may not be successful in meeting the quality standards or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we or our suppliers or collaborative partners may not receive FDA approval to market our current or future products for broader or different applications or to market updated products that represent extensions of our, our suppliers' or collaborative partners' basic technology. In addition, we or our suppliers or collaborative partners may not receive export or import approval for products in the future, and countries to which products are to be exported may not approve them for import.

Government regulation of manufacturing of medical devices is expensive and time consuming for manufacturers and may result in product unavailability or recalls.

        Medical device manufacturing facilities also are subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our or our suppliers' or collaborative partners' compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with products or facilities may result in restrictions on the product or the facility, including withdrawal of the product from the market or other enforcement actions.

If our use of hazardous materials results in contamination or injury, we could suffer significant financial loss.

        Our manufacturing and research activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources.

Risks Related to this Offering

It is unlikely that we will issue dividends on our common stock in the foreseeable future.

        We have never declared or paid dividends on our common stock and do not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of our board of directors. Therefore, an investor who purchases our common stock in this offering, in all likelihood, will only realize a profit on its investment if the market price of our common stock increases in value.

We will sell additional equity securities in the future which will reduce the percentage of our equity owned by our current stockholders and by the purchasers of our common stock offered for sale by this prospectus.

        In the future we will sell additional shares of our common stock, or other securities convertible into or otherwise entitling the holder to purchase our common stock. In the future we will also issue additional options to purchase our common stock to our employees, possibly including our executive officers, and our directors, and possibly to consultants and vendors. We also intend to issue shares of our common stock to holders of outstanding debt, including holders that are affiliates. All such sales and issuances of our common stock, other equity securities and warrants and options to purchase our common stock, will reduce the percentage of our equity owned by our current stockholders and by the purchasers of our common stock offered for sale by this prospectus. These issuances may also be dilutive to our current stockholders and by the purchasers of our common stock offered for sale by this prospectus. These issuances may also adversely affect prevailing market prices for our common stock.

The exercise of outstanding options and conversion rights will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying such options and conversion rights may adversely affect prevailing market prices for our common stock.

        As of the date of this prospectus, there are outstanding options to purchase an aggregate of 5,354,290 shares of our common stock at per share exercise prices ranging from $0.08 to $4.30. Furthermore, outstanding shares of our Series A 8.0% Convertible Preferred Stock, or the Series A preferred stock, may, be converted into 2,832,546 shares of our common stock at any time, and outstanding convertible debentures may be converted into an aggregate of 98,640 shares of our common stock at any time. In addition, we may issue additional shares of our common stock in respect of dividends paid on outstanding shares of our Series A preferred stock. The exercise of such outstanding options and conversion rights will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying such options and conversion rights may adversely affect prevailing market prices for our common stock.

The price of our common stock has historically been volatile.

        The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events, including quarter-to-quarter variations in operating results or news announcements by us or our competitors as well as market conditions in the medical device industry generally or the breast implant segment of that market specifically or changes in earnings estimates by securities analysts may cause the market price of our common stock to fluctuate significantly. In addition, the stock market has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies and which often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of our common stock.

Selling stockholders may choose to sell securities at prices below the current trading price.

        Selling stockholders are not restricted as to the prices at which they may sell their common stock. Sales of shares of our common stock below the then-current trading prices may adversely affect the market price of our common stock.

Our common stock has been thinly traded on the Over-the-Counter Bulletin Board, which may not provide liquidity for our investors, and we will only be listed on AMEX following effectiveness of the registration statement of which this prospectus is a part.

        Our common stock has been quoted on the OTC Bulletin Board. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq Stock Market or national or regional exchanges, such as AMEX. Securities traded on the OTC Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC's order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Bulletin Board. Quotes for stocks included on the OTC Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of shares of our common stock may have been unable to resell their shares at or near their original acquisition price, or at any price. Concurrent with the effectiveness of the registration statement of which this prospectus is a part, we intend to list our common stock on AMEX. If our common stock is approved for listing, because we will have no prior trading history on AMEX, there can be no way to determine the prices or volumes at which our common stock will trade. Holders of shares of our common stock may not be able to resell their shares at or near their original acquisition price, or at any price.

We have been subject to the penny stock regulations but will cease to be if our common stock is approved for listing on AMEX.

        SEC regulations require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Such regulations generally define a penny stock to be an equity security not listed on an exchange or the Nasdaq Stock Market that has a market price of less than $5.00 per share, subject to certain exceptions. Accordingly, we have been subject to the penny stock regulations, including those regulations that require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and which impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally, institutional investors). In addition, under penny stock regulations, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend "penny stocks" to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These regulations tend to limit the ability of broker-dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market. If our common stock is approved for listing on AMEX, our common stock will no longer be defined as a penny stock and will no longer be subject to these disclosure and trading regulations.

The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control.

        Pursuant to our certificate of incorporation, as amended, or the certificate of incorporation, we have authority to issue an aggregate of 20,000,000 shares of preferred stock which may be issued by our board of directors with such preferences, limitations and relative rights as the board may determine without any vote of the stockholders. As of the date of this prospectus, 45,000 shares of preferred stock, in one class, have been authorized and, as of September 30, 2004, 10,353 shares are outstanding. Issuance of additional shares of preferred stock, depending upon the preferences, limitations and relative rights thereof, may have the effect of delaying, deterring or preventing a change in our control.

Risks Related to our Organization and Structure

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of action not in your best interests.

        Our certificate of incorporation limits the liability of directors and officers to the maximum extent permitted by Delaware law. In addition, our certificate of incorporation authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Delaware law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Delaware law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See "Management—Indemnification."

Concentration of ownership of our common stock by our management and others and termination of employment agreements we have entered into with our executive and other officers could negatively affect the market price of our common stock because they discourage open market purchases of our common stock by purchasers who might seek to secure control of MediCor.

        Our officers and directors as a group beneficially own an aggregate of 12,950,575 shares of common stock, hold securities convertible into 2,209,091 shares of common stock, and have been granted options to purchase an additional 1,668,726 shares of common stock. Not all of such options can be exercised immediately and the options are exercisable at prices ranging from $1.50 to $4.30 per share. We may in the future issue additional shares of common stock, or securities exercisable for or convertible into common stock, to our officers or directors.

        If our executive officers and directors exercised all their options and converted all of the securities beneficially owned by them into an aggregate of 14,619,301 shares of our common stock, our officers and directors would own approximately 74% of our then-outstanding common stock. This concentration of ownership would probably insure our management's continued control of MediCor.

        In addition, International Integrated Industries, LLC, or International Integrated, an affiliate of our chairman, currently holds approximately $43,580,649 of our debt. If some or all of that debt were converted into our common stock, International Integrated could own a substantial percentage of our outstanding common stock. This additional concentration of ownership of our common stock could further discourage persons from making open market purchases of our common stock for the purpose of securing a controlling interest in MediCor and thereby prevent increases in the market price of our common stock.

        We have entered into employment agreements with Messrs. Theodore Maloney, Jim McGhan and Thomas Moyes, three of our executive officers, that provide for payments to them in the event that their employment is terminated by us, including without "good reason" as defined in the agreements. We will pay an amount equal to two times the annual base compensation paid by us to such person plus applicable pro rata bonus amounts in the event of a termination by us without cause, as defined in the agreements, or a termination by the executive for good reason, which includes the occurrence of a change in control, as defined in the agreements. The employment agreements further provide that in the event of the death or disability of any of Messrs. Maloney, McGhan or Moyes, we will pay to such person an amount equal to three months' compensation or compensation through the date our long-term disability policy begins paying benefits, as applicable. These termination of employment agreements may discourage persons from making open market purchases of our common stock for the purpose of securing a controlling interest in MediCor. See "Management—Employment Contracts and Termination of Employment and Change-in-Conrol Arrangements."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus and other written and oral statements made from time to time by us, do not relate solely to historical facts. These statements are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "project," "should," "will," and similar words and expressions, identify forward looking statements. These forward-looking statements involve important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by us or on our behalf. We caution you that forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating these statements, you should specifically consider the various factors that could cause actual events or results to differ materially, including those factors described below, together with the other information contained in this prospectus. It is not possible to foresee or identify all factors affecting our forward-looking statements and you should not consider any list of such factors to be exhaustive. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of our convertible preferred stock or convertible debentures.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

        Prior to the effectiveness of the registration statement of which this prospectus is part, our common stock has traded on the OTC Bulletin Board. Upon effectiveness of the registration statement of which this prospectus is a part, we intend to list our common stock on AMEX.

        On December 9, 2004, we had approximately 590 stockholders of record. Our common stock price at the close of business on December 9, 2004 on the OTC Bulletin Board was $4.90 per share. The average of the bid and asked price on that date on the OTC Bulletin Board was $4.90.

        During the quarter ended June 30, 2004, we issued 9,845 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock to 18 accredited investors for a total of $9,845,200. $1,150,000 was converted from long-term convertible debentures, $5,005,000 was converted from our related-party notes payable and $940,000 was issued for employee bonuses and consulting fees. The remainder was sold for cash. No commissions were paid in connection with the sale of these shares. During the quarter ended September 30, 2004, we granted options covering 390,000 shares of common stock to new employees. In addition, we issued 508 shares of Series A preferred stock, of which 460 shares were sold to six accredited investors and 48 shares were issued to an employee in lieu of cash compensation.

        The table below sets forth the high and low bid prices of our common stock for the periods indicated as reported on the OTC Bulletin Board under the symbol MDCR. Quotations reflect prices between dealers, do not reflect retail markups, markdowns or commissions, and may not necessarily represent actual transactions. Our initial registration statement on Form SB-2 was first declared effective on September 24, 2001 and our common stock commenced trading on the OTC Bulletin Board in the quarter ended March 31, 2002, the third quarter of our 2002 fiscal year.

	High	Low
Fiscal 2002
Quarter ended March 31, 2002	$0.51	$0.28
Quarter ended June 30, 2002	$0.85	$0.25
Fiscal 2003
Quarter ended September 30, 2002	$0.20	$0.20
Quarter ended December 31, 2002	$0.20	$0.20
Quarter ended March 31, 2003	$5.30	$0.20
Quarter ended June 30, 2003	$5.00	$1.01
Fiscal 2004
Quarter ended September 30, 2003	$4.70	$1.01
Quarter ended December 31, 2003	$2.80	$1.01
Quarter ended March 31, 2004	$5.50	$1.05
Quarter ended June 30, 2004	$5.20	$2.50
Fiscal 2005
Quarter ended September 30, 2004	$5.55	$4.30

Dividends

        We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuances under Equity Compensation Plans

	Number of securities to be issued upon the exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (Amended and Restated 1999 Stock Compensation Program)	—	—	1,242,680
Stand-alone options and warrants, not approved by stockholders(1)	3,964,978	$1.00	—

Total	3,964,978	$1.00	1,242,680

(1)
In fiscal years 2001, 2002, 2003 and 2004, we granted 262,455, 140,052, 1,211,544 and 2,350,917 stand-alone options, respectively, and, in fiscal year 2002, 62,135 warrants to purchase shares of common stock to employees and consultants. The exercise price per share for each option and warrant is the fair market value per share on the date of grant. These options and warrants vest ratably over four years. Some or all of these options and warrants may also vest immediately upon a change-of-control, as defined in the respective agreements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis discuss our financial condition and results of our operations on a consolidated basis, unless otherwise indicated.

General

        MediCor was founded in 1999 by our chairman of our board of directors, Donald K. McGhan, the founder and former Chairman and Chief Executive Officer of Inamed, McGhan Medical and McGhan Limited. We are a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic plastic surgery and dermatology markets. Our current products include breast implants and scar management products. Our products are sold worldwide to hospitals, surgical centers and physicians mostly through various distributors as well as through some direct sales personnel. Our objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

        Currently, we have two main product lines:

  •
  breast implants for aesthetic plastic and reconstructive surgery; and

  •
  scar management products.

Breast implant products

        Our primary product line is breast implants. We have a strategy of establishing or acquiring manufacturing and distribution capabilities for this product line. Historically, we acted as a distributor in the United States for breast implant products manufactured by a third party manufacturer. In May 2004, we agreed to purchase and in July 2004 we closed on the acquisition of Laboratories Eurosilicone S.A., or Eurosilicone. Based on our evaluation of available industry data, Eurosilicone is the third largest breast implant manufacturer in the world.

        Prior to May 2000, through our III Acquisition Corp. subsidiary, which does business under the trade name PIP.America, we distributed in the United States pre-filled saline breast implants manufactured by Poly Implants Protheses, S.A., or PIP, on both a direct and a consigned inventory basis. As of May 2000, the United States Food and Drug Administration, or the FDA, notified PIP.America and PIP that further direct sales to customers by PIP.America would be suspended until the FDA reviewed and approved the clinical study being conducted by PIP. Pursuant to a voluntary withdrawal from the market, sales of PIP.America products ceased in November of 2002 pending final Pre-Market Approval, or PMA, clearance. PIP.America and MediCor are currently conducting the clinical study and it is in a monitoring phase. The likelihood and timing of obtaining FDA approval are uncertain as is the timing of commercialization in the U.S.

        In April 2002, we agreed to acquire substantially all of assets of another privately-held United States breast implant distributor whose principal product line consists of inflatable saline breast implants. As in the case of PIP's products, these were also available in the U.S. prior to May 2000. The closing of this asset acquisition is conditioned upon the distributor acquiring necessary governmental approvals for commercialization in the United States of the products to be distributed. During the quarter ended September 30, 2004, we received various communications from this distributor which raise significant uncertainty about the likelihood or timing of a successful commercialization of these products.

Scar Management Products

        In the United States, our Biodermis subsidiary distributes its products to dermatologists, dermatological surgeons, aesthetic, plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and distributors. Internationally, Biodermis distributes to the same fields of medicine through approximately 70 distributors in about 50 countries, including Canada and Mexico.

Application of Critical Accounting Policies and Estimates

        Management's Discussion and Analysis or Plan of Operation addresses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies set forth below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

        Management has identified the most critical accounting policies to be following:

Revenue Recognition

        We recognize product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements" and SFAS No. 48 "Revenue Recognition When Right of Return Exists." These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. We recognize revenue upon delivery of product to third-party distributors and customers. Due to the widespread holding of consignment inventory in our industry, we also recognize revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. Appropriate reserves are established for anticipated returns and allowances based on our product return history. We believe our estimates for anticipated returns is a "critical accounting estimate" because it requires us to estimate returns and, if actual returns vary, it could have a material impact on our reported sales and results of operations. Historically our estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. We capitalize inventory costs associated with certain product candidates prior to regulatory approval, based on our judgment of probable future commercialization. We believe our estimates of inventory values is a "critical accounting estimate" because we could be required to expense previously capitalized costs related to pre-approval inventory upon a change in such judgment, due to, among other factors, a decision denying approval of the product candidate by the necessary regulatory bodies, which could have a material impact on our results of operations.

Allowance for Doubtful Accounts

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of some of our customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. We believe our estimates for our allowance for doubtful accounts is a "critical accounting estimate" because if the financial condition of our customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required, which could have a material impact on our results of operations.

Valuation of Long-lived Assets and Goodwill

        We account for long-lived assets, other than goodwill in accordance with the provisions of Statement of Financial Accounting Standards SFAS No. 144, "Accounting for the Impairment and Disposal of Long Lived Assets," which supersedes SFAS No. 121 and certain sections of APB Opinion No. 30 specific to discontinued operations. SFAS No. 144 classifies long-lived assets as either (1) to be held and used, (2) to be disposed of by other than sale, or (3) to be disposed of by sale. This standard introduces a probability-weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated for the amount of possible future cash flows. We have adopted this statement, which has not had a material impact on our financial position or results of operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We do not believe that any such changes have taken place.

        We also adopted SFAS No. 142 "Goodwill and Other Intangible Assets," on July 1, 2002. As a result, goodwill is no longer amortized, but is subject to a transitional impairment analysis and is tested for impairment on an annual basis, or more frequently as impairment indicators arise. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on projected cash flows or market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives, of which periods of up to 30 years.

        We believe the estimate of our valuation of Long-lived Assets and Goodwill is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation it could have a material impact on our results of operations.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. We believe the estimate of our income tax assets, liabilities and expense are "critical accounting estimates" because if the actual income tax assets, liabilities and expenses differ from our estimates the outcome could have a material impact on our results of operations.

Litigation

        We are involved in various litigation matters as a claimant and as a defendant. We record any amounts recovered in these matters when collection is certain. We record liabilities for claims against us when the losses are probable and can be reasonably estimated. Amounts recorded are based on reviews by outside counsel, in-house counsel, and management.

Product Warranties

        We have an accrual for the warranty program for breast implant sales in the United States. We estimate the amount of potential future claims from this warranty based on statistical analysis. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value. We believe that our estimate for product warranties is a "critical accounting estimate" because it requires us to estimate failure rates, claim amounts, and discount rates. Changes to actual claims and interest rates could have a material impact on the actuarial calculation which could materially impact our reported expenses and results of operations.

Results of Operations for Fiscal Year 2004 versus Fiscal Year 2003

Sales

        Overall sales for the fiscal year ended June 30, 2004 decreased to $1,421,583 from $1,676,905 for the fiscal year ended June 30, 2003. The 15% decrease was driven by lower unit sales, primarily due to the decrease of orders from one large customer. During the fiscal year ended June 30, 2004, approximately 8% of our consolidated sales were attributable to one customer as compared to 25% for the prior year ended June 30, 2003. Excluding the impact of this one customer, sales would have increased 4%. These sales were exclusively from our scar management product line; no sales were reported for our breast implant products.

Cost of Sales

        Total cost of sales increased in 2004 as compared to 2003; costs were approximately 25% as a percentage of sales for the year ended June 30, 2004, as compared to approximately 9% for the prior year. This drove gross profit from $1,529,876 in 2003 (91.2% of sales) to $1,069,045 in 2004 (75.2% of sales). However, this was primarily caused by several prior year adjustments for inventory that reduced costs more substantially in 2003 than in 2004. This prior year amount equaled $518,370 in 2003, as compared with $60,175 in 2004. Excluding these inventory adjustments in both years, gross profit rose from approximately 60% of sales in 2003 to about 71% of sales in 2004; or cost of sales decreased from approximately 39% of sales in 2003 to 29% of sales in 2004. Normally, we expect that cost of sales will remain relatively constant on a percentage basis of approximately 30% to 40% of sales.

Selling, General and Administrative

        Selling, general and administrative expenses increased 44% to $8,483,694 for the year ended June 30, 2004, as compared to $5,876,413 for the year ended June 30, 2003. The overall change can be attributed primarily due to an increase in payroll related expenses of $2,101,729, acquisition expenses of $747,245, an increase in bad debt reserve of $509,429, a decrease of $495,975 in consulting fees, and a decrease of $428,047 in legal fees. As our business and sales increase, we anticipate that selling, general and administrative expenses will increase in absolute dollars, but decrease as a percentage of sales.

Research and Development

        Research and development for the year ended June 30, 2004 was $2,149,049 compared to $190,625 for the same period in 2003 driven by the expenses associated with obtaining required government approvals for both the saline breast implant products, and other product development. We expect that research and development expenses will decrease once we receive required government approvals for the current saline breast implant products, but increase as we proceed forward with other strategic product development, like the planned introduction of Eurosilicone's product line into the U.S.

Interest Expense

        Interest expense increased to $1,195,543 for the fiscal year ended June 30, 2004, compared to $503,847 in the fiscal year ended June 30, 2003. Interest expense consists primarily of interest related to borrowings. The change in interest expense was primarily due to an increase in the average principal note payable to related party balances and an increase in convertible debentures.

Other Expense

        Other expense is comprised of a reserve of $1,883,000 against a deposit made with respect to a purchase of a third-party manufacturer and a reserve of $3,800,000 against acquisition advances with respect to an asset purchase of a third-party distributor. Both reserves were recorded at June 30, 2004 because of various uncertainties related to the third parties.

Net Loss

        The net loss for the fiscal year ended 2004 increased to $16,566,773 from $5,189,731 in the fiscal year ended 2003. Basic and diluted loss per share was ($0.94) for the fiscal year ended 2004 compared to ($0.33) for the fiscal year ended 2003. The decline was primarily driven by higher selling, general and administrative expenses, acquisition costs and increased research and development expenses. In general, the net losses can be attributable to the substantial costs associated with facilitating FDA pre-market approvals for breast implant products, research and development for current investments, costs related to acquisitions and the reserves of the purchase agreements non-refundable deposit, more than offsetting the limited sales of our current scar management products. As of June 30, 2004, we had $91,558 in deemed dividend expense for our Series A preferred stock. In addition, we incurred $27,388 for preferred share dividends in arrears.

Results of Operations for Quarter Ended September 30, 2004 versus Quarter ended September 30, 2003

Sales

        Sales for the three months ended September 30, 2004 equaled $6,143,059, an increase of $5,806,719 or 1,826% as compared to the prior year quarter. This increase is attributed to the sales of our newly acquired subsidiary Eurosilicone. On a pro forma basis, sales increased by about $1.4 million or 30% versus the prior year quarter.

Cost of Sales

        Cost of sales as a percentage of net sales for the three months ended September 30, 2004 were approximately 58% compared to approximately 23% during the same period in 2003. This excludes a benefit of $22,575 for the three months ended September 30, 2003 from a return of consigned inventory previously written down. Consequently, gross profit rose to $2,589,574 or about 42% of sales. The overall increase in cost of sales and gross profit for the three month period was driven by the acquisition of Eurosilicone. Normally, we expect that cost of sales will remain relatively constant on a percentage basis of approximately 55% to 65%.

Selling, General and Administrative

        Selling, general and administrative expenses increased 224% to $3,853,797 for the three months ended September 30, 2004, as compared to $1,187,845 during the same period in 2003, primarily as the result of the acquisition of Eurosilicone. In addition, there were increases in accounting fees, payroll and payroll related expenses, costs related to both acquisitions, travel, commission expense and consulting fees. As our business and sales increase, we anticipate that selling, general and administrative expenses will increase in absolute dollars, but decrease as a percentage of sales.

Research and Development

        Research and development for the three months ended September 30, 2004 was $633,714 as compared to $9,125 for the same period in 2003. The increase for the three month period was driven by expenses associated with obtaining required government approvals for saline breast implant products. We expect that research and development expenses will decrease once we receive required government approvals.

Interest Expense

        Interest expense increased to $1,269,439 for the three months ended September 30, 2004, compared to $288,579 for the same period in 2003. Interest expense consists primarily of interest related to borrowings. The change in interest expense was primarily due to an increase in the average principal note payable to related party balances.

Other Expense

        Other expense increased to $7,271 for the three months ended September 30, 2004 compared to no expense for the same period in 2003. Other expense consists of a loss on the exchange rate from Euros to United States Dollars.

Net Loss

        Net loss for the three months ended September 30, 2004 increased to $3,830,028 from $1,144,847 for the same period in 2003. The decline was due to higher selling costs, general and administrative expenses, research and development and interest expense. Basic and diluted loss per share was ($0.21) for the three month period compared to ($0.07) for the comparable period last year.

Liquidity and Capital Resources

        Our ability to make payments to refinance our debt and to fund planned capital expenditures and operations will depend on our ability to secure additional significant financing and generate sufficient cash in the future. Currently, we have only limited product sales in the United States and will not be in a position to materially increase United States sales until the FDA issues a PMA relating to one or more of the products sought to be sold by us. We recently acquired Eurosilicone, in connection with which we substantially increased our indebtedness to our affiliates. We have historically raised funds to support our operating expenses and capital requirements through sales of equity or debt securities or through other credit arrangements, including borrowing from our affiliates. Our existing cash, cash equivalents and cash generated from operations, including the operations of Eurosilicone, will be insufficient to meet our anticipated cash needs for the next 12 months. To satisfy our liquidity requirements, we will need to raise additional funds. To the extent additional sales of equity or debt securities are insufficient to satisfy our liquidity requirements, we plan on being able to obtain any necessary additional funds through the incurrence of additional indebtedness to our affiliates. We have received a written commitment from International Integrated, an affiliate of our chairman, to provide sufficient cash to fund any operating expenses and capital expenditures through October 1, 2005. The same entity has provided to us over $59 million in funding through September 30, 2004. The future funding may take the form of debt or equity or a combination thereof.

BUSINESS

Overview

        We are a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic plastic surgery and dermatology markets. Our current products include breast implants and scar management products. Our products are sold worldwide to hospitals, surgical centers and physicians mostly through various distributors as well as through some direct sales personnel.

Company History and Business Strategy

        MediCor was founded in 1999 by our chairman of our board of directors, Donald K. McGhan, the founder and former Chairman and Chief Executive Officer of Inamed, McGhan Medical and McGhan Limited. Our objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

Products

        Currently, we have two main product lines:

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  breast implants for aesthetic plastic and reconstructive surgery; and

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  scar management products.

Breast implant products

        Our primary product line is breast implants. We have a strategy of establishing or acquiring manufacturing and distribution capabilities for this product line. Historically, we acted as a distributor in the United States for breast implant products manufactured by a third-party manufacturer. In May 2004, we agreed to purchase and in July 2004 we closed on the acquisition of Eurosilicone. Based on our evaluation of available industry data, Eurosilicone is the third largest breast implant manufacturer in the world. The financing for the Eurosilicone acquisition was provided through additional loans from International Integrated, an affiliate of our chairman, as more fully described in the financial statements and related notes included elsewhere in this prospectus.

        Prior to May 2000, through our III Acquisition Corp. subsidiary, which does business under the trade name PIP.America, we distributed in the United States pre-filled saline breast implants manufactured by PIP, on both a direct and a consigned inventory basis. As of May 2000, the FDA notified PIP.America and PIP that further direct sales to customers by PIP.America would be suspended until the FDA reviewed and approved the clinical study being conducted by PIP. Pursuant to a voluntary withdrawal from the market, sales of PIP.America products ceased in November of 2002 pending final PMA clearance. PIP.America and MediCor are currently conducting the clinical study and it is in a monitoring phase. The likelihood and timing of obtaining FDA approval are uncertain, as is the timing of commercialization in the U.S.

        In April 2002, we agreed to acquire substantially all of assets of another privately-held United States breast implant distributor whose principal product line consists of inflatable saline breast implants. As in the case of PIP's products, these were also available in the U.S. prior to May 2000. The closing of this asset acquisition is conditioned upon the distributor acquiring necessary governmental approvals for commercialization in the United States of the products to be distributed. At June 30, 2004 we recorded a reserve against all acquisition advances due to various uncertainties related to this third-party distributor. During the quarter ended September 30, 2004, we received various communications from this distributor which raise significant uncertainty about the likelihood or timing of a successful commercialization of these products.

Scar Management Products

        Our subsidiary, HPL Biomedical, Inc., which does business under the trade name Biodermis, manufactures and sells products in the specialty field of scar management and post-operative care products. In the United States, Biodermis distributes its products to dermatologists, dermatological surgeons, aesthetic plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and a distributor. Internationally, Biodermis distributes to the same fields of medicine through approximately 70 distributors in about 50 countries, including Canada and Mexico. Biodermis' core product line consists of products indicated for use in the prevention and management of excessive or abnormal masses of visible scar tissue known as keloid and hypertrophic scars. In the United States, the products are distributed under the names EpiDermTM silicone gel sheeting and XeragelTMsilicone ointment. Internationally, the same products are also marketed under the names TopiGelTM and DermaSofTM.

        Biodermis' secondary product lines consist mainly of two products, EPIfoamTM and HydroGOLDTM. EPIfoam is a silicone backed, polyurethane foam utilized post-lipectomy to assist in recovery and enhance the overall aesthetic appearance following liposuction. HydroGOLD is a hydrogel-based product for use in reducing the pain, discomfort and burning sensation frequently associated with procedures of the skin typically aimed at reducing fine lines and wrinkles and to eliminate or reduce the signs of aging, such as laser resurfacing, chemical peels and micro-dermabrasion.

        Additionally, a portion of Biodermis' revenue is derived from original equipment manufacturing of scar management and post-operative care products for other medical device companies who then sell the products under their own brand names. To assure quality control and proper regulatory compliance, Biodermis retains all responsibilities related to the FDA and European CE-mark certification and regulatory compliance related to manufacturing activities. Some of these companies are allowed to compete for sales in similar markets and for similar customers against Biodermis' distributors and direct sales staff.

Sales and Marketing

        We sell our products primarily through independent distributors worldwide, as well as through a small direct sales force. We reinforce our sales and marketing program with telemarketing, which is designed to increase sales through follow-up on leads and the distribution of product information to potential customers. We supplement our marketing efforts with appearances at trade shows, advertisements in trade journals and sales brochures.

Breast Implants

        Currently, we are awaiting the required FDA clearance to sell breast implants in the United States. These products are typically sold on both a direct and a consigned inventory basis.

Scar Management Products

        In the United States, Biodermis distributes its products to dermatologists, dermatological surgeons, aesthetic plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and a distributor. Internationally, Biodermis distributes to the same fields of medicine through approximately 70 distributors in about 50 countries, including Canada and Mexico.

Competition

Breast Implants

        We face competition in every aspect of our business, and particularly from other companies that acquire, develop, manufacture or market breast implants and breast implant related products. Currently, we consider our primary competitors in the U.S. breast implant market to be Inamed Corporation and Mentor Corporation. Through our acquisition of Eurosilicone, we will compete internationally with several manufacturers and distributors, including Inamed Corporation, Mentor Corporation, Silimed, S.A. Poly Implants Protheses, S.A., Nagor Limited, Laboratories Sebbin S.A., and Laboratoire Perouse Implant S.A.

        We believe that the principal factors that will allow our products to compete effectively are high-quality product consistency, product design, management's knowledge of and sensitivity to market demands, plastic surgeons' familiarity with our management and products, and our ability to identify and develop or license patented products embodying new technologies.

Scar Management Products

        Currently, we estimate there are approximately 15 companies in the United States and international markets competing for market share among dermatologists and plastic and reconstructive surgeons for products that are competitive with those of Biodermis. EpiDerm, also sold as DermaSof and TopiGel, and Xeragel comprise Biodermis' principal product line and compete against such product lines as "Cica Care," by Smith and Nephew, "Rejuveness," by ReJuveness Pharmaceuticals, "Kelo-Cote" by Advanced Bio-Technologies, Inc., "New Beginnings," by PMT Corporation, and others.

        EPIfoam post-operative compression foam has no direct product-type competition. However, it competes to some extent with a product known as "Reston" foam, manufactured by 3M, as a piping and insulation product, which is occasionally used off-label by surgeons. HydroGOLD hydrogel sheeting competes against such products as "2nd Skin," by Spenco Corp. and "HydraSkin" by HydraSkin Corp.

Research and Development

        We use employee and independent consultant scientists, engineers, and technicians to work on material technology and product design as part of our research and development efforts. Our research and development expense is currently primarily directed toward supporting the clinical trials of our manufactured products or products which we seek to distribute for third parties. In addition, we direct research and development toward development or acquisition of new and improved products based on scientific advances in technology and medical knowledge, together with input from the surgical profession. We have incurred expenses of $2,149,049 and $190,625 for the years ended June 30, 2004 and 2003, respectively, for research and development. During the quarters ended September 30, 2004 we incurred expenses of $633,714 compared to $9,125 for the same period in 2003.

Patents, Licenses, and Related Agreements

        We currently own or have exclusive license rights to numerous patents, patent applications, trademarks and trademark applications throughout the world. Although we believe our patents and patent rights are valuable, our technical knowledge with respect to manufacturing processes, materials, and product design are also valuable. As a condition of employment or consulting, we require that all employees and consultants execute a proprietary information and inventions agreement relating to our proprietary information and intellectual property rights.

Manufacturing and Raw Materials

Breast implants

        Prior to our acquisition of Eurosilicone, we did not manufacture any of the breast implant products we sold. All of the saline filled breast implant products we distributed in the past were manufactured in France by PIP. These products were produced in controlled environments utilizing specialized equipment for precision measurement, quality control, packaging, and sterilization. The manufacturing activities for products sold in the U.S. are subject to FDA regulations and guidelines, and these products and their manufacturing procedures were reviewed by the FDA prior to the FDA's call for a pre-marketing approval for saline breast implants in 2000. Poly Implants Protheses' manufacturing activities are also subject to regulatory requirements and periodic inspections by European regulatory agencies.

        Our Eurosilicone products are manufactured at the Eurosilicone facility in Apt, France. This facility and its operations are subject to similar standards and government regulation and inspection for manufacturing facilities.

        There are a very few qualified suppliers of silicone raw materials in the world. To the extent we build or acquire manufacturing capability, we will most likely be required to purchase our silicone raw material supplies for production of breast implants from a single-source supplier. Eurosilicone relies upon one manufacturer for its silicone raw material supplies, the same supplier to our largest competitors.

Scar Management Products

        Biodermis has developed product lines though OEM vendors. These vendors are single-source suppliers due to the highly specialized nature of the products and the regulatory requirements for the manufacturing of the products. Biodermis is responsible for the governmental regulatory submissions for the products they distribute, as well as a required vendor audit program and internal controls for all aspects of product flow through the facility.

        In the event we build or acquire our own manufacturing facilities for scar management products, we will be subject to all standards and government regulation and inspection required for all Class I and Class II medical devices.

        There are very few qualified suppliers of the raw materials required for the Biodermis products in the world. To the extent we build or acquire scar management product manufacturing capability, we will most likely be required to purchase our raw material supplies for our products from one of these suppliers.

Environmental Compliance

        Our manufacturing facilities are regulated by various national, state, regional and local laws. We believe that our operations are in compliance with all applicable laws and we received no citations or notices of violations in 2003. In 2004, we do not expect to incur any material expense to maintain our compliance level. With regard to our recent acquisition of Eurosilicone, we believe that we will be in compliance with all applicable laws and regulations.

Government Regulation

        Medical devices are subject to regulation by the FDA, state agencies and, in varying degrees, by foreign government health agencies. These regulations, as well as various U.S. Federal and state laws, govern the development, clinical testing, manufacturing, labeling, record keeping, and marketing of these products. The majority of our product candidates must undergo rigorous testing and an extensive government regulatory approval process prior to sale in the U.S. and other countries. The lengthy process of seeking required approvals and the continuing need for compliance with applicable laws and regulations require the expenditure of substantial resources. Regulatory approval, when and if obtained, may be limited in scope, and may significantly limit the indicated uses for which a product may be marketed. Approved products and their manufacturers are subject to ongoing review, and discovery of previously unknown problems with products may result in restrictions on their manufacture, sale, or use or their withdrawal from the market.

Regulation of Medical Devices

        Our current products are medical devices intended for human use and are subject to regulation by FDA in the United States. Unless an exemption applies, each medical device we market in the U.S. must have a 510(k) clearance or a PMA in accordance with the federal Food, Drug, and Cosmetic Act of 1976, as amended. FDA regulations generally require reasonable assurance of safety and effectiveness prior to marketing, including safety data obtained under approved clinical protocols. FDA regulation divides medical devices into three classes. Class I devices are subject to general controls that require compliance with device establishment registration, product listing, labeling, GMPs and other general requirements. Class II devices are subject to special controls in addition to general controls. Class III devices are subject to the most extensive regulation and in most cases require submission to the FDA of a PMA application that includes data, including clinical data, supporting the safety and effectiveness of the device. Manufacturing must comply with the FDA's Quality System Requirements for "good manufacturing practices," or GMPs, and the compliance is verified by detailed FDA inspections of manufacturing facilities. These regulations also require reporting of product defects to the FDA. Periodic reports must be submitted to the FDA, including any descriptions of any adverse events reported. The majority of our products are regulated as Class III medical devices. The advertising, promotion and distribution of medical devices are regulated by the FDA and the Federal Trade Commission, or FTC, in the U.S.

        Products marketed in the European Community must comply with the requirements of the European Medical Device Directive, or MDD, and must be CE-marked. Medical device laws and regulations similar to those described above are also in effect in many of the other countries to which we export our products. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications.

        Failure to comply with these domestic and international regulatory standards and requirements could affect our ability to market and sell our products in these countries. The current regulatory status of our Biodermis products and the breast implant products we distribute is discussed in the "Products" section above. Our Eurosilicone products are not currently approved for sale in the United States and we have yet to commence filing an application for a PMA for those products.

Regulation of Manufacturing

        For medical devices the manufacturing processes and facilities are subject to continuing review by the FDA and various state and other national agencies. These agencies inspect quality systems and facilities from time to time to determine whether they are in compliance with various regulations relating to manufacturing practices and other requirements. Facilities that manufacture products sold in the U.S. must comply with the FDA's Quality System Regulation requirements for GMPs. For products sold in Europe, we must demonstrate compliance with the ISO 9000 and EN 46000 international quality system standards. The regulatory status of our manufacturing facilities is discussed under "Manufacturing and Raw Materials" above.

Other Regulation

        We are subject to federal, state, local and foreign environmental laws and regulations, including the U.S. Occupational Safety and Health Act, the U.S. Toxic Substances Control Act, the U.S. Resource Conservation and Recovery Act, and other current and potential future federal, state, or local regulations. Our manufacturing and research and development activities involve the controlled use of hazardous materials, chemicals, and biological materials, which require compliance with various laws and regulations regarding the use, storage, and disposal of such materials.

        We are also subject to various federal and state laws pertaining to health care "fraud and abuse," including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular product. The U.S. federal government has published regulations that identify "safe harbors" or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. We seek to comply with the safe harbors where possible. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of our practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payers (including Medicare and Medicaid) claims for reimbursed products or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid).

        Our present and future business has been and will continue to be subject to various other laws and regulations.

Foreign Corrupt Practices Act

        The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

Third-Party Coverage and Reimbursement

        Purchases of breast implant products for augmentation and facial aesthetics products are generally not reimbursed by government or private insurance carriers. However, since 1998, U.S. federal law has mandated nationwide insurance coverage of reconstructive surgery following a mastectomy, which includes coverage for breast implants. Outside the U.S., reimbursement for breast implants used in reconstructive surgery following a mastectomy may be available, but the programs vary on a country-by-country basis.

        In some countries, both the procedure and product are fully reimbursed by the government healthcare systems for all citizens who need it, and there is no limit on the number of procedures that can be performed. In other countries, there is complete reimbursement but the number of procedures that can be performed at each hospital is limited either by the hospital's overall budget or by the budget for the type of product.

Product Replacement Programs

        We have always conducted our product service and support activities with careful regard for the consequences to patients. As with any medical device manufacturer however, we occasionally receive communications from surgeons with respect to various products claiming the products were defective, lost volume, or have otherwise failed. In the case of a deflation of a saline-filled breast implant product sold by us and implanted in the U.S., in most cases our product replacement program provides for a free replacement implant and limited financial assistance paid to the surgeon to help reduce the costs of a replacement surgical procedure. In order to receive the surgical assistance, the deflation must have occurred within ten years of the original implantation, and certain other claim procedures must be met. We do not warrant any level of aesthetic result and, as required by government regulation, make extensive disclosure concerning the risks of our products and implantation surgery. Anticipated estimated financial liabilities for product replacement and warranty claims are periodically reviewed and reflected in our financial statements.

Financial Information About Geographic Areas

        A majority of our historic sales and substantially all of our long-lived assets are in the U.S. With the recent acquisition of Eurosilicone, we expect that in the future our financial assets and sales will be primarily outside of the U.S., including manufacturing assets in France, and sales into over 60 countries.

Working Capital and Product Inventories

        When in the past we have sold breast implant products, we maintained significant breast implants consignment inventories, consistent with industry practice. We expect this practice to continue as we reintroduce products to the market. Since a doctor may not be sure of the exact size of breast implant required for implantation and cannot be sure that no accidental damage will occur to an implant, the doctor is likely to order extra quantities and sizes beyond the quantity and size ultimately used in surgery. By carrying a consignment inventory of typical sizes at certain hospitals and other medical offices, we reduce the level of product return subsequent to surgery.

        Otherwise, we attempt to manage inventories to a level that permits good customer service. Additionally, there are inventory builds prior to launching new products.

        Our accounts receivable payment terms have been and we anticipate them to continue to be consistent with normal industry practices for each of our market segments.

        Our working capital and product inventories may change materially in the future due to the acquisition of Eurosilicone. We anticipate that inventory and accounts receivable will be consistent with norms in the industry and consistent with Eurosilicone's history.

Employees

        As of September 30, 2004, we had approximately 210 full-time or full-time equivalent employees, approximately 30 of whom are in the United States and approximately 170 of whom are in France and 10 of whom are in other countries. From time to time, we also engage consultants on short- or long-term contracts, primarily in connection with research and development projects. None of our employees are represented by a labor union. The employees we retained in the Eurosilicone acquisition are represented by a statutory workers' council.

        We recognize the importance of environmental responsibility and the need to provide a safe and healthy workplace for our employees by complying with all federal, state, and local laws, rules, and regulations. During the past fiscal year, we have received no citations, notices of violations or other censures from public agencies regulating environmental compliance or our employees' health and safety. We do not expect any significant capital expenditures to comply with environmental, health, or safety regulations in 2004 or 2005. We believe that our current systems and processes are adequate for current needs.

Property

        As of June 30, 2004, we owned no real property. With our acquisition of Eurosilicone in July 2004, we acquired land and three buildings consisting of approximately 44,100 square feet of manufacturing, storage and office space located in Apt, France. It is comprised of approximately 91,300 square feet in land and 44,100 square feet of buildings which are subject to leases. The terms of the leases expire in December 31, 2009 (approximately 23,400 square feet of building and land), December 31, 2010 (approximately 68,200 square feet of building and land) and January 14, 2017 (approximately 43,800 square feet of building and land). The terms of the leases provide for aggregate annual lease payment obligations of approximately $613,000. Our principal executive office is located at 4560 S. Decatur Blvd., Suite 300, Las Vegas, NV 89103, which we lease under a five year lease beginning in January 2003. We also lease office, manufacturing and warehouse facilities located in Las Vegas, Nevada, Santa Barbara, California, Glendale, California and Minneapolis, Minnesota. We believe our current facilities, together with those we may acquire in connection with future acquisitions, will generally be adequate for our needs for the foreseeable future.

Legal Proceedings

        In October 1999, June 2000 and July 2003, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, against our PIP.America subsidiary as co-defendant with PIP/USA, Inc. and Poly Implants Protheses, S.A., each unaffiliated with MediCor, and Jean Claude Mas, Jyll Farren-Martin and our chairman, Donald K. McGhan, personally, in the Circuit Court of Miami-Dade County, Florida.

        Initially, two cases were filed in October 1999 and June 2000, Case No. 99-25227-CA-01 and Case No. 00-14665-CA-01. Of the two, Case No. 99-25227 was dismissed. The same plaintiffs then, in September 2003, filed Case No. 0322537-CA-27, alleging similar claims to those included in the dismissed case. Also in September 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar claims on his own behalf. Plaintiffs are all members of one family who purport to be shareholders of PIP/USA, Inc. suing derivatively on its behalf or individually, and seeking to rescind various transactions between PIP.America and Poly Implants Protheses, S.A. and impose liability against PIP.America and its co-defendants for unspecified monetary damages arising out of alleged tortious and other purported wrongful acts concerning alleged relationships between plaintiffs, PIP/USA, Inc. and Poly Implants Protheses, S.A.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others has been voluntarily dismissed. The consolidated amended complaint contains counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs are sought. PIP.America has filed a motion seeking to dismiss all counts but the third-party beneficiary claim. Plaintiffs requested and received a second two-month extension to tender written discovery to our witnesses before filing a response to the motion to dismiss. A ruling on the motion should come by February of 2005. PIP.America has tendered this case to Poly Implant Prostheses, S.A., for defense and indemnity.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves upon the merits of each lawsuit and against certification of any class. While MediCor and its subsidiaries are desirous to honor their respective obligations under our Product Replacement Programs, the purported class action case above includes two distinctly different types of claims. The first of these arise from products sold by PIP/USA, Inc., with whom neither MediCor nor any of its affiliates are affiliated. This company sold implants manufactured by Poly Implants Protheses, S.A. prior to PIP.America's entry into the U.S. market, which occurred in late 1999. Because PIP.America did not sell these products, PIP.America similarly did not warrant these products. The next claims arise from products sold by PIP.America and associated to the Product Replacement Program administered by PIP.America. With respect to claims arising from products sold by PIP.America, PIP.America is administering and fulfilling its obligations to its customers in the ordinary course of business, and for which it has taken appropriate reserves. Other than a limited, $500 portion of certain of its own Product Replacement claims that it is administering, PIP.America is indemnified by PIP/USA, Inc., Poly Implants Protheses, S.A., and Poly Implants Protheses, S.A.'s President, Jean Claude Mas, personally, from all claims, including those asserted above.

        PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, we believe the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        On December 23, 2004, Europlex, a Mexican company, purported to file a lawsuit against Eurosilicone SAS, one of our French subsidiaries, in the Avignon Commercial Court in France, alleging that Eurosilicone implicitly terminated a distribution agreement between the parties by failing to deliver products ordered by Europlex pursuant to the agreement. As a result of the alleged termination, Europlex claims damages in amount of approximately 4,000,000 Euros. We believe the suit is without merit and intend to defend against the alleged claims vigorously.

        MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability and product warranty claims. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. We presently believes we or our subsidiaries have meritorious defenses in all lawsuits in which we or our subsidiaries are defendants, subject to the subsidiaries' continuing warranty obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, we believe that the costs associated with them will not have a material adverse impact on our business, results of operations or financial position.

MANAGEMENT

        The names of our executive officers and board of directors, their ages and certain biographical information about them, are set forth below.

Name	Position	Age
Donald K. McGhan	Chairman	70
Theodore R. Maloney	Director, Chief Executive Officer	43
Jim J. McGhan	Director, Chief Operating Officer	52
Thomas R. Moyes	Chief Financial Officer	44
Marc S. Sperberg	Executive Vice President and Secretary	42
Mark E. Brown	Director	44
Thomas Y. Hartley	Director	71
Samuel Clay Rogers	Director	76

        Donald K. McGhan.    Mr. McGhan is a founder of MediCor (and its subsidiary International Integrated Incorporated) and has served as its chairman from its inception. Previously, Mr. McGhan was a founder and director of Medical Device Alliance, Inc., where he served as its chairman from its inception in 1996. Prior to that, Mr. McGhan was a founder and director of Miravant Medical Technologies, Inc., which was originally named PDT, Inc. Mr. McGhan was also a founder, chairman and president of Inamed Corporation from 1984 to 1998, founder, chairman and chief executive officer of McGhan NuSil Corporation, which was acquired by Union Carbide Corporation in 1990, and a founder, president and chairman of Immulok, Inc., which was acquired by Ortho Diagnostics Systems, Inc., a subsidiary of Johnson & Johnson in 1983. A receiver was appointed for Medical Device Alliance in 1999 pursuant to certain shareholder litigation. The litigation was settled in 2001. In March 2000, Mr. McGhan settled a civil injunctive action with the SEC relating to alleged improper reporting and faulty record-keeping and internal controls at Inamed Corporation in 1996 and 1999 while Mr. McGhan was its chairman and during Inamed's breast implant litigation. Without admitting or denying the allegations of the complaint, Mr. McGhan consented to the entry of a final judgment permanently enjoining him from violating the antifraud, record-keeping and internal controls provisions of the federal securities laws and ordering him to pay a $50,000 civil penalty.

        Theodore R. Maloney.    Mr. Maloney has served as a director and our chief executive officer since September 2003. Prior to joining MediCor, Mr. Maloney was a partner in the corporate practice group of the law firm of Sheppard, Mullin, Richter & Hampton, LLP from September 2001 to September 2003. Sheppard Mullin acquired Nida & Maloney, LLP, a corporate law firm based in Santa Barbara, California which Mr. Maloney founded in 1994. Prior to founding Nida & Maloney, Mr. Maloney was associated with Milbank, Tweed, Hadley & McCloy from 1988 to 1994 and with Clifford Chance from 1986 to 1988, where he worked in the corporate departments.

        Jim J. McGhan.    Mr. McGhan is a founder of MediCor (and its subsidiary International Integrated Incorporated) and has served as a director and its chief operating officer from its inception. Previously, Mr. McGhan served a director, a vice president and the chief operating officer of Medical Device Alliance, Inc. As described above, a receiver was appointed for Medical Device Alliance in 1999. Mr. McGhan also served as a director and chief operating officer of Inamed Corporation from 1996 to 1998. Mr. McGhan also served as a director and chief executive officer of Inamed Corporation's subsidiary McGhan Medical Corporation from 1992 through 1998. Prior to that, Mr. McGhan also served as president of Inamed's subsidiaries, CUI Corporation and BioEnterics Corporation. Mr. McGhan is Donald K. McGhan's son.

        Thomas R. Moyes.    Mr. Moyes has served as chief financial officer since June 2003. Prior to joining MediCor, Mr. Moyes served as the chief financial officer and senior vice president of Ascent Media Networks, a subsidiary of Liberty Media Company. From 2000 to 2001, Mr. Moyes served as chief financial officer of Veon, a private technology company based in San Francisco. From 1999 to 2000, Mr. Moyes served as the Vice President, Finance and Accounting for the Columbia Tristar (Sony) International TV division of Sony Entertainment. Prior to joining Sony, Mr. Moyes worked for approximately 10 years for The Walt Disney Company, where he held numerous finance positions with various divisions or subsidiaries in Burbank, New York and London. Additionally, Mr. Moyes worked in the investment banking group of Bankers Trust for four years. Mr. Moyes holds a Masters in Business Administration from the Wharton School.

        Marc S. Sperberg.    Mr. Sperberg has served as the Vice President—Business Development for MediCor or its subsidiary International Integrated Incorporated since 2001. He was appointed Executive Vice President and Secretary in April 2003. From 1998 to 2001, Mr. Sperberg was the principal shareholder and executive vice president, sales and marketing for HPL Biomedical, which was acquired by MediCor in 2001. From 1996 to 1998, Mr. Sperberg was a principal and officer of Kohler, Sperberg and Rivera, Inc. Advertising, Design and Government Affairs, Las Vegas, Nevada, a full service advertising agency with a focus on the high-tech and medical device industries and government affairs.

        Mark E. Brown.    Mr. Brown is the president and chief executive officer of Brown & Partners, a Nevada-based public affairs, public relations and full-service advertising agency. Prior to founding Brown & Partners in 2000, Mr. Brown served as executive vice president of government relations and corporate communications for Station Casinos, Inc. Prior to that, Mr. Brown served as executive vice president of corporate and government relations for The Howard Hughes Corporation, an affiliate of The Rouse Company, which he joined in 1994.

        Thomas Y. Hartley.    Mr. Hartley has been a director since November 2004. He obtained his degree in business from Ohio University in 1955, and was employed in various capacities by Deloitte Haskins & Sells (now Deloitte & Touche) from 1959 until his retirement as an area managing partner in 1988. From 1991 to 1999 he was president and chief operating officer of Colbert Golf Design and Development. He joined Southwest Gas Corporation as Director in 1991 and was elected Chairman of the Board of Directors in 1999. From 1997 to 2002 Mr. Hartley was a director of Ameritrade Holdings Corporation. Mr. Hartley is actively involved in numerous business and civic activities. He is a past chairman of the UNLV Foundation and the Nevada Development Authority, and past president of the Las Vegas Founders Club. He has also held voluntary executive positions with the Las Vegas Founders Golf Foundation, the Las Vegas Chamber of Commerce, and the Boulder Dam Area Council of the Boy Scouts of America. He is the past president of the PGA Tour Tournaments Association. He is a director of Sierra Health Services, Inc.

        Samuel Clay Rogers.    Mr. Rogers has been a director since October 2004. He obtained his Bachelor of Science degree in Electrical Engineering from Louisiana State University in 1948 and his Masters of Science degree in Electrical Engineering from Purdue University in 1950. After serving in the U.S. Army, Mr. Rogers joined Bell Telephone Labs, where he worked until 1971, focusing in areas of communications code, electronic circuits for missile systems and missile guidance electronics design. From 1961 to 1965, Mr. Rogers joined Sandia Corp, on leave of absence from Bell Labs at the request of Sandia Corp, as a Division Supervisor in their research organization to, among other things, improve their research in the effects of nuclear radiation on semiconductor devices, electronic circuits and systems. In 1971, Mr. Rogers founded R and D Associates, where he served as a principal advisor on the U.S. Defense Nuclear Agency (DNA) for its TREE (Transient Radiation Effects on Electronics) program and manager of an Air Force Weapons Labs sponsored effort that developed nuclear criteria for new Air Force systems. In 1984, Mr. Rogers joined JAYCOR, where he continued to provide advisory services to the TREE program and other related programs. Mr. Rogers retired from JAYCOR in 1998, following which he has been an independent consultant to U.S. Government agencies and contractors.

Board Composition

        The board of directors must be comprised of at least three independent members as required by the listing standards of AMEX so long as we are a "small business issuer" under the regulations of the SEC. Once we are no longer a "small business issuer" our board of directors must consist of a majority of independent members. Our board of directors has affirmatively determined, based upon its review of all facts and circumstances, that Mr. Brown, Mr. Hartley and Mr. Rogers are "independent" under the listing standards of AMEX and the applicable rules promulgated by the SEC.

Meetings of the Board of Directors

        During fiscal year 2004, our board of directors did not hold any meetings but acted by unanimous written consent 18 times. During that fiscal year, no director attended fewer than 75% of the total number of meetings of our board of directors and all of the committees of our board of directors on which such director served during that period.

Committees of the Board of Directors

        Compensation Committee.    The Compensation Committee, formed in October 2004 following the appointment of Mr. Hartley and Mr. Rogers, recommends to our board of directors all aspects of compensation arrangements for the executive officers and approves compensation recommendations for certain other senior employees. The Compensation Committee also oversees administration of our Amended and Restated 1999 Stock Compensation Program. The Compensation Committee did not meet in fiscal 2004, the functions of the committee being performed by the entire board of directors. Mr. Rogers is the current chairman of the Compensation Committee and Mr. Hartley and Mr. Brown serve as members of the Compensation Committee. Our board of directors has adopted a written charter for the Compensation Committee. Each member of the Compensation Committee is "independent" under the listing standards of AMEX.

        Audit Committee.    The Audit Committee was formed in October 2004 following the appointment of Mr. Hartley and Mr. Rogers. The Committee did not meet in fiscal 2004. The Audit Committee has oversight responsibilities with respect to the annual audit and quarterly reviews, the system of internal controls and the audit, accounting and financial reporting processes. The Audit Committee selects the independent auditors and meets with the independent auditors regularly in fulfilling the above responsibilities. Each member of the Audit Committee is independent under the listing standards of AMEX and meet the applicable AMEX requirements for financial literacy and financial expertise. Mr. Hartley is the current chairman of the Audit Committee and Mr. Rogers and Mr. Brown serve as members of the Committee. Our board of directors has adopted a written charter for the Audit Committee. Our board of directors has determined that Mr. Hartley is an audit committee financial expert, as defined by the rules of the SEC. Mr. Hartley has agreed to serve as our Audit Committee financial expert.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee was formed in October 2004. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee pursuant to which, among other things, nominations for our board of directors are recommended to our board of directors for selection by the Committee. The Corporate Governance and Nominating Committee currently consists of Mr. Brown, Mr. Hartley and Mr. Rogers. None of the current members of the Corporate Governance and Nominating Committee is an employee of MediCor and each is independent under the listing standards of AMEX. Mr. Brown is the current chairman of the Corporate Governance and Nominating Committee.

Code of Business Conduct and Ethics and Complaint Procedures

        Our board of directors adopted a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and members of the board of directors. This Code of Business Conduct and Ethics is intended to promote and require ethical conduct among our directors, executive officers and employees. A copy of the code is available upon request, without charge, to the Corporate Secretary, at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103, and complies with the rules of the SEC and the listing standards of AMEX. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of a member of our senior management or the Audit Committee, as appropriate, and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Executive Compensation

        The following table sets forth, for the fiscal years ended June 30, 2004, 2003 and 2002, all compensation earned for services rendered in all capacities by our chief executive officer and each of our other top four executive officers whose salary and bonus exceeded $100,000 in 2002, 2003 and 2004. These officers are referred to as the "named executive officers." The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of our named executive officers in 2002, 2003 and 2004.

Summary Compensation Table

Name and Principal Positions	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)	Stock Options Granted (In Shares) (#)	All Other Compensation ($)
Theodore R. Maloney(1) Chief Executive Officer	2004	400,000	(5)	272,900	—	400,000	—
Jim J. McGhan Chief Operating Officer	2004 2003 2002	360,000 230,000 220,000		— — —	— — —	320,000 385,231 —	— — —
Donald K. McGhan(2) Chairman	2004 2003 2002	— — —		— — —	— — —	— 385,231 —	— — —
Thomas R. Moyes(3) Chief Financial Officer	2004 2003	330,000 27,500	(5)	144,450 3,000	— —	320,000 —	— —
Marc S. Sperberg Executive Vice President and Secretary	2004 2003 2002	180,000 150,000 126,000		— — —	— — —	100,000 49,708 49,708	— — —
Edward V. Lower III, Ph.D.(4) Chief Executive Officer	2004 2003 2002	— 383,000 349,500		— — —	— — —	— — —	157,926 — —	(6)

(1)
Mr. Maloney commenced with MediCor on September 1, 2003.

(2)
Mr. McGhan does not draw a salary from MediCor.

(3)
Mr. Moyes commenced with MediCor on June 2, 2003.

(4)
Mr. Lower served as chief executive officer until May 2003 and is no longer with MediCor.

(5)
Includes $200,000 (Mr. Maloney) and $100,000 (Mr. Moyes) paid in the form of restricted preferred stock which is convertible into common stock.

(6)
Mr. Lower was reimbursed for his moving expenses.

Option Grants in Last Fiscal Year

        The table below shows information about stock options granted during fiscal 2004 to the named executive officers:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)
Name			Exercise Price ($/Sh)	Expiration Date
					5%($)	10%($)
Theodore R. Maloney	200,000	11	1.50	09//02/10	122,130	284,615
	200,000	11	4.30	05/12/11	350,106	815,897
Jim J. McGhan	120,000	7	1.50	10/27/10	73,278	170,769
	200,000	11	4.30	05/12/11	350,106	815,897
Donald K. McGhan	—	—	—		—	—
Thomas R. Moyes	120,000	7	3.80	07/18/10	185,638	432,615
	200,000	11	4.30	05/12/11	350,106	815,897
Marc S. Sperberg	100,000	6	4.15	04/16/11	168,947	393,718
Edward V. Lower, Ph.D.	—	—	—		—	—

(1)
Unless otherwise noted, amounts represent shares of common stock underlying warrants and/or options to purchase shares of common stock.

(2)
In fiscal year 2004, we granted stock options covering a total of 1,780,000 shares of common stock to employees under all stock option plans maintained by us.

(3)
The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with the SEC rules and regulations and do not represent our estimates of stock price appreciation. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and the stock is sold on the last day of its term at this appreciated stock price. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term. Such a gain in stock price would benefit all stockholders.

Restricted Stock Grants

        The following table sets forth certain information regarding grants of restricted stock made to each of the named executive officers during the fiscal year ended June 30, 2004.

	Individual Grants
Name	Number of Securities(#)	% of Total Restricted Stock Granted to Employees in Fiscal Year	Exercise Price(1) ($/Sh)	Expiration Date(1)
Theodore R. Maloney	51,948	67%	n/a	n/a
Thomas R. Moyes	25,974	33%	n/a	n/a

(1)
These securities consist of grants of grants of restricted preferred stock and therefore there is no exercise price or expiration date. The conversion price of the preferred stock is $3.85. The preferred stock is redeemable by us on June 30, 2011.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth certain information concerning exercises of stock options and warrants by our named executive officers in fiscal year 2004 and unexercised stock options and warrants held by our named executive officers as of June 30, 2004.

			Number of Securities Underlying Unexercised Options at 2004 Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at 2004 Fiscal Year-End($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward V. Lower, Ph.D.	—	—	1,242,680	1,242,680	—
Theodore R. Maloney	—	—	50,000	50,000	350,000	1,190,000
Jim J. McGhan	344,844	969,571	96,308	96,308	357,280	1,214,752
Donald K. McGhan	344,844	1,089,489	3,107	3,107	192,616	654,894
Thomas R. Moyes	—	—	30,000	290,000	290,000	986,000
Marc S. Sperberg	—	—	49,708	137,281	137,281	466,755

(1)
On June 30, 2004 (the last trading day of fiscal year 2004), the last reported sales price of our common stock as reported on the OTC Bulletin Board was $3.40.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        In June 2003, we entered into an employment agreement with Mr. Moyes in connection with his employment as chief financial officer. Mr. Moyes' employment agreement provides that Mr. Moyes will receive (i) a base salary of $330,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 120,000 shares of our common stock. Mr. Moyes' employment agreement also provides that upon termination of Mr. Moyes' employment by us without "cause" (as defined in the agreement), Mr. Moyes will be entitled to severance compensation equal to 24 months of his then effective compensation. Additionally, Mr. Moyes' employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. Moyes, Mr. Moyes will be entitled to receive compensation equal to 24 months of his then effective compensation.

        In September 2003, we entered into an employment agreement with Mr. Maloney in connection with his employment as chief executive officer. Mr. Maloney's employment agreement provides that Mr. Maloney will receive (i) a base salary of $480,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 200,000 shares of our common stock. Mr. Maloney's employment agreement also provides that upon termination of Mr. Maloney's employment by us without "cause" (as defined in the agreement), Mr. Maloney will be entitled to severance compensation equal to 24 months of his then effective compensation. Additionally, Mr. Maloney's employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. Maloney, Mr. Maloney will be entitled to receive compensation equal to 24 months of his then effective compensation.

        In October 2003, we entered into an employment agreement with Jim J. McGhan in connection with his employment as chief operating officer. Mr. McGhan's employment agreement provides that Mr. McGhan will receive (i) a base salary of $360,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 120,000 shares of our common stock. Mr. McGhan's employment agreement also provides that upon termination of Mr. McGhan's employment by us without "cause" (as defined in the agreement), Mr. McGhan will be entitled to severance compensation equal to 24 months of his then effective compensation. Additionally, Mr. McGhan's employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. McGhan, Mr. McGhan will be entitled to receive compensation equal to 24 months of his then effective compensation.

Indemnification

        Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our stockholders' ability to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

        In addition, our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all directors and officers who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We have entered into indemnification agreements with our directors and officers consistent with indemnification to the fullest extent permitted under the DGCL.

        We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors and officers, and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        International Integrated is a company in which our chairman has a controlling interest. Neither MediCor nor any of its subsidiaries has any direct ownership in International Integrated. International Integrated acted on behalf of MediCor by funding significant expenses, for which we have a revolving loan agreement with International Integrated, as reflected in our financial statements of $213,834 at June 30, 2002, $6,776,593 at June 30, 2003, $34,316,401 at June 30, 2004 and $45,280,649 at September 30, 2004. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%). During the year ended June 30, 2002, International Integrated advanced $4,744,984 to MediCor. During same period, $4,000,000 of the outstanding balance on the revolving loan agreement was converted to an equivalent of 2,485,360 shares of common stock and $1,118,232 of the balance was repaid. During the year ended June 30, 2003, International Integrated advanced $7,363,759 to MediCor. During the same period, none of the balance was converted to common stock and $800,999 of the balance was repaid. During the year ended June 30, 2004, International Integrated advanced $32,957,100 to MediCor. During the same period, $5,005,000 was converted to preferred stock, $412,292 was converted to common stock and none was repaid. During the three months ended September 30, 2004, International Integrated advanced $14,400,000 to the Company of which $5,435,752 was repaid. Interest expense relating to this note payable was $231,821 for the year ended June 30, 2002, $327,709 for the year ended June 30, 2003, $1,008,077 for the year ended June 30, 2004 and $1,195,052 for the quarter ended September 30, 2004. The unpaid liability for these expenses for the respective periods are included in our note payable to affiliates, which is contained in our financial statements presented in this report. We had a commitment from International Integrated to fund operating shortfalls as necessary for fiscal 2002, 2003 and 2004 and International Integrated has committed to us to fund any operating shortfalls for fiscal 2005.

        We are a party to a reimbursement agreement with a company controlled by our chairman under which we reimburse such company for expenses incurred in the operation of its plane when used for MediCor business. During the year ended June 30, 2004 and the three months ended September 30, 2004, we recognized a total of $649,792 and $449,505 in expenses, respectively, pursuant to the reimbursement agreement.

        Our chief executive officer was a partner at the law firm of Sheppard, Mullin, Richter & Hampton, LLP from September 2001 to September 2003. Sheppard Mullin provided corporate legal services to MediCor. Ms. Nikki Pomeroy, an adult daughter of Donald K. McGhan, chairman of our board of directors, is a consultant to MediCor and received $67,365 in compensation during fiscal 2003 and $31,541 during fiscal 2004. Additionally, shares held in various entities beneficially owned or controlled by Ms. Pomeroy are reflected in the section entitled "Security Ownership of Certain Beneficial Owners and Management," not including shares owned or controlled by Ms. Pomeroy's adult son referenced in the section entitled "Security Ownership of Certain Beneficial Owners and Management."

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share, and 45,000 shares of preferred stock, par value $.001 per share. As of December 9, 2004, 18,045,265 shares of our common stock were outstanding and owned of record by approximately 590 persons and 10,905 shares of our Series A preferred stock were outstanding and owned of record by 31 persons. We estimate that there are more than 2,000 beneficial owners of our common stock.

Common Stock

        Prior to this offering, shares of our common stock were quoted on the OTC Bulletin Board under the symbol "MDCR." Following commencement of this offering, we intend to list our common stock on AMEX under the symbol "    ." Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting. Accordingly, subject to the voting rights of holders of outstanding preferred stock, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Holders of common stock will be entitled to receive ratably dividends, if any, declared from time to time by our board of directors, and will be entitled to receive ratably all of our assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of our common stock have no preemptive, subscription or redemption rights. All the currently outstanding shares of our common stock are, and all shares of our common stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

Preferred Stock

        Our certificate of incorporation currently provides that we are authorized to issue up to 20,000,000 shares of "blank check" preferred stock. Without any further approval by our stockholders, our board of directors may designate and authorize the issuance, upon the terms and conditions the directors may determine, of one or more classes or series of preferred stock with prescribed preferential dividend and liquidation rights, voting, conversion, redemption and other rights, and the number of shares constituting any series. The issuance of preferred stock, while providing flexibility for securing needed financing and for possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock. Under certain circumstances, the issuance of preferred stock could also make it more difficult for a third party to gain control of MediCor, discourage bids for the common stock at a premium or otherwise adversely affect the market price of our common stock. We currently have one series of preferred stock designated; Series A preferred stock. In addition, our board of directors has the authority to designate additional classes or series of preferred stock in the future with rights that may adversely affect the rights of the holders of our common stock or its market price.

Series A 8.0% Convertible Preferred Stock

        Designation and Rank.    In July 2004, in connection with our board of director's authority to issue "blank check" preferred stock, we amended our certificate of incorporation through a certificate of designation to designate the relative rights and preferences of our Series A preferred stock. In this certificate of designation our board of directors authorized the issuance of up to 45,000 shares of Series A preferred stock, par value $0.001 per share. The Series A preferred stock ranks senior to our common stock and to all other classes and series of our equity securities that by their terms do not rank senior to the Series A preferred stock. The Series A preferred stock is subordinate to, and ranks junior to, all of our indebtedness. The Series A preferred stock has a stated value of $1,000 per share. As of the date of this prospectus there are 10,905 shares of Series A preferred stock outstanding.

        Dividends.    Each holder of Series A preferred stock is entitled to receive dividends at the rate of 8.0% per annum of the Series A preferred stock's stated liquidation preference amount of $1,000 per share, or the Series A Liquidation Preference Amount, payable by us semi-annually and at our option in either cash or additional shares of Series A preferred stock, based on their stated liquidation preference.

        Dividends on the Series A preferred stock are cumulative, accrue and are payable semi-annually based on the liquidation value of the outstanding shares; provided, however, that with respect to dividends payable with respect to each June 30 reference date, the liquidation value on which dividends are calculable on such date is the liquidation value of the outstanding Series A preferred stock as of the preceding December 31 without regard to any additional dividend shares issued in respect of the dividend reference date occurring on such preceding December 31. Dividends paid on the Series A preferred stock are paid prior and in preference to any declaration or distribution on any outstanding share of common stock or any other equity securities of ours which rank junior to the Series A preferred stock.

        As long as any shares of Series A preferred stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution the we will have paid all accrued and unpaid dividends on the outstanding shares of Series A preferred stock.

        Liquidation Preference.    In the event of our liquidation, dissolution or winding up, the holders of shares of the Series A preferred stock then outstanding shall be entitled to receive, out of our assets, a liquidation preference amount equal to $1,000 per whole share of the Series A preferred stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of our common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount (plus any accrued and unpaid dividends) to the holders of the Series A preferred stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series A preferred stock, then all of our assets will be distributed among the holders of the Series A preferred stock and the other classes of stock on a parity with the Series A preferred stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full Series A liquidation preference amount (plus any accrued and unpaid dividends), the holders of shares of Series A preferred stock will not be entitled to any further participation as such in any distribution of our assets.

        Additional Liquidation Preference.    If (i) we have not, during any period of four consecutive quarters ending prior to the respective Target Dates set forth below, generated earnings before interest, taxes, depreciation and amortization, or EBITDA, at least equal to the respective EBITDA Target Amounts set forth below and (b) there has not occurred on or before June 30, 2008 a Qualifying Liquidity Event (as defined below), then, on July 1, 2008, the cumulative liquidation preference of all originally issued shares (but not shares issued as dividends on) Series A preferred stock shall be adjusted by adding thereto the amount calculated below, such amount, the Additional Liquidation Preference.

Target Date	EBITDA Target Amount
June 30, 2006	$11,000,000
June 30, 2007	$14,000,000
June 30, 2008	$18,000,000

        If actual EBITDA for the fiscal year ended June 30, 2008, or the Actual EBITDA, is less than $18,000,000, then the amount of the Additional Liquidation Preference shall be calculated from the following equation:

($18,000,000 – E) × 18 × (0.15 × L/$20,000,000) = x

where: x equals the Additional Liquidation Preference amount; E equals the Actual EBITDA; 18 represents an EBITDA multiple of 18; and L equals the aggregate initial liquidation preference of all shares initially issued (but not including the liquidation preference of shares issued in payment of dividends); provided that the Additional Liquidation Preference amount will be subject to the Cap (as defined below).

        Notwithstanding actual EBITDA, and assuming that $20,000,000 in liquidation preference of Series A preferred stock is initially issued, the maximum Additional Liquidation Preference amount will be $16,667,000, or the Cap. This percentage will be reduced ratably based upon the aggregate liquidation preference of shares that are actually initially issued.

        A "Qualifying Liquidity Event" shall be a firm commitment underwritten public offering of common stock with gross sale proceeds of at least $25 million and in which the implied equity value is at least equal to the sum of (a) $83,000,000 plus the aggregate initial liquidation value of the originally issued shares of Series A preferred stock (without regard to any Additional Liquidation Preference) plus (b) 25% per annum from June 30, 2004, based on the pricing mid-point contained in the preliminary prospectus for the offering.

        Redemption.    All outstanding shares of the Series A preferred stock are to be mandatorily redeemed on June 30, 2011 at a redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends whether or not declared, which amount will be payable in cash. At any time after June 30, 2006 and until June 30, 2010, we may redeem the Series A preferred stock in whole or in part on at least 15 days prior written notice at a price per originally issued share equal to the following premiums of the liquidation preference of those shares:

July 1, 2006 to June 30, 2007	169%
July 1, 2007 to June 30, 2008	220%
July 1, 2008 to June 30, 2009	286%
July 1, 2009 to June 30, 2010	371%

        Concurrent with the redemption of any originally issued shares, the Corporation will concurrently redeem the dividend shares issued in respect of such originally issued shares at a price per share equal to the par value of such dividend shares.

        Voting Rights.    For so long as at least 7,500 shares of Series A preferred stock remain outstanding (subject to adjustment for any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series A preferred stock), the holders of the Series A preferred stock, voting separately as a single class and with each share entitled to one vote, shall be entitled to elect two directors to serve on our board of directors. If the number of directors is increased to a number greater than seven directors, the number of directors the holders of the Series A preferred stock are entitled to elect shall be increased such that the holders of the Series A preferred stock shall be entitled to elect one additional director for every four directors that are added to our board of directors. Notwithstanding the foregoing, during the period beginning on the initial closing of the offering of Series A preferred stock and ending on the earlier of (i) the 180th day after the closing date and (ii) the date the number of directors serving on our board of directors is equal to six or more, the holders of the Series A preferred stock shall only be entitled to elect one director to serve on our board of directors.

        In addition, so long as (1) any shares of Series A preferred stock remain outstanding with respect to the following clauses (i), (iv), (v), (vi) or (vii) and (2) at least 7,500 shares of the Series A preferred stock remain outstanding with respect to the following clauses (ii) and (iii) (subject to adjustment to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series A preferred stock), the affirmative vote of the holders of a majority of the outstanding shares of Series A preferred stock shall be necessary to:

  (i)
  alter or change the preferences, rights or powers of the Series A preferred stock;

  (ii)
  create, authorize or issue any capital stock that ranks prior (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the Series A preferred stock;

  (iii)
  create, authorize or issue any capital stock that ranks on parity with the Series A preferred stock, provided that up to $20,000,000 of parity stock may be issued without such vote;

  (iv)
  increase the authorized number of shares of Series A preferred stock;

  (v)
  effect a change of control, unless as a result of such change in control each share will be entitled to receive not less than 100% of the liquidation value of such share plus all accrued and unpaid dividends thereon;

  (vi)
  effect a voluntary liquidation, dissolution, winding up or other similar event, unless each share, as a result of such voluntary liquidation, dissolution, winding up or other similar event, would be entitled to receive not less than 100% of the liquidation value of such share plus all accrued and unpaid dividends thereon; or

  (vii)
  become subject to any agreement or instrument which by its terms would restrict MediCor's right to comply with the terms of the Series A preferred stock.

        On all other matters the holders of Series A preferred stock are entitled to vote on an as-converted basis, together with the holders of common stock.

        Conversion.    Each holder of Series A preferred stock may, at such holder's option, elect to convert all or any portion of the shares of Series A preferred stock held by such holder into a number of fully paid and nonassessable shares of our common stock equal to the quotient of (i) the Series A Liquidation Preference Amount divided by (ii) the Series A Conversion Price. The initial "Series A Conversion Price" is $3.85, subject to adjustment in the event of any stock dividend, stock split, reverse stock split or other combination or subdivision.

Stock Compensation Program

        The following is a summary of the principal features of our Amended and Restated 1999 Stock Compensation Program, or the Stock Compensation Program. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at our offices at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103.

        On September 15, 1999, our board of directors adopted and the stockholders approved our 1999 Stock Compensation Program, which was amended and restated in 2003 following our reincorporation merger. Under the Stock Compensation Program, the board of directors, or its designated administrators, has the flexibility to determine the type and amount of awards to be granted to eligible participants.

        Purpose, structure, awards and eligibility.    The Stock Compensation Program is intended to secure for MediCor and its stockholders the benefits arising from ownership of common stock by individuals employed or retained by us who will be responsible for the future growth of the enterprise. The Stock Compensation Program is designed to help attract and retain superior personnel for positions of substantial responsibility, and to provide individuals with an additional incentive to contribute to our success.

        Our Stock Compensation Program is composed of seven parts and our Compensation Committee may make the following types of awards under the Stock Compensation Program:

  •
  incentive stock options, or ISOs, under the Incentive Stock Option Plan;

  •
  nonqualified stock options, or NQSOs, under the Nonqualified Stock Option Plan;

  •
  restricted shares under the Restricted Shares Plan;

  •
  rights to purchase stock under the Employee Stock Purchase Plan, or ESPP;

  •
  grants of options under the Non-Employee Director Stock Option Plan;

  •
  stock appreciation rights, or SARs, under the Stock Appreciation Rights Plan; and

  •
  specified other stock rights under the Stock Rights Plan, which may include the issuance of units representing the equivalent of shares of common stock, payments of compensation in the form of shares of common stock and rights to receive cash or shares of common stock based on the value of dividends paid on a share of common stock.

        Officers, key employees, employee directors, consultants and other independent contractors or agents of MediCor or our subsidiaries who are responsible for or contribute to the management, growth or profitability of our business are eligible for selection by the Stock Compensation Program administrators to participate in the Stock Compensation Program, provided, however, that incentive stock options may be granted under the Incentive Stock Option Plan only to a person who is an employee of MediCor or its subsidiaries.

        Shares subject to the Stock Compensation Program.    There are authorized and reserved for issuance an aggregate of 4,242,680 shares of MediCor common stock under the Stock Compensation Program. The shares of common stock issuable under the Stock Compensation Program may be authorized but unissued shares, shares issued and reacquired, or shares purchased by us on the open market. If any of the awards granted under the Stock Compensation Program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the Stock Compensation Program.

        Effective date and duration.    All of the plans other than the Incentive Stock Option Plan and the Employee Stock Purchase Plan, became effective upon their adoption by the board of directors. The Incentive Stock Option Plan and the Employee Stock Purchase Plan became effective upon their adoption by the board of directors and approval of the Stock Compensation Program by a majority of the stockholders. The Stock Compensation Program will continue in effect until September 15, 2009 unless sooner terminated under the general provisions of the Stock Compensation Program.

        Administration.    The Stock Compensation Program is administered by the board of directors or by a committee appointed by our board of directors. That committee must consist of not less than two directors who are:

  •
  non-employee directors within the meaning of SEC Rule 16b-3 under the Exchange Act, so long as non-employee director administration is required under Rule 16b-3; and

  •
  outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, so long as outside directors are required by the Code.

Subject to these limitations, the board of directors may from time to time remove members from the committee, fill all vacancies on the committee, and select one of the committee members as its chair.

The Stock Compensation Program administrators may hold meetings when and where they determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the Stock Compensation Program. The Stock Compensation Program is presently administered by the non-employee directors who serve on the Compensation Committee of our board of directors.

Summary of United States Federal Income Tax Consequences of the Stock Compensation Program

Option Grants

        Options granted under the Stock Compensation Program may be either ISOs which satisfy the requirements of Section 422 of the Code or NQSOs which are not intended to meet those requirements. Options granted under the Non-Employee Directors Stock Option are non-statutory options. To date, no ISOs have been granted. The federal income tax treatment for the NQSOs is as follows:

        Nonqualified Stock Options.    No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. Generally, the optionee will recognize ordinary income in the year in which the option is exercised. The amount of ordinary income will equal the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee is required to satisfy the tax withholding requirements applicable to that income.

        MediCor will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction generally will be allowed for by MediCor in the taxable year that the ordinary income is recognized by the optionee.

Restricted Shares Plan

        The tax principles applicable to the issuance of restricted shares under the Stock Compensation Program will be substantially the same as those summarized above for the exercise of non-statutory option grants in that they are both governed by Section 83 of the Code. Restricted shares are not taxed at the time of grant unless the grantee elects to be taxed under Section 83(b) of the Code. When the restriction lapses, the grantee will have ordinary income equal to the fair market value of the shares on the vesting date. Alternatively, at the time of the grant, the grantee may elect under Section 83(b) of the Code to include as ordinary income in the year of the grant, an amount equal to the fair market value of the granted shares on the grant date. If the Section 83(b) election is made, the grantee will not recognize any additional income when the restriction lapses. We will be entitled to an income tax deduction equal to the ordinary income recognized by the grantee in the year in which the grantee recognizes such income.

Employee Stock Purchase Plan (ESPP) Issuances

        The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under a plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the plan or in the event the participant should die while still owning the purchased shares.

        If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which the sale or disposition occurs, equal in amount to the excess.

        If the participant sells or disposes of the purchased shares more than two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (2) 15% of the fair market value of the shares on the start date of that purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to any income tax deduction with respect to that sale or disposition.

        If the participant still owns the purchased shares at the time of death, the lesser of (1) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (2) 15% of the fair market value of the shares on the start date of the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

Stock Appreciation Rights (SARs)

        A Stock Compensation Program participant who is granted an SAR will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution for in the taxable year that the ordinary income is recognized by the participant.

Stock Rights

        Generally, a Stock Compensation Program participant who is granted other stock rights will recognize ordinary income in the year of the grant of the right, if a present transfer of stock or value is made to the participant, or in the year of payment, such as in the case of a dividend equivalent right. That income will generally equal to the fair market value of the granted right or payment. We will generally be entitled to an income tax deduction equal to the income recognized by the participant on the grant or payment date for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of executive compensation

        We anticipate that any compensation deemed paid by us in connection with the disqualifying disposition of incentive stock option shares or the exercise of nonqualified stock options granted with exercise prices equal to the fair market value of the shares on the grant date will generally qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, we believe all compensation deemed paid under the Stock Compensation Program with respect to those dispositions or exercises will remain deductible by us without limitation under Code Section 162(m).

Accounting treatment

        Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in compensation expense to us equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. The only exceptions to this are shares issued under the ESPP. Under current accounting rules, the issuance of common stock under the ESPP allows us to continue to measure compensation cost of ESPP using the intrinsic value. However, the impact of purchase rights granted under the ESPP must be disclosed in pro forma financial statements to reflect their impact on reported earnings and earnings per share as if the fair value method had been applied. Compensation expense will be expensed over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to our earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining our earnings per share on a diluted basis.

        Currently, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, stock option grants made to non-employees, other than elected members of our board of directors, will result in a direct charge to our reported earnings based upon the fair value of the option measured on the vesting date of each installment of the underlying option shares. The charge must include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the vesting date of each installment of the option shares. In addition, any options that are re-priced will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the re-priced option and the date the option is exercised.

        If an optionee is granted stock appreciation rights having no conditions upon exercisability other than a service or employment requirement, then those rights will result in compensation expense to us.

Certain Statutory and Charter Provisions Relating to a Change of Control

        We are subject to the provisions of Section 203 of the DGCL. In general, this provision prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; and

  •
  on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that owned by the interested stockholder.

        A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with the affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation's outstanding voting stock.

        Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by the corporation's board of directors.

        Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

  •
  provide our board of directors with the ability to alter our bylaws without stockholder approval;

  •
  provide that, subject to the rights of the holders of any series of preferred stock, special meetings of stockholders can only be called by (i) by the chairman of the board, (ii) by the board of directors pursuant to a resolution adopted by a majority of the whole board, or (iii) by the stockholders pursuant to a resolution adopted by the holders of a majority of the voting power of the shares of the then outstanding voting stock voting together as a single class;

  •
  provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

  •
  provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, or by a sole remaining director; and allow us to issue up to 20,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well as having the anti-takeover effects discussed above.

        Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

        The transfer agent for our common stock is U.S. Stock Transfer Corporation, located at 1475 Gardena Avenue, Suite 200, Glendale, California 91204.

Shares Eligible for Future Sale

        As of December 9, 2004, we had outstanding 18,127,399 shares of common stock.

Rule 144

        All of the 5,023,539 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. As of December 9, 2004, we also have outstanding an additional 12,973,166 shares of common stock outstanding that were issued and sold in reliance on exemptions from the registration requirements of the Securities Act. If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below. In addition, we may file a registration statement on Form S-8 with respect to an aggregate of 4,964,290 outstanding options and warrants and an additional 3,852,680 shares available for issuance pursuant to grants or awards under our Stock Compensation Program.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the

Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which as of December 9, 2004 would equal approximately 181,274 shares; or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as to our shares of common stock beneficially owned as of December 9, 2004, by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Shares Covered by Options, Warrants or Convertible Securities Included in Total(2)	Percent of Total(3)
1999 III Equity Performance II, LP	1,304,814		—	7.21%
Nikki M. Pomeroy	1,655,432	(4)	84,188	9.14%
Edward V. Lower III, Ph.D.	1,242,680		1,242,680	6.86%
Donald K. McGhan	8,248,093	(5)	1,303,107	45.55%
Jim J. McGhan	2,636,119	(6)	126,308	14.56%
Theodore R. Maloney	601,948	(7)	101,948	3.32%
Thomas R. Moyes	255,974	(8)	55,974	1.41%
Marc S. Sperberg	273,951		62,695	1.51%
Samuel Clay Rogers	828,182		818,182	4.57%
Mark E. Brown	100,000		100,000	*
Thomas Y. Hartley	10,000		—	*
All officers and executive directors as a group	12,954,267			71.54%

*
Less than 1%

(1)
Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table is in care of MediCor at 4560 S. Decatur Blvd., Suite 300, Las Vegas, Nevada 89103.

(2)
In accordance with Rule 13d-3, the share numbers reported in the table include shares of common stock that may be acquired within 60 days of December 1, 2004 upon the exercise or conversion of other securities.

(3)
The percentages are calculated on the basis of the number of outstanding shares of common stock as of December 1, 2004, which were 18,107,399. In accordance with Rule 13d-3, the percentage reported for each person includes in the calculation common stock that may be acquired by that person within 60 days of December 1, 2004 upon the exercise or conversion of other securities.

(4)
Ms. Pomeroy is the adult daughter of Donald K. McGhan, chairman of our board of directors. Includes 84,188 shares covered by options, warrants or convertible securities; in accordance with Rule 13d-3, 1,399,415 shares include shares of our common stock that may be acquired within 60 days of December 1, 2004 upon the exercise or conversion of other securities. Also includes shares held directly and by various entities beneficially owned or controlled by Ms. Pomeroy. Does not include 604,455 shares beneficially owned by Ms. Pomeroy's adult son, as to which Ms. Pomeroy disclaims beneficial ownership.

(5)
Includes 1,399,415 shares covered by options, warrants or convertible securities; in accordance with Rule 13d-3, 1,399,415 shares include shares of our common stock that may be acquired within 60 days of December 1, 2004 upon the exercise or conversion of other securities. Also includes shares held in various entities beneficially owned or controlled by Mr. McGhan including 1,304,814 held by 1999 III Equity Performance II, LP and 621,340 held by 2000 III Equity Performance III,

  LP. Mr. McGhan is the general partner of the two limited partnerships and has voting and dispositive control with respect to all shares held by the partnerships. Does not include 729,454 shares beneficially owned by Mr. McGhan's wife, as to which Mr. McGhan disclaims beneficial ownership.

(6)
Includes 126,308 shares covered by options, warrants or convertible securities; in accordance with Rule 13d-3, 1,399,415 shares include shares of our common stock that may be acquired within 60 days of December 1, 2004 upon the exercise or conversion of other securities. Also includes shares held in directly and by various entities beneficially owned or controlled by Mr. McGhan.

(7)
Includes 101,948 shares covered by options, warrants or convertible securities; in accordance with Rule 13d-3, 1,399,415 shares include shares of our common stock that may be acquired within 60 days of December 1, 2004 upon the exercise or conversion of other securities. Also includes 100,000 shares held by 2000 III Equity Performance III, LP.

(8)
Includes 55,974 shares covered by options, warrants or convertible securities; in accordance with Rule 13d-3, 1,399,415 shares include shares of our common stock that may be acquired within 60 days of December 1, 2004 upon the exercise or conversion of other securities. Also includes shares held in directly and by various entities beneficially owned or controlled by Mr. Moyes.

SELLING STOCKHOLDERS

        The following table provides certain information with respect to the selling stockholders' beneficial ownership of our common stock as of December 9, 2004 and as adjusted to give effect to the sale of all of the shares of common stock offered by this prospectus. We do not know when or in what amounts the selling stockholders may offer for sal e the shares of common stock pursuant to this prospectus. The selling stockholders may choose not to sell any of the shares offered by this prospectus. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying outstanding shares of our Series A preferred stock, convertible debentures, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days from the date of this prospectus are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 18,127,399 shares of common stock outstanding as of December 9, 2004. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. Except as noted below, none of these selling stockholders are, or are affiliates of, a broker-dealer registered under the Exchange Act.

        Except as described below, to our knowledge, none of the selling stockholders within the past three years has had any material relationship with us or any of our predecessors or affiliates:

					Shares of Common stock Beneficially Owned After Completion of the Offering
	Shares of Common stock Beneficially Owned Prior to the Offering
				Number of Shares of Common stock Registered for Sale Hereby
Selling Stockholder(1)	Number of Shares	Percent			Number of Shares	Percent
AAB Corporation(2) 5009 Lake Ave. #304 White Bear Lake, MN 55110	120,000		*	120,000	0	0.00%
Rakesh Kumar Aggarwal 25 Stevens Dr. #04-02 Singapore 257922	62,134		*	62,134	0	0.00%
Murray Alter 1479 E. 8th St. Brooklyn, NY 11230	1,243		*	1,243	0	0.00%
Ameritrade Inc. FBO Karen Giuffre IRA P.O. Box 2226 Omaha, NE 68103	3,107		*	3,107	0	0.00%
Robert Anderson 800 12th Ave. #100 Ft. Worth, TX 76104	12,427		*	12,427	0	0.00%
Michelle E. Areeda 1240 Buckingham Birmingham, MI 48009	6,213		*	6,213	0	0.00%

Asco Global Limited c/o Breege Jude/Cititrust (Jersey) Limited 38 Esplanade St. Helier, Jersey JE4 8ZT CHANNEL ISLANDS	82,754	*	82,754	0	0.00%
Eric P. & Christine M. Bachelor 120 Deer Ridge Rd. Danville, CA 94506	9,940	*	9,940	0	0.00%
Andrew Bae 2727 W. Olympic Blvd., Apt. 304 Los Angeles, CA 90006	3,729	*	3,729	0	0.00%
David Barella(3) P.O. Box 5457 Santa Barbara, CA 93150	51,430	*	51,430	0	0.00%
J. Martin Bartnick 29201 Telegraph Rd., Ste. 330 Southfield, MI 48034	4,350	*	4,350	0	0.00%
Barwon Consultants Ltd. c/o Kevin Elliott, CEO 2160 Fry Blvd. #194 Sierra Vista, AZ 85635	3,107	*	3,107	0	0.00%
Sally K. Bauer 4343 W. Morse Ave. Lincolnwood, IL 60712	17,218	*	17,218	0	0.00%
Jerry R. Berglund 2 Countryside Ln. Littleton, CO 80121	6,214	*	6,214	0	0.00%
Michael P. Berman 22429 Windermere Novi, MI 48374	6,214	*	6,214	0	0.00%
Richard K. Biggs 17278 Sunderland Dr. Granada Hills, CA 91344	1,554	*	1,554	0	0.00%
Gerry J. Blacker MD, TTEE Gerry J. Blacker MD Family Trust 3418 Loma Vista, Ste. B Ventura, CA 93003	3,107	*	3,107	0	0.00%
Emmy Lou Bradt, Trustee Emmy Lou Bradt Trust UA dtd 10/04/83 95 Mira Adelante San Clemente, CA 92673	15,534	*	15,534	0	0.00%

Johan Brahme 8946 Cliffridge Ave. La Jolla, CA 92037	3,107	*	3,107	0	0.00%
John A. Bryant II 9602 W. Waters Rd. Ann Arbor, MI 48103	6,214	*	6,214	0	0.00%
James Buonocore 690 Lions Gate Dr. Oxnard, CA 93030	6,213	*	6,213	0	0.00%
Robert H. Burling 2214 Lake Pulaski Dr. Buffalo, MN 55313	1,243	*	1,243	0	0.00%
Robert E. Burney II 11582 Quail Village Wy. Naples, FL 34119	6,214	*	6,214	0	0.00%
Robert D. & Geraldine P. Burrows 2200 Middleton Rd. Hudson, OH 44236	6,835	*	6,835	0	0.00%
John E. & Nancy G. Calhoun Cathedral Pines Farm 10 Valley Cornwall, CT 06753	3,107	*	3,107	0	0.00%
Don Carter 9741 Kessler Ave. Chatsworth, CA 91311	1,553	*	1,553	0	0.00%
Steve W. & Jeannie S. Carter 650 Friendship Church Rd. Odum, GA 31555	6,213	*	6,213	0	0.00%
Carter & Sloope Inc PSP c/o Mark Gatlin, VP 6310 Peake Rd., Ste. 100 Macon, GA 31210	3,728	*	3,728	0	0.00%
Don L. & Kathy H. Carter 6310 Peake Rd., Ste. 100 Macon, GA 31210	4,971	*	4,971	0	0.00%
Daniel G. Cattaneo 1025 Chapala St. Santa Barbara, CA 93102	3,728	*	3,728	0	0.00%
Arthur J. Chapman 11900 Olympic Blvd., Ste. 800 Los Angeles, CA 90064	2,072	*	2,072	0	0.00%

Charles Schwab Custodian FBO Sally Bauer IRA 4343 W. Morse Ave. Lincolnwood, IL 60712	12,427	*	12,427	0	0.00%
Charles Schwab Custodian FBO Robert Earle Burney II, MD Roth IRA 8300 Boone Blvd., Ste. 240 Vienna, VA 22182	9,321	*	9,321	0	0.00%
Thomas Charon DDS 4905 34th St. South #233 St. Petersburg, FL 33711	75,789	*	75,789	0	0.00%
S.N. Cho, TTEE 1990 Revocable Trust 4372 Clubhouse Dr. Somis, CA 93066	2,486	*	2,486	0	0.00%
Loren K. Churchman DDS Money Purchase Plan & Trust 2434 Anacapa St. Santa Barbara, CA 93105	6,213	*	6,213	0	0.00%
Donald W. Cluff UA dtd 02/05/85 The Cluff Fam Rev Trust 122 E. Ojai Ave. Ojai, CA 93023	6,214	*	6,214	0	0.00%
James Collard 3 Sunbridge Dana Point, CA 92629	1,553	*	1,553	0	0.00%
Leslie S. Corcoran 9988 Waterside Dr. Noblesville, IN 46060	1,865	*	1,865	0	0.00%
William O. Corcoran 2425 LeMay Ct. Corcoran, CA 93212	6,214	*	6,214	0	0.00%
Christopher J. Corr 2208 Waverly Wy. East Seattle, WA 98112	6,494	*	6,494	0	0.00%
Edward & Susie DeLacy UA dtd 05/18/00 The S E DeLacy Fam Trust 2145 Piedras Dr. Santa Barbara, CA 93108	12,583	*	12,583	0	0.00%
Gregory Delange 2865 PGA Blvd. #100 Palm Beach Gardens, FL 33410	1,242	*	1,242	0	0.00%

Richard Dewese 3 Mayborough Lane San Antonio, TX 78257	38,961	*	38,961	0	0.00%
Leslie L. Diaz 7301 Hillview Dr. Plano, TX 75025	3,107	*	3,107	0	0.00%
DLJSC Custodian FBO W.E. Hartman One Pershing Plaza Jersey City, NJ 07399	6,213	*	6,213	0	0.00%
Owen DuVall 22346 Metamora Birmingham, MI 48025	3,107	*	3,107	0	0.00%
James M. Duenow P.O. Box 12410 San Luis Obispo, CA 93406	6,214	*	6,214	0	0.00%
E*Trade Securities Inc. FBO Thomas W. Williams P.O. Box 8160 Boston, MA 02266	1,553	*	1,553	0	0.00%
Peter H. Edwards N1870 N. Black Point Ln. Lake Geneva, WI 53147	3,107	*	3,107	0	0.00%
Sara O. Edwards 3381 Riviera Lakes Ct. Bonita Springs, FL 34134	3,107	*	3,107	0	0.00%
C. Scott Eschbach(4) 6145 Conquistador St. Las Vegas, NV 89149	225,974	1.08%	225,974	0	0.00%
Richard Eurich 12614 Highway 370 Omaha, NE 68138	12,427	*	12,427	0	0.00%
Edmund M. & Kim L. Fansler 1510 Maria Pl. Coronado, CA 92118	6,213	*	6,213	0	0.00%
Fat Friends c/o Michael Fahey 6767 W. Tropicana Blvd., Ste. 100 Las Vegas, NV 89103	4,971	*	4,971	0	0.00%

Ross F. Fienberg 4848 W. Coyle Ave. Lincolnwood, IL 60712	6,214	*	6,214	0	0.00%
Finansbanken A/S Bank of Copenhagen Attn: P. Starup, Head of Equities Lautrupsgade 7 DK-2100 Copenhagen 0 DENMARK	16,777	*	16,777	0	0.00%
Ronald Finger 5356 Reynold St. Savannah, GA 31405	13,048	*	13,048	0	0.00%
First Trust Corporation, Trustee FBO Robert S. Welti MD Anesthesia Medical Group of SB, PSP 717 17th St., Ste. 2600 Denver, CO 80202	3,107	*	3,107	0	0.00%
First Trust Corporation, Trustee FBO Robert S. Welti MD Anesthesia Medical Group of SB P.O. Box 173301 Denver, CO 80217-3301	3,107	*	3,107	0	0.00%
First Union National Bank, TTEE Attn: Allen Rushing, BP U/W Elizabeth B. Hall 12 E. Market St. York, PA 17401-1206	3,107	*	3,107	0	0.00%
Richard J. Fishel 25 Faith Irvine, CA 92612	6,214	*	6,214	0	0.00%
Raymond K. & Sally K. Fisher 555 Santa Victoria Dr. Solana Beach, CA 92075	13,049	*	13,049	0	0.00%
Fitness Inc. c/o Donald Cluff 122 E. Ojai Ave. Ojai, CA 93023	24,854	*	24,854	0	0.00%
Vincent Fortanasce, MD 665 W. Naome Ave., Ste. 201 Arcadia, CA 91007	6,213	*	6,213	0	0.00%

George Foster 1826 McGilura Blvd. East Seattle, WA 98112	51,948	*	51,948	0	0.00%
Michael W. Freedman 30400 Telegraph Rd., Ste. 435 Bingham Farms, MI 48025	15,534	*	15,534	0	0.00%
Jessica Friedman 1370 School House Rd. Montecito, CA 93108	12,987	*	12,987	0	0.00%
Samantha Friedman 1370 School House Rd. Montecito, CA 93108	12,987	*	12,987	0	0.00%
Julie Friedman CGM IRA Rollover 1370 School House Rd. Montecito, CA 93108	12,987	*	12,987	0	0.00%
Andrew T. Furia 2 Viscaya Dr. Palm Coast, FL 32137	3,107	*	3,107	0	0.00%
Elizabeth A. Furia 2022 Mohawk Trail Maitland, FL 32751	3,107	*	3,107	0	0.00%
Gateway Capital LLC 4560 S. Decatur Blvd., Ste. 201 Las Vegas, NV 89103	608,757	2.90%	608,757	0	0.00%
Mark C. Gatlin 6310 Peake Rd., Ste. 100 Macon, GA 31210	4,349	*	4,349	0	0.00%
Richard H. Glucksman 11900 W. Olympic Blvd., Ste. 800 Los Angeles, CA 90064	2,072	*	2,072	0	0.00%
Thomas Goodman P.O. Box 1227 Santa Barbara, CA 93102	3,728	*	3,728	0	0.00%
Richard S. & Cindi Barr Gould, TTEE Gould Revocable Family Trust 12067 MacDonald Dr. Ojai, CA 93023	12,427	*	12,427	0	0.00%
Richard S. Gould MD, TTEE Richard S. Gould Irrevocable Educ. Trust 12067 MacDonald Dr. Ojai, CA 93023	9,320	*	9,320	0	0.00%

Graeco2 Ltd.(5) 630 W. 34th St. #201 Austin, TX 78705	388,312	1.85%	388,312	0	0.00%
Arnold Greenberg, TTEE Greenberg Family Fund LLC 860 United Nations Plaza, Ste. 31-D New York, NY 10017	24,854	*	24,854	0	0.00%
Craig Greiner 27192 Burbank Foothill Ranch, CA 92610	1,554	*	1,554	0	0.00%
Peter Grylis 1352 Christian Hills Dr. Rochester Hills, MI 48309	6,213	*	6,213	0	0.00%
Robert J. Haberkorn 15155 Boulder Point Rd. Eden Prairie, MN 55347	1,554	*	1,554	0	0.00%
Lenn M. Haffeman 852 Diamond Ridge Cir. Castle Rock, CO 80108	12,987	*	12,987	0	0.00%
Jeanne A. Haley 1293 Starling Ln. Elizabeth, CO 80107	7,000	*	7,000	0	0.00%
O. Ben Haley III 390 Albien St. Denver, CO 80220	10,936	*	10,936	0	0.00%
Edwin A. Handler 3501 Wrightwood Dr. Studio City, CA 91604	3,107	*	3,107	0	0.00%
Scott A. Hase 44 S. Dunton Ave. Arlington Heights, IL 60005	6,214	*	6,214	0	0.00%
Anita M. Hawk 10 Sweetwood Rd. San Antonio, TX 78250	2,072	*	2,072	0	0.00%
Rick A. Hawk(6) P.O. Box 535 St. Albans, MO 63073	161,549	*	161,549	0	0.00%
Gloria J. Herman Trust 1511 Sequoia Trail Glenview, IL 60025	4,144	*	4,144	0	0.00%

A. Betty Herrera(7) 1818 Overlook Ln. Santa Barbara, CA 93103	1,663	*	1,663	0	0.00%
A. Rose Herrera(8) 932 Witherspoon Dr. Thousand Oaks, CA 91360	13,622	*	13,622	0	0.00%
Maria J. Herrera 1386 Vallecito Rd. Carpinteria, CA 93013	994	*	994	0	0.00%
Angelica Z. Hugh & Edward M. Simon 2829 Mountain Springs Rd. Reno, NV 89509	3,107	*	3,107	0	0.00%
ICMC-Paramount Fund, LP Attn: Ralph B. Heffelman, President 12001 N. Central Expressway, Ste. 100 Dallas, TX 75243	3,107	*	3,107	0	0.00%
Radhika Sudesh Iyer 112 Tanjung Rhu Rd. #19-02, Camelot Singapore 436929	62,134	*	62,134	0	0.00%
Kerry R. Jackson 1566 E. Prescott Ct. Chandler, AZ 85249	1,554	*	1,554	0	0.00%
Theodore Jacobs, MD Park Towers, Apt. 904 One Howard Hughes Center Dr. Las Vegas, NV 89109	25,974	*	25,974	0	0.00%
Thomas J. & Diana G. Jeffers 11952 Dunnicliffe Ct. Northridge, CA 91326	3,107	*	3,107	0	0.00%
Mohammed Saad Jeiroudi Villa #12 1st St., Block #6 Bayan, KUWAIT	8,446	*	8,446	0	0.00%
Stephen H. Kahler 150 Henry Buson Dr. #200 Carrollton, GA 30117	6,213	*	6,213	0	0.00%
Scott Kahn 1488 Windsor Ct. Hollister, CA 95023	33,139	*	33,139	0	0.00%

Scott E. Kahn 856 Diamond Ridge Cir. Castle Rock, CO 80108	22,078	*	22,078	0	0.00%
Michael J. Kardos & Alexandra S. Bisbee 58 Catalpa Dr. Atherton, CA 94027	20,000	*	20,000	0	0.00%
Dr. Heimo Kellner P.O. Box 261 1181 Vienna 1181 AUSTRIA	8,284	*	8,284	0	0.00%
Paul D. King 1954 Port Cardigan Pl. Newport Beach, CA 92660	5,592	*	5,592	0	0.00%
Paul D. King, Custodian Christopher Hall King Unif Tran Min Act CA 1954 Port Cardigan Pl. Newport Beach, CA 92660	249	*	249	0	0.00%
Douglas H. & Joanne R. King Trust 642 E. Guiberson Rd. Fillmore, CA 93015	6,213	*	6,213	0	0.00%
Michael A. Klein, K. Nicolas Pandelidis, and Michael J. Moritz 1861 Grantley Rd. York, PA 17403	6,214	*	6,214	0	0.00%
Stephen P. Kundell, Trustee APC Profit Sharing Plan & Trust 363 Danlin Ln. Thousand Oaks, CA 91320	27,427	*	27,427	0	0.00%
Howard A. Kurshenbaum P.O. Box 927042 San Diego, CA 92192	777	*	777	0	0.00%
Joseph & Bonnie Librizzi 9249 July Ln. St. Augustine, FL 32080	12,427	*	12,427	0	0.00%
Lincoln Trust Company Custodian FBO David K. Buchanan MD 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	12,427	*	12,427	0	0.00%
Lincoln Trust Company Custodian FBO Denis Winder 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	18,640	*	18,640	0	0.00%

Lincoln Trust Company Custodian FBO Douglas Dedo MD IRA 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	20,000	*	20,000	0	0.00%
Lincoln Trust Company Custodian FBO Howard Kurshenbaum IRA 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	777	*	777	0	0.00%
Lincoln Trust Company Custodian FBO Leslie Corcoran 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	3,107	*	3,107	0	0.00%
Lincoln Trust Company Custodian FBO Mark Gatlin IRA 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	1,243	*	1,243	0	0.00%
Lincoln Trust Company Custodian FBO Mark R. Rahner SEP IRA 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	1,554	*	1,554	0	0.00%
Lincoln Trust Company Custodian FBO Patricia H. Shaw 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	3,946	*	3,946	0	0.00%
Lincoln Trust Company Custodian FBO Richard Giuffre MD IRA 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	3,107	*	3,107	0	0.00%
Lincoln Trust Company Custodian FBO Robert Kearney MD 6312 S. Fiddlers Green Cir., Ste. 400E Greenwood Village, CO 80111	16,569	*	16,569	0	0.00%
Lincoln Trust Company Custodian FBO Robert Schnarrs 6312 S. Fiddlers Green Cir., Ste. 400E Greenwood Village, CO 80111	3,729	*	3,729	0	0.00%
Lincoln Trust Company Custodian FBO Roger Powers 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	3,107	*	3,107	0	0.00%

Lincoln Trust Company Custodian FBO Russell B. Myers IRA 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	6,213	*	6,213	0	0.00%
Lincoln Trust Company Custodian FBO William O. Corcoran 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	3,107	*	3,107	0	0.00%
E.S. & Diana Lippert 3375 Foothill Rd. #431 Carpinteria, CA 93013	260	*	260	0	0.00%
Elburn S. & Diana Lippert 3887 State St., Ste. 25-A Santa Barbara, CA 93105	777	*	777	0	0.00%
Omer W. Long, Ltd. PPST 100 Newport Center Dr., Ste. 220 Newport Beach, CA 92660	9,321	*	9,321	0	0.00%
Barbara M. Lorenzen 891 Highland Dr. Los Osos, CA 93402	3,107	*	3,107	0	0.00%
Edward V. Lower(9) 9612 Royal Lamb Dr. Las Vegas, NV 89145	124,268	*	124,268	0	0.00%
Joanell Lyon P.O. Box 5445 Ventura, CA93005	3,107	*	3,107	0	0.00%
Mark Mahone 3938 Shelter Glen Wy. Santa Rosa, CA 95404	1,243	*	1,243	0	0.00%
Thomas C. & Christine D. Maloney 2120 38th Ave. East Seattle, WA 98112	11,000	*	11,000	0	0.00%
Maloney Investment Group LLC c/o Janis C. Maloney, Manager 4111 E. Madison St. Seattle, WA 98112	15,000	*	15,000	0	0.00%
Stephen A. Maloon MD, TTEE Ventura Anesthesia Medical Group 11955 MacDonald Dr. Ojai, CA 93023	3,107	*	3,107	0	0.00%

Stephen A. & Milinda Maloon The Maloon Family Trust UA dtd 07/11/96 704 Palomar Rd. Ojai, CA 93023	3,107	*	3,107	0	0.00%
Carol Marsch P.O. Box 1209 Summerland, CA 93067	25,974	*	25,974	0	0.00%
Donald M. Martens 2738 West Point Rd. Green Bay, WI 54304	9,321	*	9,321	0	0.00%
Peter Marzek 33201 Lake Bend Cir. Leeburg, FL 68138	367	*	367	0	0.00%
Medical Ventures Group LLC 3463 State St. #254 Santa Barbara, CA 93105	604,455	2.88%	604,455	0	0.00%
Glenn Michaels 1775 E. Palo Verde Ct. Gilbert, AZ 85296	6,214	*	6,214	0	0.00%
Mid Ohio Securities Corp., Custodian FBO Remedios A. Villones IRA 7132 N. Nagle Chicago, IL 60643	8,284	*	8,284	0	0.00%
Michael S. & Deborah E. Milot 3500 Nelson Rd. Longmont, CO 80503	1,864	*	1,864	0	0.00%
Martin Mitchell(10) 1832 Quarley Pl. Henderson, NV 89014	205,042	*	205,042	0	0.00%
Victor Mitsunaga 144 Briar Pl. Danville, CA 94526	3,107	*	3,107	0	0.00%
Sandra Mogelvang P.O. Box 3316 Naples, FL 34106	22,427	*	22,427	0	0.00%
Conrad A. Montgomery 100 TRAS St. #12-03 Amara Corp Towers Singapore 079127	45,974	*	45,974	0	0.00%

Montgomery Family Revocable Trust c/o 1025 Chapala St. Santa Barbara, CA 93102	6,214	*	6,214	0	0.00%
Ernest W. Moody 2116 Redbird Dr. Las Vegas, NV 89134	124,268	*	124,268	0	0.00%
James M. Morgan Jr. 216 W. Northern Ave. Crowley, LA 70526	870	*	870	0	0.00%
Donald Morris & Suzanne Pender 308 Adams St. Milton, MA 02186	4,142	*	4,142	0	0.00%
Roger D. Mumme 9103 Wuthering Heights San Antonio, TX 78250	1,037	*	1,037	0	0.00%
James C. Neal 6320 Pancho Ct. San Jose, CA 95123	1,554	*	1,554	0	0.00%
James C. & Louise B. Neal 6320 Pancho Ct. San Jose, CA 95123	1,554	*	1,554	0	0.00%
John L. Nicholson 715 Altos Oaks Dr. Los Altos, CA 94024	9,321	*	9,321	0	0.00%
John L. Nicholson MD Inc. PS401K 715 Altos Oaks Dr. Los Altos, CA 94024	6,214	*	6,214	0	0.00%
Adel, Nouri & Jasem Al-Nouri Al-Nouri Group Ltd. P.O. Box 2829 Safat 13029 KUWAIT	16,568	*	16,568	0	0.00%
Patrick O'Leary(11) c/o Eurosilicone Z.I. de la Peyroliere 84400 Apt FRANCE	12,427	*	12,427	0	0.00%
Christopher S. Olson Revocable Trust 22641 Statler Blvd. St. Clair Shores, MI 48081	6,214	*	6,214	0	0.00%

Owl Holdings LP c/o Omer Long, General Partner 100 Newport Center Dr., Ste. 220 Newport Beach, CA 92660	6,214	*	6,214	0	0.00%
Paine Webber Inc., Custodian FBO Sung-Nei Cho MD IRA 400 Esplanade Dr., Ste. 220 Oxnard, CA 93030	3,107	*	3,107	0	0.00%
Jung I. Park 8825 Crestwood Ave. Munster, IN 46321	3,729	*	3,729	0	0.00%
Charles H. Pedrotta Family Trust 3442 Don Juan Dr. Carlsbad, CA 92008	9,321	*	9,321	0	0.00%
Gaynor Peet 5663 Colfax Ave. #211 N. Hollywood, CA 91607	1,656	*	1,656	0	0.00%
John J. Petr 11404 Kayak Ct. Indianapolis, IN 46236	3,107	*	3,107	0	0.00%
Judith Petraitis, TTEE Petraitis Surviving Spouse Trust 918 Chelham Wy. Montecito, CA 93108	3,107	*	3,107	0	0.00%
Christine S. Powers 3000 Town Center, Ste. 2750 Southfield, MI 48075	3,107	*	3,107	0	0.00%
Mark F. Prysi, MD 1152 Goodletle Rd. Naples, FL 34102	6,213	*	6,213	0	0.00%
Mark R. & Leslie L. Rahner 1023 CR 142 Durango, CO 81301	1,554	*	1,554	0	0.00%
Mark R. & Leslie L. Rahner Trust 1023 CR 142 Durango, CO 81301	25,974	*	25,974	0	0.00%
Richard A. & Lori K. Reisman, Trustees Reisman Revocable Family Trust UA dtd 11/08/90 1216 Crestview Ave. Camarillo, CA 93010	3,107	*	3,107	0	0.00%

Martha N. Rogers Living Trust UA dtd 05/11/89 8353 E. Longden Ave. San Gabriel, CA 91775	3,107	*	3,107	0	0.00%
Michael Romans FT19/184 Forbes St. Darlinghurst NSW 2010 AUSTRALIA	20,000	*	20,000	0	0.00%
Norman H. Rosen 29201 Telegraph rd., Ste. 330 Southfield, MI 48034	4,349	*	4,349	0	0.00%
W.F.O. & E.T. Rosenmiller 37 W. Market St., Ste. 6 York, PA 17401	3,107	*	3,107	0	0.00%
Samuel G. Rosenthal 3599 University Blvd., Ste. 403 Jacksonville, FL 32216	1,242	*	1,242	0	0.00%
Salhia Real Estate Co. Attn: Ali Al-Hamden, Manager P.O. Box 23413 Safat 13029 KUWAIT	41,423	*	41,423	0	0.00%
Santa Barbara Bank & Trust, TTEE FBO J. McNamara, Sansum Medical Clinic Attn: Barbara Petronis P.O. Box 2340 Santa Barbara, CA 93120	777	*	777	0	0.00%
Neil H. Saretsky MD 4055 Travis St. Dallas, TX 75204	6,214	*	6,214	0	0.00%
Michael F. Sayegh P.O. Box 533 Abu Alanda 11592 JORDAN	12,427	*	12,427	0	0.00%
Jeff S. Schleuning(12) 1670 Cordero Bay Ave. Las Vegas, NV 89123	149,122	*	149,122	0	0.00%
Helga Schlichter, TTEE UA dtd 04/15/91 Revocable Trust 3100 S.E. Pruitt Rd. #306 Ft. St.Lucy, FL 34952	4,350	*	4,350	0	0.00%
Dorothy M. Scott 1721 Letts Ave. Corcoran, CA 93212	3,107	*	3,107	0	0.00%

Patricia H. Shaw 96 Mapleton Grosse Pointe, MI 48236	5,857	*	5,857	0	0.00%
Dennis Shepard 1414 E. Main St. Santa Maria, CA 93454	51,948	*	51,948	0	0.00%
Dennis & Franszika Shepard Shepard Family Trust 1414 E. Main St. Santa Maria, CA 93454	149,122	*	149,122	0	0.00%
Maurice Sherman P.O. Box 9007 Rancho Santa Fe, CA 92067	12,427	*	12,427	0	0.00%
William & Edith Shutt 2909 Compton Rd. Nashville, TN 37215	3,729	*	3,729	0	0.00%
Arturo Sidransky MD, Inc. MPPP P.O. Box 2539 Camarillo, CA 93011	4,971	*	4,971	0	0.00%
Monroe & Kelly Silver 379 Price Rd. Pollock, LA 71467	5,214	*	5,214	0	0.00%
Edward M. Simon MD 2829 Mountain Springs Rd. Reno, NV 89509	4,350	*	4,350	0	0.00%
J. Bradford Smith 2246 Waverly Wy. East Seattle, WA 98112	6,494	*	6,494	0	0.00%
Steven T. Smith 32 Lakecrest Grosse Pointe Farms, MI 48236	49,707	*	49,707	0	0.00%
Smith Barney Inc. FBO Martin J. Luftman 1401 Harrodsberg Rd. #B-360 Lexington, KY 40504	1,242	*	1,242	0	0.00%
Wendell Smoot III 9850 Genesse Ave., Ste. 300 La Jolla, CA 92037	12,427	*	12,427	0	0.00%
Wendell Smoot III MD Pension Plan 9850 Genesse Ave., Ste. 300 La Jolla, CA 92037	5,593	*	5,593	0	0.00%

Wendell Smoot III MD Profit Sharing Plan 9850 Genesse Ave., Ste. 300 La Jolla, CA 92037	6,213	*	6,213	0	0.00%
Wendell M. Smoot III, Trustee 9850 Genesse Ave., Ste. 300 La Jolla, CA 92037	6,213	*	6,213	0	0.00%
John D. & K. Jan Smoot, TTEE 12860 Ralston Cir. San Diego, CA 92130	1,554	*	1,554	0	0.00%
Carol N. Sprau 1939 Burns Ave. St. Paul, MN 55119	2,486	*	2,486	0	0.00%
Sprau Family Ltd. Partnership c/o Jerald D. Sprau 1939 Burns Ave. St. Paul, MN 55119	3,729	*	3,729	0	0.00%
George L. Stallman 2079 Rosewood Ln. York, PA 17403	3,107	*	3,107	0	0.00%
Stallman Leasing Company 2079 Rosewood Ln. York, PA 17403	3,107	*	3,107	0	0.00%
Jeffrie K. Stern 12057 Oak Vista Dr. Boynton Beach, FL 33437	6,214	*	6,214	0	0.00%
Frank K. Swenson 218 Kimrod Ln. Charlotte, NC 28270	1,554	*	1,554	0	0.00%
Timothy G. Swift 32571 Viviente de Marlita San Juan Capistrano, CA 92675	3,729	*	3,729	0	0.00%
Michael Blair Tantillo 291 Glen Rd. Weston, MA 02493	4,142	*	4,142	0	0.00%
William G. Taylor IRA Defined Benefit Pension Plan 1944 Plum St. San Diego, CA 92106	12,427	*	12,427	0	0.00%
Threshold Research & Development 2801 Lemmon Ave. West, Ste. 300 Dallas, TX 75204	74,561	*	74,561	0	0.00%

Wilda M. Tipton, Trust UA dtd 02/28/96 8672 Henderson Rd. Ventura, CA 93004	6,214	*	6,214	0	0.00%
Betty J. Toland 156 Lakeside Ln. Media, PA 19063	16,567	*	16,567	0	0.00%
TriFam Capital Company, LLC 10 Alabama Ct. Houston, TX 77027	3,107	*	3,107	0	0.00%
Darryl S. Turok 2741 Harbor Hills Ln. Las Vegas, NV 89117	46,600	*	46,600	0	0.00%
John J. Tyner MD Tyner Living Trust 5525 La Crescento Rancho Santa Fe, CA 92067	1,553	*	1,553	0	0.00%
UBS Financial Services Inc., Custodian FBO Jeffrey A. Sadowski P.O. Box 3321 1000 Harbor Blvd. Weehawken, NJ 07086	6,214	*	6,214	0	0.00%
Union Bank of California FBO Stephen Gordon MD 3080 S. Bristol St., 2nd Fl. Costa Mesa, CA 92626	3,107	*	3,107	0	0.00%
Valois Family Trust 2845 Spyglass Ridge Rd. Santa Barbara, CA 93105	6,214	*	6,214	0	0.00%
Nicholas J. Veenstra 390 Squaw Brook Rd. N. Haledon, NJ 07508	18,641	*	18,641	0	0.00%
Vellis Family Trust UA dtd 04/11/91 220 Rametto Rd. Santa Barbara, CA93108	12,427	*	12,427	0	0.00%
Ventura County OB-Gyn Medical Group PSP UA dtd 10/01/78 1216 Crestview Ave. Camarillo, CA 93010	3,107	*	3,107	0	0.00%
Jack & Frances M. Vogel 2002 Bobolink Ln. Palm Springs, CA 92264	3,107	*	3,107	0	0.00%

Vogel Family Trust 5055 Kapi-olani Loop Princeville, HI 96722	3,107	*	3,107	0	0.00%
Doris A. Wenter 10880 Black Forest Rd. Black Forest, CO 80908	3,107	*	3,107	0	0.00%
Chuck White 1931 N. Meacham Rd., Ste. 325 Schaumburg, IL 60173	1,367	*	1,367	0	0.00%
Janet M. White 9020 Mountain Valley Rd. Fairfax Station, VA 22039	3,107	*	3,107	0	0.00%
Gilbert L. White MD 1090 E. Mountain Dr. Santa Barbara, CA 93108	3,107	*	3,107	0	0.00%
Thomas & Christine Wiedrich 2215 Thornwood Ave. Wilmette, IL 60091	4,971	*	4,971	0	0.00%
Wills Family Trust 32776 Via del Venado Valley Center, CA 92082	3,107	*	3,107	0	0.00%
John R. Wright DDS, Inc. 5544 San Patricio Dr. Santa Barbara, CA 93111	6,214	*	6,214	0	0.00%
Gerald W. Yankie 1169 Harbor Hills Dr. Santa Barbara, CA 93109	1,553	*	1,553	0	0.00%
Selina Yee 3950 N. Lake Shore Dr., Apt. 1516 Chicago, IL 60613	8,284	*	8,284	0	0.00%
Mohammed K. Zaman P.O. Box 2429 RUWI 112 Sultanate of Oman	27,339	*	27,339	0	0.00%

*
Less than 1%

(1)
All share numbers are based on information that these selling stockholders supplied to us. The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name, unless otherwise indicated below. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder.

(2)
AAB Corp. is a seller of intellectual property to MediCor Development Co., a subsidiary of MediCor Ltd.

(3)
Mr. Barella is a Vice President of MediCor Ltd.

(4)
Mr. Eschbach is the Chief Executive Officer of MediCor Development Co., a subsidiary of MediCor Ltd.

(5)
Graeco2 Ltd. is a seller of intellectual property to MediCor Development Co., a subsidiary of MediCor Ltd.

(6)
Mr. Hawk is an employee of III Acquisition, dba PIP.America, a subsidiary of MediCor, Ltd.

(7)
Ms. A. Betty Herrera is an employee of III Acquisition, dba PIP.America, a subsidiary of MediCor Ltd.

(8)
Ms. A. Rose Herrera is an employee of International Integrated Management, Inc., a subsidiary of MediCor Ltd.

(9)
Mr. Lower is a Vice President of MediCor Ltd.

(10)
Mr. Mitchell is an employee of Biodermis, Inc., a subsidiary of MediCor Ltd.

(11)
Mr. O'Leary is the Directeur Générale Délègue of Eurosilicone SAS, a subsidiary of MediCor Ltd.

(12)
Mr. Schleuning is an employee of Biodermis, Inc., a subsidiary of MediCor Ltd.

PLAN OF DISTRIBUTION

        Upon effectiveness of the registration statement of which this prospectus is a part, we intend to list the shares of our common stock offered pursuant to this prospectus on AMEX.

        All of the 5,023,539 shares of our common stock included in this prospectus are for sale by the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of our convertible preferred stock or convertible debentures.

        The selling stockholders, and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. If any of the selling stockholders enter into an agreement with an underwriter to do a firm commitment offering of the shares of our common stock offered by such selling stockholder through this prospectus, if we are aware of such underwriting agreement we will file a post-effective amendment to the registration statement of which this prospectus is a part setting forth the material terms of such underwriting agreement. The selling stockholder may not sell any of the shares in such firm underwriting until such post-effective amendment becomes effective.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

        The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

        We do not know whether any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

        We will pay all expenses of the registration of the shares of common stock offered pursuant to this prospectus including SEC filing fees and expenses of compliance with state securities or "blue sky" laws, except that the selling stockholders will pay any underwriting discounts and selling commissions for the sale of their shares. We expect that our expenses for this offering, consisting primarily of legal, accounting and printing expenses, will be approximately                 .

        We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with registration rights and other agreements entered into by us with the selling stockholders, or the selling stockholders will be entitled to contribution.

        Once sold under the registration statement, of which this prospectus forms a part, by any of the selling stockholders, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

        Greenberg & Company CPAs LLC, an independent registered public accounting firm, has audited our consolidated financial statements and schedules as of June 30, 2003 and 2004 and for the years then ended, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Greenberg & Company CPAs LLC's reports, given on their authority as experts in accounting and auditing.

        The financial statements of Laboratories Eurosilicone S.A. as of and for the years ended December 31, 2003, 2002, and 2001 included in this registration statement have been so included in reliance upon the reports of FCN—Société Française de Révision, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of the registration statement that we filed on Form SB-2 with the SEC. The registration statement contains more information about us and our common stock than this prospectus, including exhibits and schedules. You should refer to the registration statement for additional information about us and our common stock being offered in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Information about us may be obtained from our website www.medicorltd.com. Copies of our SEC filings are available free of charge on the website as soon as they are filed with the Securities and Exchange Commission (SEC) through a link to the SEC's EDGAR reporting system. Simply select the "Investors" menu item, then click on the "SEC Filings" link.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTORY NOTE

        The following unaudited pro forma condensed consolidated financial statements gives effect to the acquisition by MediCor Ltd., a Delaware corporation ("the Company") using the purchase method of accounting, and the assumptions and adjustments to reflect the allocation of purchase price described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The pro forma adjustments are based on management's estimates of the value of the tangible and intangible assets acquired. The unaudited pro forma condensed consolidated balance sheet is based on the audited historical balance sheet of the Company and Laboratoires Eurosilicone S.A as of June 30, 2004, and has been prepared to reflect the acquisition as if the acquisition had been consummated on that date. The unaudited pro forma condensed consolidated statement of operations combine the audited results of operations of the Company and the unaudited results of Eurosilicone S.A for the year ended June 30, 2004, as if the acquisition had occurred on July 1, 2003.

        The unaudited pro forma condensed consolidated financial information has been prepared from, and should be read in conjunction with the historical consolidated financial statements of MediCor Ltd. which can be found in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 filed with the Securities and Exchange Commission on September 20, 2004. Laboratoires Eurosilicone S.A historical consolidated financial statements for the year ended December 31, 2003 are included elsewhere in this registration statement beginning on page F-52.

        The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not intended to represent what the Company's financial statements are or would have been if the acquisition had occurred on those dates or to project the Company's financial statements for any future period. Since the Company and Laboratoires Eurosilicone S.A were not under common control or management for any period presented, the unaudited pro forma condensed consolidated financial results may not be comparable to, or indicative of, future performance. These statements do not reflect any additional costs or cost savings resulting from the acquisition.

MEDICOR LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2004

(EXPRESSED IN UNITED STATES DOLLARS)

	As of June 30, 2004
	MediCor, Ltd.	Laboratoires Eurosilicone, S.A.	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash	$165,092	$2,296,179	$—		$2,461,271
Accounts Receivables	224,205	5,598,578	(601,427	)(a)(c)	5,221,356
Other current assets	363,806	9,263,130	(39,338	)(c)	9,587,599
Total current assets	753,104	17,157,887	(640,764)		17,270,226
Property, plant and equipment, net	261,382	—	—		261,382
Goodwill and other intangibles, net	4,070,262	—	33,455,062	(c)(h)	37,525,324
Investment advances and deferred charges	29,019,801	—	(29,019,801	)(b)	—
Investments	—	128,578	—		128,578
Total assets	$34,151,342	$17,325,152	$3,794,497		$55,270,990

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$35,386,112	$—	$11,000,000	(e)	$46,386,112
Accounts payable	3,277,165	2,407,538	—		5,684,703
Other current liabilities	2,447,527	2,703,863	204,064	(c)	5,355,454
Total current liabilities	41,110,804	5,111,401	11,204,064		57,426,269
Other long-term liabilities	1,839,417	3,759,279	1,044,905	(c)	6,643,600
Total liabilities	42,950,221	8,870,680	12,248,969		64,069,869

Commitments and contingencies
Stockholders' equity (deficit)
Shareholder's equity	(8,798,879)	8,454,472	(8,454,472	)(b)(d)	(8,798,879)
Total liabilities and stockholders' equity	$34,151,342	$17,325,152	$3,794,497		$55,270,990

See notes to unaudited pro forma combined condensed consolidated financial statements.

MEDICOR LTD.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

AS OF JUNE 30, 2004

(EXPRESSED IN UNITED STATES DOLLARS)

	As of June 30, 2004
	MediCor, Ltd.	Laboratoires Eurosilicone, S.A.	Pro Forma Adjustments		Pro Forma Combined
Net sales	$1,421,483	$21,370,343	$—		$22,791,926
Cost of sales	352,538	12,008,689	—		12,361,227

Gross profit	1,069,045	9,361,654	—		10,430,699
Operating expenses:
Selling, general and administrative expenses	8,483,694	4,939,812	—		13,423,506
Research and development	2,149,049	—	—		2,149,049
Other expenses	5,686,849	—	—	(f)	5,686,849

Operating income/(loss)	(15,250,547)	4,421,842	—		(10,828,705)
Net interest expense/(income)	1,195,543	405,690.00	—		1,601,233
Income/(loss) before income taxes	(16,446,090)	4,016,152	—		(12,429,938)
Income taxes	1,737	1,453,236	—		1,454,973

Net income/(loss)	(16,447,827)	2,562,916	—		(13,884,911)
Preferred dividends deemed and in arrears	118,946	—	—		118,946.00
Net income/(loss) to common shareholders	$(16,566,773)	$2,562,916	$—		$(14,003 857)

Earnings per share data:
Weighted average shares, basic and diluted	17,633,120	—	—		17,633,120
Basic and diluted
Net loss per share	$(0.94)	$—	$—		$(0.79)
Net loss per share to common shareholders	$(0.94)	$—	$—		$(0.79)

See notes to unaudited pro forma combined condensed consolidated financial statements.

MEDICOR LTD AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

        On July 5, 2004, MediCor Ltd., a Delaware corporation (the "Company") completed its acquisition of Laboratoires Eurosilicone S.A ("Eurosilicone") from its shareholders (the "Sellers"). Pursuant to the Agreement for the Sale and Purchase of the Shares Laboratoires Eurosilicone S.A., dated May 17, 2004, (the "SPA") by and between the Company and the Sellers, the Company purchased 100% of the shares of Eurosilicone for an undisclosed amount of cash, which was primarily financed by additional loans from III, LLC, an affiliate of the Company's chairman and founder. In addition, the Sellers may be entitled to further compensation if certain revenue targets are achieved by Eurosilicone over the next three years subject to the continuing accuracy of the representations and warranties of the Sellers in the SPA.

        Eurosilicone manufactures its medical device products in Apt, France, and distributes them to approximately 70 countries throughout Europe, Asia, Mexico, Central and South America and Africa, with more than 90% of sales derived from breast implant products. Eurosilicone has approximately 17 percent of the breast implant market outside the United States, where it competes predominantly with Inamed Corporation and Mentor Corporation. Approximately 180 persons are employed in its two ISO-certified manufacturing facilities in France, which comprise about 44,100 square feet of space.

        The consideration the Company paid to the Sellers pursuant to the SPA was determined pursuant to arms' length negotiations and the Company's management relied on representations made by Eurosilicone's management, the Sellers and other documents and information provided to the Company. The Company's management and Board considered various factors to determine the amount of consideration appropriate for the acquisition, including the potential benefit of the transaction to the Company's shareholders.

        The unaudited pro forma condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information not misleading.

        These columns below include Laboratoires Eurosilicone S.A.'s historical unaudited consolidated financial statements. The consolidated balance sheet for the six months ended June 30, 2004 was derived from unaudited consolidated financial statements. The balance sheet, reported in euros, was translated to U.S. dollars at the exchange rate of $1.2155 per euro at June 30, 2004. The unaudited consolidated statement of income of Eurosilicone for the six months ended June 30, 2004 was derived from unaudited consolidated financial statements. The statement of income, reported in euros, was translated to U.S. dollars using the average exchange rate of $1.20 per euro.

        The columns below reflect the adjustments and reclassifications necessary to convert Eurosilicone's historical financial statements from French GAAP to U.S. GAAP for presentation in the Unaudited Pro Forma Condensed Financial Statements.

2.    PURCHASE PRICE ALLOCATION

        The unaudited pro forma condensed consolidated financial statements reflect various purchase price allocations. In accordance with SFAS No. 141, Business Combinations ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Eurosilicone based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition:

	Book Value of Assets Acquired / Liabilities Assumed	Preliminary Purchase Price Allocation	Preliminary Fair Value
Cash and cash equivalents	$2,296,179	$—	$2,296,179
Accounts receivables	5,598,578	(671,198)	4,927,381
Other current assets	3,661,130	(39,338)	3,621,792
Total current assets	11,555,887	(710,535)	10,845,352
PP&E	5,602,000	—	5,602,000
Investments	128,578	—	128,578
Goodwill	—	32,842,632	32,842,632
Other long term assets	38,687	—	38,687
Total assets	17,325,152	32,132,097	49,457,249
Accounts payables	2,407,538	—	2,407,538
Other current liabilities	2,703,863	204,064	2,907,927
Long term liabilities	3,759,279	1,044,905	4,804,184
Shareholders' equity	8,454,472	(8,454,472)	—
		39,337,600	39,337,600
Total Liabilities and Shareholders' equity	$17,325,152	$32,132,097	$49,457,249

        The unaudited pro forma condensed financial statements are not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been completed as of the dates indicated, nor are they necessarily indicative of future operating results or financial position. The purchase accounting adjustments made in connection with the unaudited pro forma condensed consolidated financial statements are based on a preliminary valuation that has been made solely for purposes of developing the pro forma financial information and is based upon currently available information. Such a valuation is subject to final adjustments. Accordingly, the actual adjustments to be recorded in connection with the final purchase price allocation may differ from the pro forma adjustments reflected in the unaudited pro forma condensed financial statements, and any such differences may be material.

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), goodwill will not be amortized and will be tested for impairment at least annually. The amounts contained in the purchase price allocation may change as additional information becomes available regarding the assets and liabilities acquired. The purchase price allocations are expected to be finalized before the end of the third fiscal quarter. Any change in the fair value of the net assets will change the amount of the purchase price allocable to goodwill.

3.    PRO FORMA ADJUSTMENTS

        The following adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet as of July 6, 2004.

  (a)
  To record an additional receivable associated with the acquisition.

  (b)
  To eliminate inter-company consolidated transactions.

  (c)
  To reflect the purchase price allocation as described above.

  (d)
  To eliminate historical shareholders' equity of Laboratoires Eurosilicone S.A

  (e)
  To record additional funding received for the acquisition.

  (f)
  Reflects several one time reserves as of June 30, 2004 which was not adjusted in the pro forma statements above.

  (g)
  Does not reflect any contingent performance payments provided for in the SPA.

  (h)
  To reflect an adjustment of deferred charges allocated to goodwill.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
MEDICOR LTD.
Las Vegas, Nevada

        We have audited the accompanying consolidated balance sheet of MediCor Ltd. and Subsidiaries (collectively, the "Company") as of June 30, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2004, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note U to the consolidated financial statements, the Company completed the acquisition of Laboratoires Eurosilicone S.A.

/s/ GREENBERG AND COMPANY LLC

Springfield, New Jersey
August 20, 2004
(Except as to Note U, which date is September 16, 2004)

MediCor Ltd.

Consolidated Balance Sheet

June 30, 2004
Assets
Current assets:
Cash	$165,092
Receivables, less allowance for doubtful accounts of $213,021	224,205
Notes receivable, less allowance for doubtful accounts of $304,428	—
Inventories	103,886
Prepaid expenses and other current assets	259,920

Total current assets	753,103
Property, plant and equipment, net	261,382
Goodwill and other intangibles, net	4,070,262
Deposits	16,700
Investment advances and deferred charges	29,019,801
Other assets	30,094

Total assets	$34,151,342

Liabilities and Stockholders' Equity
Current liabilities:
Short term convertible debentures	$275,000
Notes payable	1,069,711
Note payable to related party	34,316,401
Accounts payable	3,277,165
Accrued expenses and other current liabilities	1,619,440
Payroll taxes payable	45,125
Interest payable to related party	507,962

Total current liabilities	41,110,804
Long-term convertible debentures	500,000
Long-term accrued liabilities	1,339,417

Total liabilities	42,950,221

Commitments and contingencies (Note T)
Stockholders' equity (deficit)
Preferred shares, $.001 par value, 45,000 shares authorized, 9,845 issued and outstanding; liquidation preference $9,845,000	10
Additional paid in capital—preferred stock	9,936,748
Common shares, $.001 par value, 100,000,000 shares authorized, 18,065,563 shares issued, 18,045,265 shares outstanding and 20,298 shares retired	18,046
Additional paid in capital—common stock	17,477,614
Accumulated (deficit)	(36,231,297)

Stockholders' equity (deficit)	(8,798,879)

Total liabilities and stockholders' equity	$34,151,342

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statements of Operations

For the Periods Ended as Noted

	Year Ended June 30, 2004	Year Ended June 30, 2003
Net sales	$1,421,583	$1,676,905
Cost of sales	412,713	665,399
Return of consigned inventory previously written down and prior year adjustment for discontinued product line	(60,175)	(518,370)

Gross profit	1,069,045	1,529,876
Operating expenses:
Selling, general and administrative expenses	8,483,694	5,876,413
Research and development	2,149,049	190,625
Other expenses	5,686,849	—

Operating income/(loss)	(15,250,547)	(4,537,162)
Net interest expense/(income)	1,195,543	503,847

Income/(loss) before income taxes	(16,446,090)	(5,041,009)
Income taxes	1,737	870

Net income/ (loss)	(16,447,827)	(5,041,879)
Preferred dividends		147,852
Preferred dividends deemed	91,558	—
Preferred dividends in arrears Series A Preferred 8%	27,388	—

Net loss attributable to common stockholders	$(16,566,773)	$(5,189,731)

Earnings per share data:
Weighted average shares, basic and diluted	17,633,120	15,733,011
Basic and diluted
Net loss per share	$(0.94)	$(0.33)

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statement of Stockholders' Equity

For the Periods Ended as Noted

			Par Value
	Number of Shares
			Preferred Shares $.01	Preferred Shares $.001	Common Shares $.001	Capital in excess of par value	Accumulated Deficit
	Preferred	Common						Total
Balance—July 1, 2002	391,786	14,569,087	3,918	—	14,569	13,526,402	(14,462,192)	(917,303)
Issuance of Preferred Shares	18,824	—	188	—	—	120,411	—	120,599
Issuance of Common Shares	—	1,776,915	—	—	1,777	3,260,023	—	3,261,800
Reverse Acquisition	—	661,900	—	—	662	—	—	662
Conversion of Preferred to Common	(410,610)	510,259	(4,106)	—	510	3,596	—	—
Net Loss	—	—	—	—	—	—	(5,041,879)	(5,041,879)
Dividends Paid	—	—	—	—	—	—	(147,852)	(147,852)

Balance—June 30, 2003	—	17,518,161	—	—	17,518	16,910,432	(19,651,923)	(2,723,973)
Issuance of Preferred Shares	9,845	—	—	10	—	9,936,748	—	9,936,758
Issuance of Common Shares	—	547,402	—	—	548	493,026	—	493,574
Non-Employee Stock Options	—	—	—	—	—	74,156	—	74,156
Repurchase and retirement of Common Stock	—	(20,298)	—		(20)	—	(39,989)	(40,009)
Net Loss	—	—	—	—	—	—	(16,447,827)	(16,447,827)
Preferred Deemed Dividends	—	—	—	—	—	—	(91,558)	(91,558)
Dividends Paid	—	—	—	—	—	—	—	—

Balance—June 30, 2004	9,845	18,045,265	—	$10	$18,046	$27,414,362	$(36,231,297)	$(8,798,879)

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statements of Cash Flows

For the Periods Ended as Noted

	Year Ended June 30, 2004	Year ended June 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(16,447,827)	(5,041,879)
Adjustments to reconcile net loss to net cash
Depreciation and amortization	488,503	251,368
Provision for doubtful accounts	(2,634,384)	(53,417)
Inventory write down	60,175	—
Loss on disposal of property, plant and equipment	22,928	1,846
Non-employee stock options	74,156	—
Employee/consultants preferred stock	940,000	—
Changes in operating assets and liabilities
Receivables	2,908,240	159,609
Notes receivable	(277,043)	(27,384)
Inventories	(24,233)	(31,192)
Prepaid expenses and other current assets	(153,692)	(30,958)
Investment advances and deferred charges	(29,019,801)	—
Deposits	5,062,910	(2,350,000)
Other assets	17,179	(43,882)
Bank overdraft	(128,387)	128,387
Accounts payable	1,281,620	(950,922)
Accrued expenses and other current liabilities	54,890	(81,571)
Income taxes payable	—	—
Payroll taxes payable	20,450	10,879
Interest payable	177,437	330,525
Long-term accrued liabilities	(74,180)	423,729

Net cash utilized by operating activities	(37,651,059)	(7,304,862)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(44,994)	(242,494)

Net cash utilized by investing activities	(44,994)	(242,494)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible debentures	1,350,000	560,000
Payments on convertible debentures	(60,000)	—
Proceeds from issuance of short term debt	33,798,790	7,586,528
Payments on short term debt	—	(800,999)
Issuance of preferred stock	2,750,200	120,599
Issuance of common stock	11,523	262,462
Purchase of treasury stock	(39,999)	—
Dividends paid	—	(147,852)

Net cash provided by financing activities	37,810,514	7,580,738

Net increase in cash	114,461	33,382
Cash at beginning of period	50,631	17,249

CASH AT END OF PERIOD	$165,092	$50,631

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
On March 18, 2003, the Company acquired all of the outstanding shares corporation ("IPI"), an intellectual property holding company, in Company's common stock to the stockholders of IPI. The company Preferred stock valued at $3,079,058 was converted to 510,059 share of Conversion of short-term debt to preferred stock	$6,155,000	$—
Conversion of short-term debt to common stock	$482,041	$—
Issuance of preferred stock to employees/consultants	$940,000	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$1,142,337	$705
Taxes	$1,737	$870

See accompanying notes to consolidated financial statements

MEDICOR LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004

Note A—Description of Business

        MediCor Ltd. (the "Company" or "MediCor") is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic plastic surgery and dermatology markets. Current products include breast implants and scar management products. The Company's products are sold worldwide to hospitals, surgery centers and physicians mostly through various distributors as well as through some direct sales personnel.

Note B—Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company accounts and transactions have been eliminated. Certain prior year amounts in previously issued financial statements have been reclassified to conform to the current year presentation. The consolidated financial statements have been prepared in United States dollars.

Critical Accounting Policies and Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Revenue Recognition

        We recognize product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition" and SFAS No. 48 "Revenue Recognition When Right of Return Exists." These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. We recognize revenue upon delivery of product to third party distributors and customers. Due to the widespread holding of consignment inventory in our industry, we also recognize revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. Appropriate reserves are established for anticipated returns and allowances based on our product return history. We believe our estimates for anticipated returns is a "critical accounting estimate" because it requires us to estimate returns and, if actual returns vary, it could have a material impact on our reported sales and results of operations. Historically our estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Allowance for Doubtful Accounts

        MediCor maintains allowances for doubtful accounts for estimated losses resulting from the inability of some of its customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of MediCor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. The Company capitalizes inventory costs associated with certain product candidates prior to regulatory approval, based on management's judgment of probable future commercialization. We could be required to expense previously capitalized costs related to pre-approval inventory upon a change in such judgment, due to, among other factors, a decision denying approval of the product candidate by the necessary regulatory bodies.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred.. Asset retirements and dispositions are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 as described below.

Accounting for Long-Lived Assets

        The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment and Disposal of Long Lived Assets," which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. Adoption of this statement had no material effect on its financial position or results of operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We believe the estimate of our valuation of Long-lived Assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation it could have a material impact on our results of operations. With the exception of the third party purchase agreements in June of 2004, see Note J to the notes to the consolidated financial statements, we do not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from 3 to 17 years. The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets," in January 2002. As a result, goodwill is no longer amortized, but was subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Product Replacement Programs

        III Acquisition Corp. d/b/a PIP.America (PIP.America), a subsidiary of the Company, provides a product replacement program to surgeons for deflations of breast implant products for a period of ten (10) years from the date of implantation. For each deflation, the surgeon receives financial assistance plus a free replacement. Management estimated the amount of potential future product replacement claims based on statistical analysis. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value, and this amount is reserved. Changes to actual claims, interest rates or other estimations could have a material impact on the statistical calculation which could materially impact the Company's reserves and results of operations. Although these products are not currently being sold (because they are in the process of obtaining FDA approval more fully described below), they were sold under a distribution agreement prior to November 2000 and a warranty reserve is maintained for these products sold in prior years.

Accrued Warranty
Balance at June 30, 2003	$1,818,188
Accruals for warranties issued during the period	809,529
Settlements made during the period	(569,725)

Balance at June 30, 2004	$2,057,991

Shipping and Handling Costs

        The Company's shipping and handling costs are included under cost of sales.

Research and Development

        Research and development costs are expensed by the Company as incurred, including the costs of clinical studies and other regulatory approval activities.

Stock-Based Compensation

        The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, MediCor has elected the disclosure-only provisions related to employee stock options and follows the intrinsic value method in Accounting Principals Board Opinion ("APB") No. 25 in accounting for stock options issued to employees. Under APB No. 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

        The Company accounts for options and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving stock Compensation, and interpretation of APB No. 25," and Emerging Issue Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services," whereby the fair value of such option and warrant grants are measured using the Fair Value Based Method at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Effects of Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." A variable interest entity ("VIE") is one where the contractual or ownership interest in an entity change with changes in the entity's net asset value. This interpretation requires the consolidation of a VIE by the primary beneficiary, and also requires disclosure about VIEs where an enterprise has a significant variable interest but is not the primary beneficiary. At the effective date, the Company has not entered into any VIEs.

        In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company's financial position or results from operations.

        In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, were accounted for as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company's financial position or results from operations.

        In December 2003, the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which codifies, revises, and rescinds certain sections of SAB No. 101, "Revenue Recognition," in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes in SAB No. 104 did not have a material impact on our financial position or results of operations.

        On March 31, 2004, the FASB issued an exposure draft, "Share-Based Payment, an amendment of SFAS No. 123 and 95." The exposure draft proposes to expense the fair value of share-based payments to employees beginning in 2005. We are currently evaluating the impact of this proposed standard on our financial statements.

Note C—Major Customer

        During the fiscal year ended June 30, 2003 approximately 25% of the Company's consolidated revenue was attributable to one customer while revenue related to that same customer for the year ended June 30, 2004 was about 8%.

Note D—Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

Note E—Accounts Receivable

        Accounts receivable at June 30, 2004 consisted of:

June 30, 2004
Accounts receivable	$437,226
Allowance for doubtful accounts	(213,021)

Total	$224,205

        The Company's PIP.America subsidiary has a distribution agreement with Poly Implants Protheses S.A.("PIP"), a third-party manufacturer of breast implants located in France. This agreement covers the sale by the Company of PIP's saline, pre-filled breast implant products in North America; although no sales were reported in the year ending June 30, 2004 these products are not currently approved for distribution on North America. During the third quarter of fiscal 2004, the Company had $3,444,802 in accounts receivable from the manufacturer, representing amounts owed to the Company under the terms of the distribution agreement relating to prior year sales. These amounts had been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection. Effective March 30, 2004, the Company and the manufacturer amended the distribution agreement and the Company forgave certain amounts owed by the manufacturer in return for the transference of the pre-market approval application. See Note T for more detail.

        Changes in allowance for doubtful accounts are as follows:

Balance July 1, 2003	$3,151,832
Provisions/(recovery)	505,991

Write-offs	(3,444,802)

Balance June 30, 2004	$213,021

Note F—Notes Receivable

        Notes receivable at June 30, 2004 consisted of:

June 30, 2004
Notes receivable	$304,428
Allowance for doubtful accounts	(304,428)

Total	$—

        Poly Implants Protheses S.A.(PIP), a third-party manufacturer of breast implants located in France issued to the Company a revolving promissory note for certain sums to come due to the Company based on the Company's and the manufacturer's administration of product warranty and product warranty related claims. These amounts had been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection.

Note G—Inventories

        Inventories at June 30, 2004 consisted of:

	June 30, 2004	June 30, 2003
Raw Materials	$91,249	$125,607
Finished Goods	12,637	14,221

Total	$103,886	$139,828

        The June 30, 2002 value of consigned inventory of implants in physician offices on the books of the PIP.America subsidiary of the Company was uncertain. A voluntary withdrawal of such inventory from the market was initiated subsequent to June 30, 2002 in conjunction with an agreement reached between the FDA and PIP.America. Accordingly, the Company wrote down such inventory to a fair market value of zero as of June 30, 2002. During the year ended June 30, 2004, inventory previously written down to a fair market value of zero was returned to the manufacturer for credit.

Note H—Property and Equipment

        Property and equipment at June 30, 2004 consisted of:

June 30, 2004
Leasehold Improvements	$107,748
Furniture, Fixtures and equipment	339,452
Computer Equipment and tools and dies	205,830

Subtotal	653,030
Accumulated depreciation	(391,648)

Total	$261,382

        Depreciation expense was $132,027 for the year ended June 30, 2004 and $110,394 for the year ended June 30, 2003.

Note I—Goodwill and Other Intangibles

        Goodwill and other intangibles as of June 30, 2004 consisted of:

June 30, 2004
Goodwill	$1,221,793
Distribution Agreements	225,000
Non-compete	130,000
Patents	3,100,000
Other	20,501

Subtotal	4,697,294
Accumulated Amortization—Goodwill	(41,973)
Accumulated Amortization—Distribution Agreements	(75,000)
Accumulated Amortization—Non-compete	(108,333)
Accumulated Amortization—Patents	(381,225)
Accumulated Amortization—Other	(20,499)

(627,030)
Total	$4,070,264

        Amortization for the year ended June 30, 2004 was $356,317 compared to $140,384 from the prior period ending June 30, 2003. The increase in amortization can be attributed to the purchase of patents in March 2003. During the year ended June 30, 2004, the Company completed a revaluation of our goodwill and determined that there was no amortization needed for this asset. We based this valuation on relevant comparable public company multiples of sales, EBITDA, and net income in determining annual amortization of our goodwill asset.

        The estimated amortization for the next five years consists of:

	June 30, 2005	June 30, 2006	June 30, 2007	June 30, 2008	June 30, 2009
Distribution Agreements	22,500	22,500	22,500	22,500	22,500
Non-compete	21,667	—	—	—	—
Patents	295,029	295,029	295,029	295,029	295,029
Other	—	—	—	—	—

Total	$339,196	$317,529	$317,529	$317,529	$317,529

        The Company's other intangible assets were fully amortized during the year ended June 30, 2004.

Note J—Deposits and Advances for Acquisitions

        Deposits at June 30, 2004 totaled $16,700. In 2000, the Company obtained the right to purchase a 7.5% common equity interest in a third-party manufacturer from its founder for $3,750,000. In the year 2000, the Company made a non-refundable deposit of $1,883,000 against the purchase price. The Company is under no obligation to fund the remainder of the payment or the exercise the purchase right. At June 30, 2004 the Company had a reserve against this deposit due to the uncertainties with respect to the third party manufacturer.

        A deposit of $3,800,000 is related to an asset purchase agreement described in Note T. As of June 30, 2004 the Company recorded a reserve for this entire deposit due to various uncertainties related to this third party distributor.

        Pursuant to an agreement to acquire Laboratoires Eurosilicone S.A. (Eurosilicone), the Company made advances for this investment at June 30, 2004 of $28,407,371. The Company incurred deferred charges of $612,430 relating to direct acquisition costs and $443,781 in indirect costs. See Note U for more information relating to this subsequent event.

Note K—Accrued Expenses

        Accrued expenses and other current liabilities at June 30, 2004 consisted of:

June 30, 2004
Consulting	$466,647
Product replacement reserve	718,574
Other	434,219

Total	$1,619,440

        Consulting fees consisted of amounts relating to various consulting agreements.

        Other accrued expenses included salaries and employee benefits, legal, research and development, acquisition costs and other miscellaneous accrued expenses.

        Long-term accrued liabilities of $1,339,417 at June 30, 2004 consisted of product warranty reserves.

Note L—Convertible Debentures

        Short-term convertible debentures at June 30, 2004 were $275,000. These convertible debentures pay 10% interest. Interest is prepaid and amortized over the life of the convertible debenture. The convertible debentures are convertible within one year at the holder's discretion to shares of Company common stock at a price of $4.02. These convertible debentures mature between July and December 2004.

        Long-term convertible debentures at June 30, 2004 were $500,000. During the year ended June 30, 2004, $1,150,000 was converted to preferred stock. The convertible debentures are convertible after one year and at the 18-month, 24-month, 30-month and 36-month anniversary of the issuance date at the holder's discretion to shares of Company common stock at a price equal to the greater of $5.00 or seventy-five percent (75%) of the daily weighted average trading price per share of the Company's common stock over a period of twenty (20) trading days prior to the conversion date. These convertible debentures mature between April 2006 and August 2006.

        During the year ending 2003, we incurred costs of $44,770 in association with the above convertible debentures. During the year ending June 30, 2004, we had incurred additional costs of $208,667 for an aggregate of $253,437. Of this amount, $888 was amortized at June 30, 2003 and $225,845 was amortized at June 30, 2004. The remaining balance of $26,704 will continue to be amortized over the life of the convertible debentures.

Note M—Notes Payable

        Notes payable of $1,069,711 at June 30, 2004 consisted of $750,000 for a term of 10 days at a daily rate of 0.3% interest, a $150,000 in a one year note paying an annual rate of 8% interest, and $169,711 for financing of insurance. Interest on the daily 0.3% note was to be paid at the time principal balance was repaid. Interest on the annual 8% note was prepaid and is amortized on a quarterly basis.

Note N—Related Party Transactions

        International Integrated Industries, LLC (LLC) is a company in which the Chairman of the Company, Mr. Donald K. McGhan (the "Chairman") has a controlling interest. Neither the Company nor any of its subsidiaries has any direct ownership in LLC. LLC acted on behalf of the Company by funding significant expenses incurred for which the Company has a revolving loan agreement as shown on the Company's Balance Sheet of $34,316,401 at June 30, 2004. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%). During the year ended June 30, 2004, LLC advanced $32,957,100 to the Company, of which $5,005,000 was converted to preferred stock, $412,292 was converted to common stock and none of was repaid. Interest expense relating to this note payable was $1,008,077 for the year ended June 30, 2004. The unpaid liability for these expenses are included in the Company's note payable to affiliates, which is contained in the financial statements presented herein. The Company had a commitment from LLC to fund operating shortfalls as necessary for the period presented.

        In October 2003, the Company entered into a Reimbursement Agreement with a company controlled by the Chairman for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The Reimbursement Agreement is effective for expenses incurred for MediCor business purposes. The Company recognized a total of $649,792 for the twelve months ended June 30, 2004 in expenses pursuant to the Reimbursement Agreement. All expenses recognized pursuant to the Reimbursement Agreement have been included by the Company in selling, general, and administrative expenses. In June 2004, MediCor modified its Reimbursement Agreement to reflect a "Dry Lease": effective June 1, 2004, only costs directly tied to MediCor's use of the plane's asset will be reimbursable to the company controlled by the Chairman. All other operating costs (like fuel, pilot wages, food etc) will be paid directly by the Company or through a disbursement agent to those third parties and only when the plane is used for MediCor business purposes.

Note O—Federal Income Taxes

        The Company follows SFAS No. 109 for reporting income taxes. The benefit for income taxes reflected in the Consolidated Statements of Operations for the Company for the periods noted consist of:

	June 30, 2004	June 30, 2003
Current	$5,592,408	$1,814,778
Deferred	(718,644)	240,568

Total Benefit	$4,873,764	$2,055,346

Less allowance for realization of deferred tax asset	4,873,764	2,055,346

Total Tax Expense	$—	$—

        As of June 30, 2004 and June 30, 2003, the Company recorded allowances of $11,365,988 and $6,492,224 respectively, against certain future tax benefits, the realization of which is currently uncertain. The deferred differences related to certain accounts receivable, accrued warranties, and depreciation/amortization not currently deductible as expenses under IRS provisions. Although the Company recorded this allowance to the deferred tax assets, the Company may still utilize the future tax benefits from net operating losses for 20 years from the year of the loss to the extent of future taxable income. The estimated net operating losses for tax purposes of approximately $15 million will expire over several years ending in 2024.

        Primary components of the deferred tax asset at the periods noted were approximately as follows:

	June 30, 2004	June 30, 2003
Computed expected income tax asset/(liability) at 34%	$5,592,408	$1,814,778
Adjustments
Net operating loss	4,732,842	2,918,064
Allowance for bad debt	175,933	1,071,617
Warranty reserve	699,717	624,677
Depreciation and amortization	165,088	63,088

Income tax benefit	$11,365,988	$6,492,224
Less allowance for realization of deferred tax asset	11,365,988	(6,492,224)
Deferred tax asset, net	$—	$—

Note P—Preferred Stock

        The Company created a series of 45,000 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock. The stock has a par value of $.001 per share with a liquidation preference of $1,000 per share. In the event of liquidation, shareholders of preferred stock shall be entitled to receive priority as to distribution over common stock. The preferred stock is convertible into common stock at any time at a conversion price of $3.85 per share until June 30, 2010. On June 30, 2011 all unconverted shares to common stock will be subject to a mandatory redemption. The redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends whether or not declared which amount will be payable by the Company in cash. The Company issued 9,845 shares in 2004 for $9,845,200.

Note Q—Loss per Share

        A reconciliation of weighted average shares outstanding, used to calculate basic loss per share, to weighted average shares outstanding assuming dilution, used to calculate diluted loss per share, follows:

	Year-Ended June 30, 2004			Year-Ended June 30, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net Income (Loss)
before preferred stock dividends	(16,447,827)			(5,041,879)
Less: Preferred stock dividends	118,946			147,852
Basic EPS	(16,566,773)	(17,633,120	(0.94)	(5,189,731)	15,733,011	(0.31)
Effect of dilutive securities

Diluted EPS	$(16,566,773)	17,633,120	(0.93)	$(5,189,731)	15,733,011	(0.31)

        4,611,423 common equivalent shares have been excluded from the computation of diluted earnings per share because their effect would be anti-dilutive.

Note R—Stock Options and Warrants

        The Company has a stock option plan for key employees and consultants. There were 1,242,680 shares reserved for issuance pursuant to the Company's stock option plan and up to 6,000,000 shares were reserved for issuance pursuant to stand-alone options granted in connection with employment agreements. During the year ended June 30, 2004, the Company granted 300,000 shares of common stock options and issued 590 shares of Series A 8% Convertible preferred stock to non-employees.

        The Company's share option activity and related information is summarized below:

	Options	Weighted Average Exercise Price
Outstanding Options at July 1, 2002	1,323,457	$0.74
Granted	832,596	$1.88
Exercised	(913,371)	$0.08
Cancelled	—	$0.00
Outstanding Options at June 30, 2003	1,242,682	$1.35
Granted	1,680,000	$3.32
Exercised	(739,396)	$0.95
Cancelled	(62,134)	$1.61

Outstanding Options at June 30, 2004	2,121,152	$2.84

Options exercisable at end of period	365,920	$2.20

        The following table summarizes information about stock options outstanding at June 30, 2004:

Outstanding				Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.00 - $2.01	861,152	4.5	$1.45	300,503	$1.83
$3.00 - $3.80	260,000	6.5	$2.19	36,250	$3.67
$4.15 - $4.30	1,000,000	6.9	$0.85	29,167	$4.00

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation including the required disclosures of SFAS No. 148.

	Year Ended June 30, 2004	Year Ended June 30, 2003
Net Loss, as reported	$(16,566,733)	$(5,189,731)
Add: Total stock-based non-employee compensation expense determined under fair value based method for all awards, net of related tax effects	74,157	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(494,157)	(192,537)

Pro forma net loss	$(16,986,773)	$(5,382,268)

Loss per share:
Basic and diluted—as reported	$(0.94)	$(0.33)
Basic and diluted—pro forma	$(0.96)	$(0.34)

        These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

        The estimated fair value of each MediCor option granted is calculated using the Black-Scholes pricing model. The weighted average assumptions used in the model were as follows:

	2004	2003
Risk-free interest rate	3.50%	6.00-6.50%
Expected years until exercise	7 Years	3-4 Years
Expected stock volatility	50.0%	0.0%
Dividend yield	0%	0%

        The Company also issued warrants to purchase 80,776 shares of common stock to consultants in connection with consulting agreements. Warrants were granted between the years 1999 and 2001 at prices between $.08 and $1.61. All warrants granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

        At June 30, 2004 we issued 350 shares of Series A 8.0% Convertible Preferred stock to employees as additional compensation to their salaries.

Note S—Business Segment Information

        The Company is a corporate entity with a number of wholly-owned, autonomous subsidiaries which operate as single business units in multiple geographic locations within the U.S. and internationally and, as such, does not have multiple segments to report. Revenues from customers attributable to any individual foreign country were not material.

Note T—Commitments and Contingencies

        The Company has received a written commitment from LLC, an affiliate of the Chairman, to provide sufficient cash to fund any operating loss through July 1, 2005. The same entity has provided the Company an aggregate of over $52 million in funding from the Company's inception through June 30, 2004. The future funding may take the form of debt or equity or a combination thereof.

        Pursuant to an Asset Purchase Agreement signed April 25, 2002, the Company agreed to acquire substantially all of the assets of a privately-held United States medical products distributor. Pursuant to an amendment dated October 16, 2003 to the Asset Purchase Agreement, the purchase price was amended to equal the deposits made by the Company as of October 16, 2003, plus an additional agreed payment in cash at closing and issuance of MediCor Ltd. equity at closing. The closing is conditioned upon the distributor acquiring necessary governmental approvals for commercialization in the United States of the products to be distributed, which the Company currently anticipates will occur before the quarter ending March 2005. The Company is no longer obligated to make additional deposits against the purchase price, but the Company has committed to fund all future expenses associated with obtaining required government approvals. As of June 30, 2004 the Company booked a reserve for the entire deposit, due to various uncertainties related to this third party distributor.

        The Company's PIP.America subsidiary has a distribution agreement with Poly Implants Protheses S.A.(PIP), a third-party manufacturer of breast implants located in France. This agreement covers the sale by the Company of PIP's saline, pre-filled breast implant products in North America; although no sales were reported in the year ending June 30, 2004 because these products are not currently approved for distribution in North America. Previously, the manufacturer was undertaking the process of securing FDA approval for these products. At March 30, 2004, the Company had $3,444,802 of accounts receivable from the manufacturer, representing amounts owed to the Company under the terms of the distribution agreement. These amounts have been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection. Effective March 30, 2004, the Company and the manufacturer amended the distribution agreement to provide for, among other things, transferring administration, funding and ownership of the pre-market approval application process to the Company's subsidiary. In conjunction with this change, the Company forgave certain amounts owed by the manufacturer, and the parties amended the pricing terms. The amendments obligate the Company to fund the ongoing clinical and regulatory costs and expenses. The amount and timing of these costs is unknown and may be material. Because the Company has just undertaken management of the application process, the likelihood and timing of obtaining FDA approval are also uncertain. Concurrently, the manufacturer issued to the Company a revolving promissory note for certain sums to come due to the Company based on the Company's and the manufacturer's administration of product warranty and product warranty related claims. The principal amount under the note as of June 30, 2004 was $304,428.

        In October 1999, June 2000 and July 2003, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, and various other unnamed plaintiffs, against the Company's PIP.America subsidiary as co-defendant with PIP/USA, Inc. and Poly Implants Protheses, S.A., each unaffiliated with MediCor, and Jean Claude Mas and our Chairman, Donald K. McGhan personally, in the Circuit Court of Miami-Dade County, Florida.

        Initially, two cases were filed in October 1999, Case No. 99-25227-CA-01 and Case No. 00-14665-CA-01. Of the two, Case No. 99-25227 was dismissed. The same plaintiffs then, in June 2000, filed Case No. 0322537-CA-27, alleging similar claims to those included in the dismissed case. In June 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar claims, but on their own behalf. Plaintiffs are all members of one family who purport to be shareholders of PIP/USA, Inc. suing derivatively on its behalf, and seeking to rescind various transactions between PIP.America and Poly Implants Protheses, S.A. and seek to impose liability against PIP.America and its co-defendants for unspecified monetary damages arising out of alleged tortious and other purported wrongful acts concerning alleged relationships between plaintiffs, PIP/USA, Inc. and Poly Implants Protheses, S.A.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others has been voluntarily dismissed. The consolidated amended complaint contains counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs are sought. PIP.America has filed a motion seeking to dismiss all counts but the third-party beneficiary claim. Plaintiffs requested and received a two month extension to tender written discovery to our witnesses before filing a response to the motion to dismiss. A ruling on the motion should come by the end of the year. PIP.America has tendered this case to Poly Implant Prostheses, S.A., for defense and indemnity.

        Though it is not yet possible to predict the outcome of any of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves upon the merits of each lawsuit and against certification of any class. Further, PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, the Company believes the costs associated with these matters will not have a material adverse impact on the Company's business, results of operations or financial position.

        The Company and its subsidiaries have been and will continue to be periodically named as a defendant in other routine litigation, including product liability and product warranty claims that are incidental to the Company's business. Many of these cases allege damages in amounts the Company, upon advice of counsel, determines are somewhat or extremely unreasonable. The Company believes that all such litigation that is material to the Company (whether or not routine and incidental to the business) has been disclosed. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex legal proceedings can be very difficult to predict. Claims against the Company or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. The Company presently believes it or its subsidiaries have meritorious defenses in all lawsuits in which the Company or any of its subsidiaries are defendants, subject to the subsidiaries' continuing warranty obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, we believe that the costs associated with them will not have a material adverse impact on the Company's business, results of operations or financial position. Events may change in litigation, and, as a result, the Company's litigation disclosures are reviewed, revised and updated from time to time.

        The Company leased office, manufacturing and warehouse facilities and office equipment under various terms. Lease expenses amounted to $387, 247 and $519,398 for the years ended June 30, 2004 and 2003, respectively. Future minimum lease payments are approximated as follows:

Year ended June 30,	Amount
2005	228,938
2006	237,757
2007	247,027
2008	163,446

Note U—Subsequent Event

        On May 17, 2004, the Company agreed to acquire all of the capital stock of Laboratories Eurosilicone S.A., a privately-held medical device manufacturer based in Apt, France. The closing of the acquisition was subject to obtaining necessary financing and other customary closing conditions. The Company agreed to advance certain deposits in connection with the closing of this acquisition which equaled $28,407,371 at June 30, 2004. Additionally, the Company incurred direct fees and expenses in connection with this acquisition, of approximately $612,430.

        On July 5, 2004, the Company completed this acquisition, the financing of which was provided primarily by additional loans from International Integrated Industries, LLC, an affiliate of the Company's chairman, as more fully described in notes N and T. Also, the Company has filed a current report on Form 8-K concurrent with the filing of this annual report on Form 10-K, containing additional pro forma and historical financials.

        On August 27, 2004, the Company completed the acquisition of the privately-held Dermatological Medical Products and Specialties, S.A. de C.V., a leading distributor of aesthetic plastic and reconstructive surgery devices in Mexico.

        On September 10, 2004, a French subsidiary of MediCor entered into a senior bank loan agreement with BNP Paribas. This loan has a maximum borrowing of 16,400,000 Euros (or approximately $20,000,000) over a term of approximately seven years. It has customary fees and covenants associated with senior bank facilities.

        The Company's PIP.America subsidiary has reached settlement with plaintiffs in the matter of Salinas Landers, et. al. v. Poly Implant Protheses, S.A., et. al. Case No. 030377, filed in June 2003 in the Superior Court of San Luis Obispo County, California. The settlement requires PIP.America to pay the Product Replacement Program claims of certain named plaintiffs, a portion of their legal fees, and continue to administer its Product Replacement program in California. A motion for Good Faith Determination has been scheduled for mid-September, 2004. Pending an affirmative ruling from the Court, PIP.America will be dismissed from the case, which will proceed against the remaining defendants, none of whom are affiliated with PIP.America, its parent, subsidiaries or affiliates. PIP.America has tendered this case to Poly Implant Prostheses, S.A., for defense and indemnity.

        PIP.America has reached settlement in Marsha Dicken, et al. v. PIP/USA, Inc., et al., Case No. 2003-05588, filed in January 2003 in the District Court of Harris County, Texas. The settlement requires PIP.America pay the Product Replacement Program claims of the named plaintiffs and a portion of their legal fees. Plaintiffs have dismissed PIP.America from the case, which will proceed against the remaining defendants, none of whom are affiliated with PIP.America, its parent, subsidiaries or affiliates. PIP.America has tendered this case to Poly Implant Prostheses, S.A., for defense and indemnity.

MediCor, Ltd.

Consolidated Balance Sheet

September 30, 2004

(Unaudited)

September 30, 2004
Assets
Current assets:
Cash	$4,079,470
Receivables, less allowance for doubtful accounts of $935,797	4,962,480
Notes receivable, less allowance for doubtful accounts of $452,067	—
Inventories	3,544,403
Prepaid expenses and other current assets	710,661

Total current assets	13,297,014
Property, plant and equipment, net	2,334,119
Goodwill and other intangibles, net	37,042,492
Deposits	74,518
Other assets	538,627

Total assets	$53,286,770

Liabilities and Stockholders' Equity
Current liabilities:
Short term convertible debentures	$175,000
Notes payable	1,826,759
Note payable to related party	43,280,649
Accounts payable	4,474,639
Accrued expenses and other current liabilities	3,019,250
Income tax payable	538,149
Payroll taxes payable	663,029
Interest payable to related party	384,499

Total current liabilities	54,361,974
Long-term convertible debentures	400,000
Long-term notes payable	8,446,454
Long-term accrued liabilities	1,856,773

Total liabilities	65,065,201

Commitments and contingencies (Note U)
Stockholders' equity (deficit)
Preferred shares, $.001 par value, 45,000 shares authorized, 10,353 issued and outstanding; liquidation preference $10,353,000	10
Additional paid in capital—preferred stock	10,550,451
Common shares, $.001 par value, 100,000,000 shares authorized, 18,127,697 shares issued, 18,107,399 shares outstanding and 20,298 shares retired	18,107
Additional paid in capital—common stock	17,507,441
Accumulated (deficit)	(39,854,440)

Stockholders' equity (deficit)	(11,778,431)

Total liabilities and stockholders' equity	$53,286,770

See accompanying notes to unaudited consolidated financial statements

MediCor, Ltd.

Consolidated Statements of Operations

Three Months Ended September 30, 2004 and 2003

(Unaudited)

	2004	2003
Net sales	$6,143,059	$336,340
Cost of sales	3,553,835	78,213
Return of consigned inventory previously written down	(350)	(22,575)

Gross profit	2,589,574	280,702
Operating expenses:
Selling, general and administrative expenses	3,853,797	1,187,845
Research and development	633,714	9,125
Other expenses	7,271	—

Operating income/(loss)	(1,905,208)	(916,268)
Net interest expense/(income)	1,269,439	228,579

Income/(loss) before income taxes	(3,174,647)	(1,144,847)
Income taxes	340,911	—

Net income/(loss)	(3,515,558)	(1,144,847)
Preferred dividends deemed	105,704	—
Preferred dividends in arrears Series A Preferred 8%	208,766	—

Net loss attributable to common stockholders	$(3,830,028)	$(1,144,847)

Earnings per share data:
Weighted average shares, basic and diluted	18,062,419	17,547,156
Basic and diluted
Net loss per share	$(0.21)	$(0.07)

See accompanying notes to unaudited consolidated financial statements

MEDICOR, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(UNAUDITED)

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,515,558)	$(1,144,847)
Adjustments to reconcile net loss to net cash utilized by operating activities:
Depreciation and amortization	256,282	128,126
Provision for doubtful accounts	197,852	110,490
Inventory write down	350	22,575
Non-employee stock options	24,919	—
Employee preferred stock	48,000	—
Changes in operating assets and liabilities
Receivables	164,299	(91,307)
Notes receivable	(147,639)	27,384
Inventories	(47,744)	(13,844)
Prepaid expenses and other current assets	(4,512)	(37,715)
Goodwill	(617,675)	—
Deposits	617,675	(550,000)
Other assets	(508,533)	(10,697)
Bank overdraft	—	(100,977)
Accounts payable	(1,577,503)	(321,707)
Accrued expenses and other current liabilities	40,106	(182,349)
Income tax payable	538,149	—
Payroll taxes payable	165,768	1,782
Interest payable	(123,463)	209,138
Long term accrued liabilities	—	15,910

Net cash provided by (utilized) operating activities	(4,489,227)	(1,938,038)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant and equipment	(40,339)	—
Payments for purchase of Laboratoires Eurosilicone S.A., net of cash acquired	(8,800,727)	—
Payments for purchase of Deramedics, net of cash aquired	(75,000)	—

Net cash provided by (utilized) investing activites	(8,916,066)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible debentures	—	350,000
Proceeds from issuance of short term debt	15,687,811	1,715,000
Proceeds from issuance of long term debt	7,333,407
Payments on convertible debentures	(100,000)
Payments on short term debt	(5,966,515)	(15,012)
Issuance of preferred stock	359,999	—
Issuance of common stock	4,969	3,751
Purchase of treasury stock	—	(39,999)

Net cash provided by financing activities	17,319,671	2,013,740

Net increase in cash	3,914,378	75,702
Cash at beginning of period	165,092	50,631

CASH AT END OF PERIOD	$4,079,470	$126,333

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Conversion of short-term debt to preferred stock	$100,000	$—
Issuance of preferred stock to employees/consultants	$48,000	$—
The Company purchased all of the capital stock of Laboratories Euorsilcone S.A.S. for $39,332,356. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$45,549,577
Cash paid for capital stock	$(39,332,356)

Liabilities assumed	$(6,217,221)

The Company purchased all of the capital stock of Dermatological Medical Products and Specialites, S.A. de C.V. for $75,000. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$75,000
Cash paid for capital stock	$(75,000)

Liabilities assumed	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$1,610,350	$28,212
Taxes	$—	$—

See accompanying notes to unaudited consolidated financial statements

MEDICOR LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

(Unaudited)

Note A—Description of Business

        MediCor Ltd. (the "Company" or "MediCor") is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic plastic surgery and dermatology markets. Current products include breast implants and scar management products. The Company's products are sold worldwide to hospitals, surgery centers and physicians mostly through various distributors as well as through some direct sales personnel.

Note B—Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company accounts and transactions have been eliminated. Certain prior year amounts in previously issued financial statements have been reclassified to conform to the current year presentation. The consolidated financial statements have been prepared in United States dollars.

Critical Accounting Policies and Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Revenue Recognition

        We recognize product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition" and SFAS No. 48 "Revenue Recognition When Right of Return Exists." These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. We recognize revenue upon delivery of product to third-party distributors and customers. Due to the widespread holding of consignment inventory in our industry, we also recognize revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. Appropriate reserves are established for anticipated returns and allowances based on our product return history. We believe our estimates for anticipated returns is a "critical accounting estimate" because it requires us to estimate returns and, if actual returns vary, it could have a material impact on our reported sales and results of operations. Historically our estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Allowance for Doubtful Accounts

        MediCor maintains allowances for doubtful accounts for estimated losses resulting from the inability of some of its customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of MediCor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. The Company may capitalize inventory costs associated with certain product candidates prior to regulatory approval, based on management's judgment of probable future commercialization. We could be required to expense previously capitalized costs related to pre-approval inventory upon a change in such judgment, due to, among other factors, a decision denying approval of the product candidate by the necessary regulatory bodies.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred. Asset retirements and dispositions are accounted for in accordance with SFAS No. 144 as described below.

Accounting for Long-Lived Assets

        The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment and Disposal of Long Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. Adoption of this statement had no material effect on the financial position or results of operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We believe the estimate of our valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation it could have a material impact on our results of operations. With the exception of the third-party purchase agreements in June of 2004, as described in Note J to the financial statements included in our annual report on Form 10-KSB, we do not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from 3 to 17 years. The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets," in January 2002. As a result, goodwill is no longer amortized, but was subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Product Replacement Programs

        III Acquisition Corp. d/b/a PIP.America ("PIP.America"), a subsidiary of the Company in the U.S., provides a product replacement program to surgeons for deflations of breast implant products for a period of ten (10) years from the date of implantation. For each deflation, the surgeon receives financial assistance plus a free replacement. Management estimated the amount of potential future product replacement claims based on statistical analysis. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value, and this amount is reserved. Changes to actual claims, interest rates or other estimations could have a material impact on the statistical calculation which could materially impact the Company's reserves and results of operations. Although these products are not currently being sold (because they are in the process of obtaining FDA approval more fully described below), they were sold under a distribution agreement prior to November 2000 and a warranty reserve is maintained for these products sold in prior years. Eurosilicone, a subsidiary of the Company located in France, does not maintain a reserve because of its sole reliance upon third-party distributors in countries where sales occur and because of a lack of a formal or informal product replacement program.

Product Replacement Program
Balance at June 30, 2004	$2,057,991
Accruals for warranties issued during the period	—
Settlements made during the period	—

Balance at September 30, 2004	$2,057,991

Shipping and Handling Costs

        The Company's shipping and handling costs are included under cost of sales.

Research and Development

        Research and development costs are expensed by the Company as incurred, including the costs of clinical studies and other regulatory approval activities.

Stock-Based Compensation

        The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, MediCor has elected the disclosure-only provisions related to employee stock options and follows the intrinsic value method in Accounting Principles Board Opinion (APB) No. 25 in accounting for stock options issued to employees. Under APB No. 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

        The Company accounts for options and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, Financial Accounting Standards Board (FASB) Interpretation No. 44, "Accounting for Certain Transactions Involving stock Compensation, and interpretation of APB No. 25," and Emerging Issue Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services," whereby the fair value of such option and warrant grants are measured using the Fair Value Based Method at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Effects of Recent Accounting Pronouncements

        In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which codifies, revises, and rescinds certain sections of SAB No. 101, "Revenue Recognition," in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes in SAB No. 104 did not have a material impact on our financial position or results of operations.

        On March 31, 2004, the FASB issued an exposure draft, "Share-Based Payment, an amendment of SFAS No. 123 and 95." The exposure draft proposes to expense the fair value of share-based payments to employees beginning in 2005. We are currently evaluating the impact of this proposed standard on our financial statements.

Note C—Interim Reporting

        The accompanying unaudited consolidated financial statements for the three months ended September 30, 2004 and September 30, 2003 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and in accordance with instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals, unless otherwise indicated) considered necessary for a fair presentation of the results of operations for the indicated periods have been included. Certain amounts recorded in previous periods have been reclassified to conform to the current period presentation. Operating results for the three months ended September 30, 2004 are not necessarily indicative of the results for the full fiscal year.

Note D—Major Customers

        During the three months ended September 30, 2004, two different customers accounted for 10% and 15% respectively of the Company's consolidated revenue. While revenue related to these two distributors for the three months ended September 30, 2003 is not comparable due to the acquisition of Eurosilicone.

Note E—Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

Note F—Accounts Receivable

        Accounts receivable at September 30, 2004 consisted of:

September 30, 2004
Accounts receivable	$5,898,277
Allowance for doubtful accounts	(935,797)

Total	$4,962,480

        Changes in allowance for doubtful accounts are as follows:

Balance July 1, 2004	$213,021
Provisions/(recovery)	722,776
Write-offs	—

Total	$935,797

Note G—Notes Receivable

        Notes receivable at September 30, 2004 consisted of:

September 30, 2004
Notes receivable	$452,067
Allowance for doubtful accounts	(452,067)

Total	$—

        Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France issued to the Company a revolving promissory note for certain sums to come due to the Company based on the Company's and the manufacturer's administration of product warranty and product warranty related claims. These amounts have been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection.

Note H—Inventories

        Inventories at September 30, 2004 consisted of:

September 30, 2004
Raw Materials	$742,911
Work in Process	962,918
Finished Goods	1,838,574

Total	$3,544,403

Note I—Property and Equipment

        Property and equipment at September 30, 2004 consisted of:

September 30, 2004
Computer Equipment and tools and dies	$256,050
Furniture, Fixtures and equipment	394,201
Land and buildings	1,807,914
Leasehold Improvements	107,748
322,676

Subtotal	2,888,589
Accumulated depreciation	(554,470)

Total	$2,334,119

        Depreciation expense was $168,775 for the three months ended September 30, 2004 and $38,744 for the three months ended September 30, 2003.

Note J—Goodwill and Other Intangibles

        Goodwill and other intangibles as of September 30, 2004 consisted of:

September 30, 2004
Goodwill	$34,281,531
Distribution Agreements, Non-Compete and Other	375,501
Patents	3,100,000

Subtotal	37,757,032
Accumulated Amortization—Goodwill	(41,973)
Accumulated Amortization—Distribution Agreements, Non-Compete and Other	(217,582)
Accumulated Amortization—Patents	(454,985)

Subtotal	(714,540)
Total	$37,042,492

        Amortization for the three months ended September 30, 2004 was $87,507 compared to $89,382 from the prior period ending September 30, 2003.

        The estimated amortization for the next five years consists of:

	September 30, 2005	September 30, 2006	September 30, 2007	September 30, 2008	September 30, 2009
Distribution Agreements	22,500	22,500	22,500	22,500	22,500
Non-compete	13,542	—	—	—	—
Patents	295,029	295,029	295,029	295,029	295,029

Total	$331,071	$317,529	$317,529	$317,529	$317,529

Note K—Deposits and Other Assets

        Deposits at September 30, 2004 totaled $74,518. These are security deposits on office leases and with local utility companies.

        Other assets consisted of security investments of $33,680 and debt acquisition costs of $504,947 at September 30, 2004.

Note L—Accrued Expenses

        Accrued expenses and other current liabilities at September 30, 2004 consisted of:

September 30, 2004
Consulting	$296,647
Wages and paid leave	1,039,826
Product replacement reserve	834,574
Debt Acquisition Fees	486,280
Other	361,923

Total	$3,019,250

        Consulting fees consisted of amounts relating to various consulting agreements. Other accrued expenses included interest and legal expenses.

        Long-term accrued liabilities at September 30, 2004 consisted of:

September 30, 2004
Legal Settlement	$517,356
Product replacement reserve	1,339,417

Total	$1,856,773

Note M—Convertible Debentures

        Short-term convertible debentures at September 30, 2004 were $175,000. During the first quarter of fiscal 2005, $100,000 was converted to Series A 8.0% Convertible Preferred Stock. These convertible debentures pay 10% interest. Interest is prepaid and amortized over the life of the convertible debenture. The convertible debentures are convertible within one year at the holder's discretion to shares of Company common stock at a price of $4.02. These convertible debentures mature in December 2004.

        Long-term convertible debentures at September 30, 2004 were $400,000. During the quarter ended September 30, 2004, $100,000. was repaid. These convertible debentures are convertible after one year and at the 18-month, 24-month, 30-month and 36-month anniversary of the issuance date at the holder's discretion to shares of Company common stock at a price equal to the greater of $5.00 or seventy-five percent (75%) of the daily weighted average trading price per share of the Company's common stock over a period of twenty (20) trading days prior to the conversion date. These convertible debentures mature between April 2006 and August 2006.

        During the quarter ended September 30, 2004, we did not incur any costs relating to the above convertible debentures.

Note N—Notes Payable

        Short-term notes payable of $1,826,759 at September 30, 2004 consisted of several notes which ranged from $40,282 to $1,287,811 with annual interest rates of between 3.39% and 8%.

        Long-term notes payable consisted of a bank term loan in the amount of $7,726,869 for a term of seven years denominated in Euros with an annual interest rate based on six month Libor plus 2.25%. The variable interest rate as of September 30, 2004 was 4.49%. In addition we have several notes which ranged from $20,618 to $412,367 with terms of between twenty-one months and four years, with annual rates of interest between 3.39% 5.25%.

        Future maturities of long-term debt are as follows:

Year ended September 30,	Amount
2005	$1,826,759
2006	1,606,320
2007	1,526,748
2008	1,449,952
2009	1,287,811

7,697,590
Payments over five years	2,575,623

Total	$10,273,213

Note O—Related Party Transactions

        LLC is a company in which the Company's chairman has a controlling interest. Neither the Company nor any of its subsidiaries has any direct ownership in LLC. LLC acted on behalf of the Company by funding significant expenses incurred for which the Company has a revolving loan agreement as shown on the Company's Balance Sheet of $43,280,649 at September 30, 2004. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%). During the three months ended September 30, 2004, LLC advanced $14,400,000 to the Company, of which $5,435,752 was repaid. Interest expense relating to this note payable was $1,195,052 for the quarter ended September 30, 2004. During the quarter ending September 30, 2004, the Company repaid $1,318,515 of the accrued interest on this note. The unpaid liability for these expenses are included in the Company's note payable to affiliates, which is contained in the financial statements presented herein. The Company had a commitment from LLC to fund operating shortfalls as necessary for the period presented.

        In October 2003, the Company entered into a Reimbursement Agreement with a company controlled by the Company's chairman, Mr. Donald K. McGhan, for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The Reimbursement Agreement is effective for expenses incurred for MediCor business purposes. The Company recognized a total of $449,505 for the three months ended September 30, 2004 in expenses pursuant to the Reimbursement Agreement. All expenses recognized pursuant to the Reimbursement Agreement have been included by the Company in selling, general, and administrative expenses. In June 2004, MediCor modified its Reimbursement Agreement to reflect a "dry lease" effective June 1, 2004. Only costs directly tied to MediCor's use of the planes asset will be reimbursable to the company controlled by the Company's chairman. All other operating costs (like fuel, pilot wages, food, etc.) will be paid directly by the Company or through a disbursement agent to those third parties and only when the plane is used for MediCor business purposes.

Note P—Federal Income Taxes

        The company follows SFAS No. 109 for reporting income taxes. The income tax expense (benefit) reflected in the Consolidated Statements of Operations for the Company for the periods noted consist of:***

	September 30, 2004	September 30, 2003
Current	$340,911	$(389,248)
Deferred	(1,421,243)	(263,086)

Total Benefit	$(1,080,332)	$(652,334)
Less allowance for realization of deferred tax asset	(1,421,243)	(652,334)

Total Tax Expense	$340,911	$—

        The current tax expense for the quarter ended September 30, 2004 resulted from income tax paid on a foreign subsidiary. As of September 30, 2004 and June 30, 2004, the Company recorded allowances of $12,787,231 and $11,365,988 respectively, against certain future tax benefits, the realization of which is currently uncertain. The deferred differences related to certain accounts receivable, accrued warranties, and depreciation/amortization not currently deductible as expenses under IRS provisions. Although the Company recorded this allowance to the deferred tax assets, the

Company may still utilize the future tax benefits from net operating losses for 20 years from the year of the loss to the extent of future taxable income. The estimated net operating losses for tax purposes of approximately $15 million will expire over several years ending in 2024.

        Primary components of the deferred tax asset at the periods noted were approximately as follows:

	September 30, 2004	September 30, 2003
Computed expected income tax asset/(liability) at 34%	$1,328,474	$5,592,408
Adjustments
Net operating loss	10,325,250	4,732,842
Allowance for bad debt	243,202	175,933
Warranty reserve	699,717	699,717
Depreciation and amortization	190,588	165,088

Income tax benefit	$12,787,231	$11,365,988
Less allowance for realization of deferred tax asset	(12,787,231)	(11,365,988)

Deferred tax asset, net	$—	$—

Note Q—Preferred Stock

        The Company created a series of 45,000 shares of preferred stock designated as Series A 8.0% Convertible Preferred stock on July 5, 2004. The stock has a par value of $.001 per share with a liquidation preference of $1,000 per share. In the event of liquidation, shareholders of preferred stock shall be entitled to receive priority as to distribution over common stock. The preferred stock is convertible into common stock at any time at a conversion price of $3.85 per share until June 30, 2010. On June 30, 2011 all unconverted shares to common stock will be subject to a mandatory redemption. The redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends whether or not declared which amount will be payable by the Company in cash. The Company has issued since its inception 10,353 shares for $10,353,000.

Note R—Loss per Share

        A reconciliation of weighted average shares outstanding, used to calculate basic loss per share, to weighted average shares outstanding assuming dilution, used to calculate diluted loss per share, follows:

	Quarter-Ended September 30, 2004			Quarter-Ended September 30, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net Income (Loss) before preferred stock dividends	(3,515,558)			(1,144,847)
Less: Preferred stock dividends	314,470
Basic EPS	(3,830,028)	18,062,419	(0.21)	(1,144,847)	17,547,156	(0.07)
Effect of dilutive securities	—

Diluted EPS	$(3,830,028)	18,062,419	(0.21)	$(1,144,847)	17,547,156	(0.07)

        Common equivalent shares of 4,772,580 have been excluded from the computation of diluted earnings per share because their effect would be anti-dilutive.

Note S—Stock Options and Warrants

        The Company has a stock option plan for key employees and consultants. There were 1,242,680 shares reserved for issuance pursuant to the Company's stock option plan and up to 6,000,000 shares were reserved for issuance pursuant to stand-alone options granted in connection with employment agreements. The Company's share option activity and related information is summarized below:

	Options	Weighted Average Exercise Price
Outstanding Options at June 30, 2004	2,121,152	$3.11
Granted	390,000	$3.40
Exercised	—	$3.40
Cancelled	(62,134)	$1.61

Outstanding Options at September 30, 2004	2,449,018	$3.19

Options exercisable at end of period	535,803	$2.73

        The following table summarizes information about stock options outstanding at September 30, 2004:

Outstanding				Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.00 - $2.01	799,018	5.2	$1.67	313,720	$1.80
$3.00 - $3.80	650,000	6.6	$3.44	63,750	$3.55
$4.15 - $4.30	1,000,000	6.6	$4.24	158,333	$4.24

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation including the required disclosures of SFAS No. 148.

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003
Net Loss, as reported	$(3,830,028)	$(1,144,847)
Add: Total stock-based non-employee compensation expense determined under fair value based method for all awards, net of related tax effects	24,919	38,922
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(398,033)	(223,701)

Pro forma net loss	$(4,203,142)	$(1,329,626)

Loss per share:
Basic and diluted—as reported	$(0.21)	$(0.10)
Basic and diluted—pro forma	$(0.23)	$(0.12

        These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

        The estimated fair value of each MediCor option granted is calculated using the Black-Scholes pricing model. The weighted average assumptions used in the model were as follows:

	2004	2003
Risk-free interest rate	3.50%	6.00 - 6.50%
Expected years until exercise	7 Years	3 - 4 Years
Expected stock volatility	50.0%	0.0%
Dividend yield	0%	0%

        The Company also issued warrants to purchase 80,776 shares of common stock to consultants in connection with consulting agreements. Warrants were granted between 1999 and 2001 at prices between $.08 and $1.61. All warrants granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

Note T—Business Segment Information

        The Company is a corporate entity with a number of wholly-owned, autonomous subsidiaries which operate as single business units in multiple geographic locations within the U.S. and internationally and, as such, does not have multiple segments to report. Revenues from customers and distributors attributable to various foreign countries outside the U.S were material, with the largest country accounting for about 13% of revenues. Additionally, a significant amount of revenues and costs are Euro denominated.

Note U—Commitments and Contingencies

        The Company has received a written commitment from International Integrated Industries, LLC, an affiliate of the Company's chairman, to provide sufficient cash to fund any operating loss through October 1, 2005. The same entity has provided the Company an aggregate of over $59 million in funding from the Company's inception through September 30, 2004. The future funding may take the form of debt or equity or a combination thereof.

        Pursuant to an Asset Purchase Agreement signed April 25, 2002, the Company agreed to acquire substantially all of the assets of a privately-held United States medical products distributor. Pursuant to an amendment dated October 16, 2003 to the Asset Purchase Agreement, the purchase price was amended to equal the deposits made by the Company as of October 16, 2003, plus an additional agreed payment in cash at closing and issuance of MediCor Ltd equity at closing. The closing is conditioned upon the distributor acquiring necessary governmental approvals for commercialization in the United States of the products to be distributed. The Company is no longer obligated to make additional deposits against the purchase price, but the Company has committed to fund all future expenses associated with obtaining required government approvals. In June 2004, the Company booked a reserve for the entire deposit, due to various uncertainties related to this third-party distributor. During the quarter ending September 30, 2004, the Company has received various communications relating to this distributor which raises significant uncertainty about the likelihood or timing of a successful commercialization of these products.

        The Company's PIP.America subsidiary has a distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France. This agreement covers the sale by the Company of PIP's saline, pre-filled breast implant products in North America; although no sales were reported in the year ending June 30, 2004 because these products are not currently approved for distribution in North America. Previously, this manufacturer was undertaking the process of securing FDA approval for these products. At March 30, 2004, the Company had $3,444,802 of accounts receivable from the manufacturer, representing amounts owed to the Company under the indemnification terms of the distribution agreement. These amounts have been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection. Effective March 30, 2004, the Company and this manufacturer amended the distribution agreement to provide for, among other things, transferring administration, funding and ownership of the pre-market approval application process to the Company's subsidiary. In conjunction with this change, the Company forgave certain amounts owed by the manufacturer, and the parties amended the pricing terms. The amendments obligate the Company to fund the ongoing clinical and regulatory costs and expenses. The amount and timing of these costs is unknown and may be material; the likelihood and timing of obtaining FDA approval are also uncertain. Concurrently with the amended distribution agreement, this manufacturer issued to the Company a revolving promissory note for certain sums to come due to the Company based on the Company's and the manufacturer's administration of product warranty and product warranty related claims. The principal amount under the note as of September 30, 2004 was $452,067. Additionally, PIP owed the Company amounts under the indemnification terms of the distribution agreement various legal costs, interest on the promissory note and other costs.

        In October 1999, June 2000 and July 2003, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, against our PIP.America subsidiary as co-defendant with PIP/USA, Inc. and Poly Implants Protheses, S.A., each unaffiliated with MediCor, and Jean Claude Mas, Jyll Farren-Martin and our chairman, Donald K. McGhan, personally, in the Circuit Court of Miami-Dade County, Florida.

        Initially, two cases were filed in October 1999 and June 2000, Case No. 99-25227-CA-01 and Case No. 00-14665-CA-01. Of the two, Case No. 99-25227 was dismissed. The same plaintiffs then, in September 2003, filed Case No. 0322537-CA-27, alleging similar claims to those included in the dismissed case. Also in September 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar claims on his own behalf. Plaintiffs are all members of one family who purport to be shareholders of PIP/USA, Inc. suing derivatively on its behalf or individually, and seeking to rescind various transactions between PIP.America and Poly Implants Protheses, S.A. and impose liability against PIP.America and its co-defendants for unspecified monetary damages arising out of alleged tortious and other purported wrongful acts concerning alleged relationships between plaintiffs, PIP/USA, Inc. and Poly Implants Protheses, S.A.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Plaintiffs in Jessica Fischer Schnebel, Case No. 03CH07239, amended the class action complaint to include plaintiffs from the other four cases, and each of the others has been voluntarily dismissed. The consolidated amended complaint seeks class action certification and contains counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Plaintiffs seek unspecified monetary damages, exemplary damages and attorneys fees and costs. PIP.America has filed a motion seeking to dismiss all counts but the third-party beneficiary claim. Plaintiffs requested and received a second two-month extension to tender written discovery to our witnesses before filing a response to the motion to dismiss. A ruling on the motion should come by February of 2005. PIP.America has tendered this case to Poly Implant Prostheses, S.A., for defense and indemnity.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves upon the merits of each lawsuit and against certification of any class. While MediCor and its subsidiaries are desirous to honor their respective obligations under our product replacement programs, the purported class action case above includes two distinctly different types of claims. The first of these arise from products sold by PIP/USA, Inc., with whom neither MediCor nor any of its affiliates are affiliated. This company sold implants manufactured by Poly Implants Protheses, S.A. prior to PIP.America's entry into the U.S. market, which occurred in late 1999. Because PIP.America did not sell these products, PIP.America similarly did not warrant these products. The next claims arise from products sold by PIP.America and associated to the product replacement program administered by PIP.America. With respect to claims arising from products sold by PIP.America, PIP.America is administering and fulfilling its obligations to its customers in the ordinary course of business, and for which it has taken appropriate reserves. Other than a limited, $500 portion of certain of its own product replacement claims that it is administering, PIP.America is indemnified by PIP/USA, Inc., Poly Implants Protheses, S.A., and Poly Implants Protheses, S.A.'s President, Jean Claude Mas, personally, from all claims, including those asserted above.

        PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, we believe the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        On December 23, 2004, Europlex, a Mexican company, purported to file a lawsuit against Eurosilicone SAS, one of the Company's French subsidiaries, in the Avignon Commercial Court in France, alleging that Eurosilicone implicitly terminated a distribution agreement between the parties by failing to deliver products ordered by Europlex pursuant to the agreement. As a result of the alleged termination, Europlex claims damages in amount of approximately 4,000,000 Euros. The Company believes the suit is without merit and intends to defend against the alleged claims vigorously.

        MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability and product warranty claims. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. We presently believe we or our subsidiaries have meritorious defenses in all lawsuits in which we or our subsidiaries are defendants, subject to the subsidiaries' continuing warranty obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, we believe that the costs associated with them will not have a material adverse impact on our business, results of operations or financial position.

        The Company leases office, manufacturing and warehouse facilities under various terms expiring from 2008 to 2016. Lease expenses amounted to $248,317 and $92,985 for the three months ended September 30, 2004 and 2003, respectively. Future minimum lease payments are approximated as follows:

Year ended September 30,	Amount
2005	730,742
2006	757,028
2007	766,392
2008	617,258
2009	513,472

Note V—Acquisitions

        On July 5, 2004, the Company acquired all of the capital stock of Laboratories Eurosilicone SAS, a privately-held medical device manufacturer based in Apt, France. The financing for the acquisition was provided primarily by additional loans from International Integrated Industries, LLC, an affiliate of the Company's chairman. The Company may also be obligated to make additional performance payments based on revenue targets over the next three years. During the quarter ending September 30, 2004, the Company has filed a current report on Form 8-K, containing additional pro forma, historical financials and other exhibits.

        The financial statements reflect various purchase price allocations. In accordance with SFAS No. 141, Business Combinations ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Eurosilicone based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The purchase accounting adjustments made are based upon currently available information. Accordingly, the actual adjustments recorded in connection with the final purchase price allocation may be updated according SFAS No. 141, and any such changes may be material.

        The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition and updated as of September 30, 2004:

	Book Value of Assets Acquired/ Liabilities Assumed	Purchase Price Adjustments		Preliminary Fair Value
Cash and cash equivalents	$1,929,698	$—		$1,929,698
Accounts receivables	5,625,350	(672,563	)(a)	4,952,787
Inventory	2,654,043	699,745	(c)	3,353,788
Other current assets	96,909			96,909

Total current assets	10,306,000	27,182		10,333,182
PP&E	2,367,354	—		2,367,354
Goodwill	—	32,367,060	(d)	32,367,060
Other long term assets	481,981	—		481,981

Total assets	$13,155,335	$32,394,242		$45,549,577

Accounts Payable	2,774,978	—		2,774,978
Notes Payable	367,742	—		367,742
Other current liabilities	1,607,362	204,479	(c)	1,811,841
Long term notes payable	745,304	—		745,304
Long term accrued liabilities	—	517,356	(c)	517,356
Shareholder's equity	7,659,949	31,672,407	(b)	39,332,356

Total Liabilities and Shareholders' equity	$13,155,335	$32,394,242		$45,549,577

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), goodwill will not be amortized and will be tested for impairment at least annually. The amounts contained in the purchase price allocation may change as additional information becomes available regarding the assets and liabilities acquired. The purchase price allocations are expected to be finalized before the end of the third fiscal quarter. Any change in the fair value of the net assets will change the amount of the purchase price allocable to goodwill.

        The following adjustments have been reflected in the balance sheet.

  (a)
  To record an additional allowance for doubtful accounts as of the acquisition.

  (b)
  To eliminate historical shareholders' equity of Laboratoires Eurosilicone SAS.

  (c)
  Reflects several one-time reserves as of the acquisition date, relating to inventory adjustments, legal settlement with a commercial agent and other items.

  (d)
  To reflect goodwill.

        The following unaudited pro-forma financial information reflects the condensed consolidated results of operations of the Company as if the acquisition had taken place on July 1, 2003. The pro-forma financial information is not necessarily indicative of the results of operations had the transaction been effected on July 1, 2003.

	For the Three Months Ended September 30,
	2004	2003
Net sale	$6,143,059	$4,741,267
Net income / (loss)	(3,830,028)	(699,818)
Diluted (loss) earnings per common share	(0.21)	(0.04)

        On August 27, 2004, the Company completed the acquisition of the privately-held Dermatological Medical Products and Specialties, S.A. de C.V., a distributor of aesthetic plastic and reconstructive surgery devices in Mexico.

Note W—Subsequent Events

        In November 2004, PIP.America has reached settlement in Salinas I. Landers, et al. v. Poly Implants Protheses, S.A., Case No. 030377, filed in June 2003 in the Superior Court of San Luis Obispo County, California. The settlement requires PIP.America to pay the product replacement program claims of certain named plaintiffs, a portion of their legal fees, and continue to administer its product replacement program in California. On November 2, 2004 the court granted the plaintiffs and PIP.America's Application for Good Faith Determination and a Motion to Dismiss PIP.America from this action. Plaintiffs are continuing to proceed against Poly Implants Prothesis, S.A. in the litigation

To the Board of Directors and Shareholders of Laboratoires Eurosilicone SA
 Zone Industrielle "La Peyrolière"
84400 Apt

Report of Independent Auditors

        We have audited the accompanying balance sheets of Laboratoires Eurosilicone SA as of December 31, 2003 and 2002 and the related statements of income for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in France and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laboratoires Eurosilicone SA as of December 31, 2003, and 2002, and the results of its operations for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in France.

        Accounting principles generally accepted in France vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 14 to the financial statements.

Paris, August 4, 2004
FCN—Société Française de Révision Bruno BLANCHY

LABORATOIRES EUROSILICONE S.A

BALANCE SHEET

DECEMBER 31, 2003 AND 2002

(EXPRESSED IN EURO'S)

	December 31, 2003	December 31, 2002
ASSETS
Non current assets
Intangible assets, net	2,456	4,074
Tangible assets, net
Land	86,822	66,679
Buildings	101,494	107,784
Machinery and equipments	736,597	861,562
Other tangible assets	754,841	407,657
Construction in progress	87,297	165,800
Advances and payment on account	31,828	34,245
Investments	88,396	75,496

Total non-current assets	1,889,731	1,723,297
Current assets
Inventories, net	1,792,875	1,700,181
Accounts receivable, net	3,691,588	3,280,014
Other receivables	578,948	779,844
Prepaid	261,237	219,215
Cash and cash equivalent	2,031,814	847,474

Total current assets	8,356,462	6,826,728

TOTAL ASSETS	10,246,193	8,550,025

LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity
Share capital	2,000,000	2,000,000
Reserves	1,233,491	681,112
Net income (loss) for the year	1,972,184	1,227,421
Investment grants	24,391	33,538

Total shareholders' equity	5,230,066	3,942,071

Contingency and loss provisions	51,604	54,999
Liabilities
Borrowings and other liabilities	907,183	852,055
Accounts payables	2,258,334	2,470,136
Other liabilities	1,799,006	1,230,764

Total liabilities	4,964,523	4,552,955

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	10,246,193	8,550,025

The accompanying notes are an integral part of the financial statements.

LABORATOIRES EUROSILICONE S.A

STATEMENTS OF OPERATIONS

DECEMBER 31, 2003 AND 2002

(EXPRESSED IN EURO'S)

	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001
Sales	15,825,206	13,902,855	11,660,325
Other income	512,637	281,787	547,188

Total Revenue	16,337,843	14,184,642	12,207,513
Purchase of material	(3,758,990)	(3,967,390)	(3,336,052)
Other operating expense	(3,808,700)	(3,575,648)	(3,057,009)
Payroll costs	(4,464,508)	(3,915,035)	(2,841,007)
Taxes other than on income	(269,453)	(282,351)	(154,146)
Depreciation	(462,233)	(234,752)	(236,629)
Total operating expense	(12,763,884)	(11,975,173)	(9,624,843)

Operating income	3,573,959	2,209,466	2,582,670
Financial income (expense), net	(125,874)	(31,857)	(120,565)
Exceptional items, net	1,650	(85,870)	(82,921)

Income (loss) before Profit sharing and income tax	3,449,735	2,091,739	2,379,184
Profit sharing	(343,125)	(218,168)	(237,833)
Income tax	(1,134,426)	(646,150)	(855,173)

Net income	1,972,184	1,227,421	1,286,178

The accompanying notes are an integral part of the financial statements

LABORATOIRES EUROSILICONE S.A

STATEMENT OF CASH FLOWS

(EXPRESSED IN EURO'S)

	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001
Cash flows from operating activities
Net income	1,972,184	1,227,421	1,286,174
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	272,833	183,381	193,028
Provision for doubtful accounts	(2,358)	—	114,630
Gain/Loss on disposal of property, plant and equipment	475	59,020	—

Cash flows from operating activities before changes in working capital	2,243,134	1,469,822	1,593,832
Net changes in working capital:
Inventories	(92,694)	(186,827)	(321,598)
Accounts receivable and payable	(629,849)	204,533	212,566
Other	735,906	(202,724)	(439,679)

Net cash provided by operating activities	2,256,497	1,284,804	1,045,121
Additions to property plants and equipment	(430,236)	(651,990)	(858,916)
Net change in other investment	(12,900)	(368)	908

Net cash used in investing activities	(443,136)	(652,358)	(858,011)
Dividends paid	(675,000)	(500,175)	(231,532)
Net change in borrowings and other liabilities	45,979	(118,285)	475,014

Net cash provided by (used in) financing activities	(629,021)	(618,460)	243,482

Net change in cash and cash equivalent	1,184,340	13,986	430,592

Cash and cash equivalent at beginning of the period	847,474	833,488	402,896
Cash and cash equivalent at end of the period	2,031,814	847,474	833,488

The accompanying notes are an integral part of the financial statements.

LABORATOIRES EUROSILICONE S.A

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN EURO'S)

Note 1—Description of business

        Founded in 1988, Laboratoires Eurosilicone SA (hereafter referred to as the "Company") develops, manufactures and markets a comprehensive line of silicone implants mainly for cosmetic surgery but also for reconstructive surgery. The Company's principal products are breast prosthesis consisting of a variety of shapes, sizes and textures used in breast augmentation for both cosmetic and reconstructive surgery.

        The Company develops, manufactures, and markets also testicles gluteus, calf, nasal, malar and chin silicon implants.

        The Company's products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel.

Note 2—Summary of accounting policies

a)    Accounting standard

        The financial statement of Laboratoires Eurosilicone SA (the "Company") has been prepared in accordance with French generally accepted accounting principles ("French GAAP"). Accounting policies and methods used in the preparation of the financial statements for the year ended December 31, 2003, 2002 and 2001 are identical.

b)    Property, plant and equipment

        Property, plant and equipment are stated at acquisition or production cost Interest expense related to the production of assets is not capitalized. Depreciation is calculated on the straight-line basis over the estimated useful life of the assets as follows:

Buildings	10 years
Technical equipment	5 to 10 years
Technical fixtures and tooling	5 to 10 years
Office equipment and computer	3 to 5 years
Fixtures and fittings	10 years
Transport	5 years

c)     Inventories

        Inventories are valued at the lower of costs or market value. Cost is calculated using the first-in first-out method. Returned goods are recorded at the standard cost of the accounting period in which the return occurs. Expected returns are provided for at the end of the accounting period based on the Company's past experience.

d)    Cash and cash equivalent

        Cash and cash equivalent comprise all liquid assets, including petty cash, bank account, short term deposits with an original maturity of three months or less.

e)     Accounts receivable

        Receivables are stated at cost. A provision is recorded when their net realizable value is lower than their carrying amount.

f)     Receivables and payables denominated in foreign currency

        Receivables and payables denominated in foreign currency are recorded based on the exchange rate in effect at the year-end. The difference between this value and the historical value of the receivables and payables is recorded under assets (unrealized foreign exchange losses) or liabilities (unrealized foreign exchange gains). A provision is recorded in the statement of operations to cover unrealized losses.

g)     Revenue recognition

        The Company recognizes revenue from product sales upon shipment, provided that no significant post-delivery obligations remain and collection of the resulting receivable is reasonably assured. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled.

h)    Research and development

        Research and development costs are expensed by the Company as incurred, including the costs of clinical studies and other regulatory approval activities

i)     Financial income (expense), net

        Financial income (expense), net comprise interest paid and received and foreign exchange gains and losses.

j)     Exceptional items

        Exceptional items consist of gains and losses on disposals of tangible and intangible fixed assets and significant costs or provisions relating to litigation.

k)    Retirement obligations and other employee benefit commitments

        Retirement obligations, additional pension contribution and other post-retirement benefits are not recorded and are disclosed as off balance sheet commitments. A detailed actuarial valuation of these obligations is carried out, based on the projected unit credit method. The actuarial assumptions used are as follows:

  •
  Discount rate (Early retirement plans and other): 2,50%

  •
  Estimated annual salary increase: 5%

  •
  Retirement age:

  •
  Non-managerial employees: 65

  •
  Managers: 65

  •
  Turnover: 10%

  •
  Mortality rate: TV 88/90

Note 3—Assets

A—Intangible assets

	December 31, 2003	December 31, 2002
	(In euros)
Intangible assets (Gross)	10,015	10,015
Amortization	(7,559)	(5,941)

Intangible assets (Net)	2,456	4,074

B—Property, plant and equipment

  —Gross value

	December 31, 2002	Additions	Assets sold or scrapped	December 31, 2003
	(At cost in euros)
Land	66,679	20,142		86,821
Buildings	113,897			113,897
Machinery and equipment	1,698,824	475,722		2,174,546
Transport	—	1,697	1,697	—
Office equipment and computer	154,650	11,179		165,829
Construction in progress	165,800	213,070	291,573	87,297

Total	2,199,850	721,811	293,270	2,628,390

  —Depreciation

	December 31, 2002	Additions	Assets sold or scrapped	December 31, 2003
	(In euros)
Buildings	6,113	6,290	12,403
Machinery and equipment	526,061	244,437	770,498
Transport	—	1,222	1,222	—
Office equipment and computer	58,194	20,244	78,438

Total	590,368	272,193	1,222	861,339

Note 4—Inventories

        Inventories are stated at the lower of cost or market, cost determined by the first-in, first-out (FIFO) method. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. Inventories at December 31, 2002 and 2003 consist of:

	December 31, 2002	December 31, 2003
	(In euros)
Raw material.	337,489	282,645
Work in progress	39,267	94,345
Finished goods	1,323,425	1,415,885

Total	1,700,181	1,792,875

Note 5—Accounts receivable

        This item consists of the following:

	December 31, 2002	December 31, 2003
	(In euros)
Doubtful accounts receivable	200,048	215,620
Accounts receivable	3,279,808	3,673,583
Allowance for bad debt	(199,842)	(197,615)

Total	3,280,014	3,691,588

        All accounts receivable are due within one year.

Note 6—Other receivables

        Other receivables could be detailed as follows:

	December 31, 2002	December 31, 2003
	(In euros)
Taxes (other than income) and VAT	526,221	441,651
Income tax	178,082	20,548
Other(*)	75,541	116,749

Total	779,844	578,948

(*)
At December 31, 2002 and 2003, the amount of unrealized losses included in "Other" totalled €54,999 and €43,995, respectively (See "Receivables and payables denominated in foreign currencies").

        All other receivables balances are due within one year.

Note 7—Shareholders' equity

	Share capital	Investment grants	Reserves	Net income
	(In euros)
At December 31, 2001	1,000,000	33,538	892,954	1,286,174
Dividend paid(1)			(500,175)
Capital increase	1,000,000		(1,000,000)
Allocation of income 2001			1,286,174	(1,286,174)
Net income for the year				1,227,421
Other movements			2,159

At December 31, 2002	2,000,000	33,538	681,112	1,227,421
Dividend paid(1)			(675,000)
Allocation of income 2002			1,227,421	(1,227,421)
Net income for the year				1,972,184
Refund of investment(3)		(9,147)
Other movements			(42)
At December 31, 2003	2,000,000	24,391	1,233,491	1,972,184

(1)
As decided by shareholders' meeting.

(2)
Share capital of €2,000,000 made up of 33,750 common shares with a par value of €59.26

(3)
In 2001, the French Government (ANVAR) granted a refundable subsidy of €33,538 to develop a research program. The decrease is due to reimbursement.

Note 8—Borrowings and other liabilities

        Borrowings and other liabilities consists of the following:

	December 31, 2002	December 31, 2003
	(In euros)
Bank Borrowings (*)	841,919	901,443
Other liabilities (**)	10,136	5,740

Total	852,055	907,183

(*)
Over the last few years, the Company entered into loan agreement with various financial institutions.

(**)
Other liabilities consist of a shareholders' loan of € 5,740 and € 10,136 at December 31, 2003 and 2002, respectively.

        Debt maturity could be detailed as follows:

	December 31, 2003	< 1 year	1 - 5 years
	(In euros)
Bank Borrowings	901,443	312,070	589,373

Note 9—Other liabilities

        Other liabilities could be detailed as follows:

	December 31, 2002	December 31, 2003
	(In euros)
Accrued taxes and personnel losses	1,019,572	1,656,466
Amounts due to suppliers of fixed assets	34,873	70,117
Other (*)	176,319	72,423

Total	1,230,764	1,799,006

(*)
At December 31, 2002 and 2003, the amount of unrealized gains included in "Other" totalled € 82,475 and € 62,640, respectively (See "Receivables and payables denominated in foreign currencies").

Note 10—Financing commitments at December 31, 2003

1—Commitments provided in the usual course of business

Beneficiaries	Object	Amounts	Comments
		(In Euros)
Salaries	Pensions and benefit retirements	80,591
			See commitments
BNP Paribas	Borrowings granted by BNP Paribas	193,804	received(2)
	Lease expenses to be paid for cars	116,212	(1)
	Lease expenses to be paid for Europrotex, Eurosilicone 1 & 2	3,300,363	(1)

	TOTAL	3,690,970

(1)
Almost all lands and buildings where the company operates are leased. Two leasing contracts were sealed in 1999 with the municipality of Apt and one with a financial institution in early 2002. Main lease expenses relate to the Apt's premises (building and laboratory equipments) and the remaining lease expenses related to vehicles.

2—Commitments received

Commitment provided by	Object	Amounts	Comments
		(In Euros)
BNP Paribas	Unused credit facility granted by BNP Paribas	136,663	(2)
French Government	Operating subsidy until June 2005	172,800	(1)

	TOTAL	309,463

(1)
The Company entered into an agreement with the French Ministry of Defense (French Government) to receive a financial assistance. The main criteria are as follows:

    —The company should hire at least 90 salaried employees between May 2002 and June 2005,

    —These employees should stay in the company at least 2 years after June 2007,

    —The Company will receive € 3,200 per employee up to € 288,000,

    —The company will receive interim payments based statements sent to the French Government.

(2)
The company subscribed a bank borrowing in 2003 at the BNP Paribas, amounting to € 193, 804 (principal: € 181,040 and interest € 12,764), to finance the Company's plant expansion. The first repayment was scheduled in 2004. In 2003, the company only recognized in the balance sheet statement the first portion received of the borrowing amounting to € 44,377. The amount of € 136,663 (excluding interests) corresponds to the remaining portion of the bank borrowing not drawn yet.

Note 11—Management compensation

        The total compensation (direct or indirect) paid to the members of the administration, management and supervisory boards in relation to their functions amount to € 145,835 and € 155,251, at December 31, 2002, and December 31, 2003, respectively.

        The company doesn't allow specific pension plan and post-retirement benefits for its members of the board of directors and the management.

Note 12—Number of employees

        Headcount as of December 31, 2002 and 2003 were 138 and 156, respectively.

Managers	11	11
Supervisory staff	9	11
Employees	4	5
Workers	114	129

Average number of employees	138	156

Note 13—Related parties

        The total current account granted to the management, including interests, amount to € 5,739 and € 10,137, at December 31, 2003 and December 31, 2002, respectively.

Note 14—Summary of differences between accounting policies generally accepted in the United States of America and France

        The financial statements of the Company have been prepared and presented in accordance with accounting principles generally accepted in France ("French GAAP"). French GAAP, as applied by the Company differs in certain significant respects from accounting principles generally accepted in the United States of America ("U.S. GAAP"). The application of U.S. GAAP would have affected the Company's net income (loss) for the fiscal year ended December 31, 2003 and 2002 and its shareholders' equity as of December 31, 2003 and 2002 as follows:

a)    Reconciliation of consolidated net income from French GAAP to U.S. GAAP

(In euros)	Year Ended December 31, 2003	Year Ended December 31, 2002
Net income as determined in accordance with French GAAP	1,972,184	1,227,421
U.S. GAAP reconciling adjustments:
Pension	(5,200)	(2,565)
Foreign currency transaction gains	(19,835)	(3,919)
Subsidy (FRED)	(47,200)	47,200
Tax impact	81,106	15,593
Total U.S. GAAP adjustments, net	8,871	56,309
Net income as determined in accordance with U.S. GAAP	1,981,055	1,283,730

b)    Reconciliation of consolidated shareholders' equity from French GAAP to U.S. GAAP

(In euros)	December 31, 2003	December 31, 2002
Shareholders' equity as determined in accordance with French GAAP	5,230,066	3,942,071
U.S. GAAP reconciling adjustments:
Pension	(34,760)	(29,560)
Foreign currency transaction gains	62,640	82,475
Subsidy (FRED)	—	47,200
Subsidy (ANVAR)	(24,391)	(33,538)
Deferred tax effect	300,261	219,155
Total U.S. GAAP adjustments, net	303,750	285,732

Shareholders' equity (deficit) as determined in accordance with U.S. GAAP	5,533,816	4,227,803

c)    Description of the differences between French GAAP, as applied by the Group and U.S. GAAP

Pension

        Under Statutory French GAAP, liabilities related to the Company's pension and other post-retirement benefit obligations are not recorded in the balance sheet. The Company's commitments related to pension and other post-retirement benefits are disclosed in the notes to the financial statements. The related expense is recognized in the statement of operation when paid.

        Under US GAAP, liabilities related to the Company's pension and other post-retirement benefit obligations are recorded in the balance sheet in accordance with SFAS 87 "Employers' Accounting for Pensions". Likewise, the related expense is recognized in the statement of operations on the basis of SFAS 87 "Employers' Accounting for Pensions".

Foreign currency transaction gains

        Under statutory French GAAP, unrealized gains and losses resulting from assets and liabilities denominated in currencies other than Company's functional currency are deferred as liabilities and assets, respectively on the Company's balance sheet. A separate provision is recorded to recognize the unrealized losses in the statement of operations. The unrealized gains are recognized when settled.

        Under US GAAP, unrealized gains and losses from assets and liabilities denominated in currencies other the Company's functional currency are both recognized in the statement of operations.

Deferred income taxes

        Under Statutory French GAAP, deferred income taxes are not recorded for temporary differences between the tax and financial reporting bases of assets and liabilities. The principal difference between the tax and financial reporting bases of assets and liabilities relates to provision for risk, which are deductible for tax purposes only when paid.

        Under US GAAP, the deferred income tax consequences of temporary differences between the tax and financial reporting basis of assets and liabilities are recorded as either deferred tax assets or deferred tax liabilities, as appropriate. The recognition of deferred tax assets is subject to the condition that the asset's realization is almost certain. In addition to the deferred taxes associated with provision for risk, deferred taxes would generally also be reflected for other temporary such as pension (see description above).

Subsidy (ANVAR)

        Under Statutory French GAAP, refundable government subsidy granted for long-term research and development projects could be recorded directly to shareholders' equity.

        Under US GAAP, Government Grants that is recognized is not recorded directly to shareholders' equity. If it is probable that the grant will be refunded, the grant should be reported as a liability.

Subsidy (FRED)

        Under Statutory French GAAP, subsidy granted in connection with current expenses (personnel costs) has been recognized as the payment was received.

        Under US GAAP, grants that relate to current expenses is treated as reduction of the related expenses. Grants related to expenses of future periods should be deferred and reflected as reduction of expenses as the related expenses are recognized.

d)    Differences in presentation between French GAAP and U.S. GAAP

        Certain differences exist between the presentation of financial statement under French GAAP and US GAAP. Below is a summary of the significant presentation differences for the Company.

Lease

        Under Statutory French GAAP, as applied by the Company, all leases are accounted for as operating leases and the related rental payments are charged to operating expenses as incurred.

        Under US GAAP, leases are accounted for in accordance with SFAS 13 "Accounting for Leases". A Lease that meets one or more of the following criteria—a) The lease transfers ownership of the property to the lessee by the end of the lease term, b) the lease contains a bargain purchase option, c) the lease term is equal to 75 percent or more of the estimated economic life of the leased property, d) the present value at the beginning of the lease term of the minimum lease payments equals or exceeds 90 percent of the excess of the fair value of the leased property—the lease shall be classified as a capital lease by the lessee. Otherwise it shall be classified as an operating lease. Capital lease accounting requires that the leased asset and the lease obligation be recognized in the Company's balance sheet. In lieu of rental expense, the Company recognizes a depreciation expense on the leased asset and interest expense on the lease obligation.

        Under US GAAP, certain leases should be classified as capital leases instead of operating leases. As a result, leased obligations and assets should be recorded in the Company's balance sheet. As of

December 31, 2002 and 2003 leased obligation and assets would amount to € 2,845,971 and € 3,157,336, respectively. A total expense of € 222,255 and € 208,730 would be reclassified from operating expenses to interests expenses.

Exceptional items

        Certain amounts presented as exceptional income and expense (non-operating) in the statement of operations under French GAAP do not qualify as non-operating items under U.S. GAAP.

Profit sharing

        Under Statutory French GAAP, profit sharing is presented as a non-operating expense in the statement of operations. Under US GAAP, this expense is considered as an operating expense.

Comprehensive income

        Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. In financial statements under French GAAP, the concept of comprehensive income does not exist because French accounting principles do not allow any change in equity corresponding to this definition other than net income and changes in accounting principles.

        In financial statements under US GAAP, comprehensive income and its components must be displayed in a statement of comprehensive income.

Statement of cash flows

        Under French GAAP, some items are presented on a net basis in the statement of cash flows. Under US GAAP these items are required to be presented on a gross basis (e.g. borrowings and repayment of debt)

e)    New accounting pronouncements

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." In December 2003, the FASB issued a revision to Interpretation No. 46 (Collectively, FIN 46, as revised, is referred to as "FIN46"). FIN 46, as revised, requires unconsolidated variable interest entities to be consolidated by their primary beneficiaries, as defined by FIN 46. As a non-public Company, the Company should apply the provisions of FIN 46, as revised, to variable interest entities created after December 31, 2003 upon initial involvement with the entity. The Company is required to apply the provisions of FIN 46, as revised, to variable interest entities created prior to December 31, 2003 as of December 31, 2004. The adoption is not expected to have a material effect on the Group's results of operations or financial condition when adopted.

        In November 2002, the EITF reached a consensus on issue No. 00-21 "Accounting for Revenue Arrangements with Multiple Deliverables" ("EITF 00-21") on a model to be used to determine when a revenue arrangement involving the delivery or performance of multiple products, services and/or rights to use assets should be divided into separate units of accounting. Additionally, EITF 00-21 addresses if separation is appropriate, how the arrangements consideration should be allocated to the identified accounting units. EITF 00-21 will be applicable beginning in 2004. The Company will adopt EITF 00-21 as of January 1, 2004 and is currently assessing its impact on its financial statements.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        The Registrant's certificate of incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to the Registrant or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

        In addition, the certificate of incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant's request, another company who was or is a party or is threatened to be made a party to any proceedings because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful.

        The Registrant maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. The entire premium for such insurance is paid by the Registrant.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than any underwriting discounts and commissions incurred by us in connection with the issue and distribution of our common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$2,306
Legal Fees	*
Accounting Fees	*
Printing Fees	*
Miscellaneous	*

*

*
To be filed by amendment.

Item 26. Recent Sales of Unregistered Securities

        During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

        On February 7, 2003, SC Merger, Ltd., a British Virgin Islands company and wholly owned subsidiary of the Registrant merged with and into International Integrated Incorporated, a British Virgin Islands company, or III, with III as the surviving entity. In the merger, all of the outstanding shares of capital stock of III were converted into an aggregate of 15,079,439 shares of common stock of the Registrant, based on a conversion ratio of 1.24268 shares of the Registrant's common stock for each outstanding share of III capital stock. Each of the holders of III receiving shares of the Registrant's stock in the merger was an "accredited investor" as defined under Rule 501 of Regulation D.

        On March 18, 2003, the Registrant acquired all of the outstanding shares of capital stock of Intellectual Property International Inc., a Delaware corporation, or IPI, an intellectual property holding company, in consideration for the issuance of an aggregate of 600,000 shares of common stock to the stockholders of IPI. Each holder of IPI stock receiving shares of the Registrant's stock was an accredited investor.

        During the fourth quarter of fiscal year 2003 we issued $300,000 in principal amount of 8% convertible debentures due 2006 to 3 accredited investors.

        During the quarter ended September 30, 2003, we extended the maturities of $200,000 in principal amount of 10% short-term convertible debentures issued to 1 accredited investor and we issued $350,000 in principal amount of 8% convertible debentures due 2006 to 4accredited investors. During the quarter ended September 30, 2003, we also issued options covering 320,000 shares to two executive officers.

        During the quarter ended December 31, 2003, we extended the maturities of $75,000 in principal amount of 10% short-term convertible debentures issued to 1accredited investor and we issued $1,000,000 in principal amount of 10% convertible debentures due 2006 to 1 accredited investor. During the quarter ended December 31, 2003, $75,000 in principal amount of a 10% convertible debenture was also converted into 18,641 shares of common stock and we granted options covering 120,000 shares of common stock to one executive officer.

        During the quarter ended March 31, 2004, we granted options covering 240,000 shares of common stock to new employees.

        During the fourth quarter of fiscal year 2004 we issued 9,845 shares of preferred stock designated as Series A 8.0% Convertible Preferred stock to 18 accredited investors for a total of $9,845,200. $1,150,000 was converted from long-term convertible debentures, $5,005,000 was converted from our related-party notes payable and $940,000 was issued for employee bonuses and consulting fees. The remainder was sold for cash.

        During the quarter ended September 30, 2004, we granted options covering 390,000 shares of common stock to new employees.

Item 27. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

  See Exhibit Index at page II-5.

  (b)
  Financial Statement Schedules

        All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 28. Undertakings

        The undersigned small business issuer hereby undertakes to:

          (1)   For determining any liability under the Securities Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

          (2)   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

          (1)   To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

            (a)   Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c)   Include any additional or changed material information on the plan of distribution.

          (2)   For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Las Vegas, State of Nevada on January 4, 2005.

MEDICOR LTD.
By:	/s/ THEODORE R. MALONEY Theodore R. Maloney President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Theodore R. Maloney and Thomas R. Moyes as their true and lawful attorneys-in-fact and agents, with full power of substitution, with power to act alone, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ THEODORE R. MALONEY Theodore R. Maloney	President and Chief Executive Officer (Principal Executive Officer)	January 4, 2005
/s/ THOMAS R. MOYES Thomas R. Moyes	Chief Financial Officer (Principal Financial Officer)	January 4, 2005
/s/ DONALD K. MCGHAN Donald K. McGhan	Chairman	January 4, 2005
/s/ MONIQUE R. BUCHANAN Monique R. Buchanan	Director of Accounting (Principal Accounting Officer)	January 4, 2005
/s/ JIM J. MCGHAN Jim J. McGhan	Director	January 4, 2005

/s/ MARK E. BROWN Mark E. Brown	Director	January 4, 2005
/s/ THOMAS Y. HARTLEY Thomas Y. Hartley	Director	January 4, 2005
/s/ SAMUEL CLAY ROGERS Samuel Clay Rogers	Director	January 4, 2005

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement of Merger dated as of February 7, 2003, by and among Scientio, Inc., International Integrated Incorporated, SCMerger Ltd., certain members of International Integrated Incorporated and certain stockholders of Scientio, Inc., incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed February 24, 2003.
3.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2A filed September 14, 2001.
3.2	Certificate of Amendment of Incorporation of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
3.3	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
3.4
Certificate of Designation, Preferences and Rights of Series A 8.0% Convertible Preferred stock, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
4.1	Form of Convertible Debenture Loan Agreement, incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on From 10-QSB for the quarter ended September 30, 2003.
4.2	Form of Convertible Debenture, incorporated by reference to Exhibit 4.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 and December 31, 2003.
4.3	Form of Amendment to Convertible Debenture, incorporated by reference to Exhibit 4.3 of the Registrant's Quarterly Report on From 10-QSB for the quarter ended September 30, 2003.
4.4	Form of Convertible Debenture Agreement, incorporated by reference to Exhibit 4.4 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
4.5	Form of Convertible Debenture, incorporated by reference to Exhibit 4.5 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
4.6	Form of Investment Agreement, incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003.
4.7	Specimen common stock Certificate of the Registrant.
5.1†	Opinion of Clifford Chance US LLP as to legality of our common stock.
10.1
Agreement of Merger, dated as of February 7, 2003, by and among Scientio, Inc., International Integrated Incorporated, SC Merger, Ltd., certain members of International Integrated Incorporated and certain stockholders of Scientio, Inc., incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.
10.2*
Securities Purchase Agreement, dated as of March 18, 2003, by and among the Registrant, Graeco2, Limited and AAB Corporation, incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.
10.3*	Asset Purchase Agreement, dated as of April 25, 2002, incorporated by reference to Exhibit 10.2 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.

10.4	MediCor Ltd. 1999 Amended and Restated stock Compensation Program, incorporated by reference to Exhibit 10.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.5	Lease Agreement between the Registrant and Skyview Business Park, LLC, incorporated by reference to Exhibit 10.4 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.6
Lease Agreement Addendum between the Registrant and Skyview Business Park, LLC, incorporated by reference to Exhibit 10.5 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.7
Employment Agreement dated June 2, 2003 between the Registrant and Thomas R. Moyes, incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.8
Option Agreement dated July 18, 2003 between the Registrant and Thomas R. Moyes, incorporated by reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.9	Form of Consultant Warrant, incorporated by reference to Exhibit 10.8 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.10	Form of Employee stock Option, incorporated by reference to Exhibit 10.9 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.11*
Amendment No. 1 to Asset Purchase Agreement, dated as of November 20, 2002, incorporated by reference to Exhibit 10.10 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.12
Employment Agreement dated October 1, 2003 between the Registrant and Jim J. McGhan, incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.13
Option Agreement dated October 27, 2003 between the Registrant and Jim J. McGhan, incorporated by reference to Exhibit 10.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.14
Employment Agreement dated September 1, 2003 between the Registrant and Theodore R. Maloney, incorporated by reference to Exhibit 10.3 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.15
Option Agreement dated September 2, 2003 between the Registrant and Theodore R. Maloney, incorporated by reference to Exhibit 10.4 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.16
Amendment No. 2 to Asset Purchase Agreement, dated as of October 16, 2003, incorporated by reference to Exhibit 10.5 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.17*	Form of Amended Distribution Agreement, incorporated by Reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.
10.18*	Form of Promissory Note, incorporated by Reference to Exhibit 10.2 of the Registrant's Quarterly Report on From 10-QSB for the Quarter ended March 31, 2004.

10.20*
Agreement for the Sale and Purchase of the Shares of Laboratoires Eurosilicone S.A dated May 17, 2004, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
10.21*
Stock Purchase Agreement between MediCor Latin America, International Integrated Management, Inc. Carlos Francisco Lazo de la Vega Jasso and Héctor Jesús Chuliá de la Torre dated August 27, 2004, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
10.22	Dry Lease Agreement between MediCor and Global Aviation, LLC, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
10.23*	Loan Agreement with BNP Paribas dated September 10, 2004, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
21	Subsidiaries of the Registrant, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
23.1	Consent of Greenberg & Company CPAs LLC, filed herewith.
23.2	Consent of FCN—Société Française de Révision, filed herewith.
23.3	Consent of Clifford Chance US LLP (included in exhibit 5.1).
24.1	Power of Attorney (included in signature page).

*
Certain portions of this Exhibit, for which confidential treatment has been requested, have been redacted and filed separately with the Securities and Exchange Commission.

†
To be filed by amendment.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index To Financial Statements
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MEDICOR LTD. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2004 (EXPRESSED IN UNITED STATES DOLLARS)
MEDICOR LTD. UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS AS OF JUNE 30, 2004 (EXPRESSED IN UNITED STATES DOLLARS)
MEDICOR LTD AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MediCor Ltd. Consolidated Balance Sheet
MediCor Ltd. Consolidated Statements of Operations For the Periods Ended as Noted
MediCor Ltd. Consolidated Statement of Stockholders' Equity For the Periods Ended as Noted
MediCor Ltd. Consolidated Statements of Cash Flows For the Periods Ended as Noted
MEDICOR LTD. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 30, 2004
MediCor, Ltd. Consolidated Balance Sheet September 30, 2004 (Unaudited)
MediCor, Ltd. Consolidated Statements of Operations Three Months Ended September 30, 2004 and 2003 (Unaudited)
MEDICOR, LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)
MEDICOR LTD. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS September 30, 2004 (Unaudited)
LABORATOIRES EUROSILICONE S.A BALANCE SHEET DECEMBER 31, 2003 AND 2002 (EXPRESSED IN EURO'S)
LABORATOIRES EUROSILICONE S.A STATEMENTS OF OPERATIONS DECEMBER 31, 2003 AND 2002 (EXPRESSED IN EURO'S)
LABORATOIRES EUROSILICONE S.A STATEMENT OF CASH FLOWS (EXPRESSED IN EURO'S)
LABORATOIRES EUROSILICONE S.A NOTES TO FINANCIAL STATEMENTS (EXPRESSED IN EURO'S)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX